As filed with the Securities and Exchange Commission on June 11, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

form s-1
registration statement
UNDER
THE SECURITIES ACT OF 1933

___________________________

Paltalk, Inc.
(Exact name of registrant as specified in its charter)
___________________________

Delaware	7389	20-3191847
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30 Jericho Executive Plaza, Suite 400E
Jericho, NY 11753
(212) 967-5120
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________________

Jason Katz
Chief Executive Officer
Paltalk, Inc.
30 Jericho Executive Plaza, Suite 400E
Jericho, NY 11753
(212) 967-5120

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________

Copies to:

Greg R. Samuel, Esq. Michael C. Haden, Esq. Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 (214) 651-5000	Brett Hanson, Esq. Emily Humbert, Esq. Fox Rothschild LLP Two22 Building, Suite 2000 222 S. Ninth St. Minneapolis, Minnesota 55402 (612) 607-7000

___________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(4)
Shares of common stock, par value $0.001 per share	$4,000,000(3)	$436.40

____________

(1)      Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)      Includes the price of additional shares of common stock that the underwriters have the option to purchase. See “Underwriting.”

(3)      Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)      Pursuant to Rule 457(p) under the Securities Act, the filing fee currently due will be entirely offset by a portion of the total filing fee previously paid by the registrant (then known as PeerStream, Inc.) in the amount of $2,174.33 in connection with the registrant’s filing of the Registration Statement on Form S-1 (File No. 333-226003) initially filed on June 29, 2018 and the amendments thereto, which was subsequently withdrawn on December 26, 2018.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2021

PRELIMINARY PROSPECTUS

Paltalk, Inc.

          Shares of Common Stock

________________________________

We are offering         shares of our common stock, par value $0.001 per share. Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PALT,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Our common stock is currently listed on the OTCQB Marketplace (the “OTCQB”) under the symbol “PALT.”

On June 8, 2021, the last reported sale price of our common stock on the OTCQB was $2.72 per share. We have assumed a public offering price of $       per share. The actual public offering price per share will be determined between us and the underwriter at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 12 of this prospectus and the risk factors in the documents incorporated by reference in this prospectus for information you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Price to the public(1)	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

____________

(1)      See “Underwriting” for a description of the compensation payable to the underwriter.

We engaged Maxim Group LLC (“Maxim”) as our lead managing underwriter and sole book running manager in connection with this offering on a “firm commitment” basis. The underwriter is obligated to take and pay for all the shares of common stock offered by this prospectus if the underwritten offer is consummated. We have granted the underwriter a 45-day option to purchase up to an additional           shares of common stock from us at the public offering price, to cover over-allotments, if any (such shares not to exceed, in the aggregate, 15% of the shares offered hereby).

Delivery of the securities offered hereby will be made on or about             , 2021.

MAXIM GROUP LLC

Prospectus dated               , 2021

You should rely only on the information contained, or incorporated by reference, in this prospectus or in any free writing prospectus that we authorize to be delivered to you. We and the underwriter have not authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus or in any free writing prospectuses we have prepared. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The underwriter is offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained, or incorporated by reference, in this prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: The underwriter is offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, financial data included, or incorporated by reference, in this prospectus reflects the business and operations of Paltalk, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, all references herein to “Paltalk, Inc.,” the “Company,” “we,” “our” or “us” refer to Paltalk, Inc. and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus from our filings with the Securities and Exchange Commission (the “SEC”) listed in the section of the prospectus entitled “Incorporation by Reference” and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus, any free writing prospectus prepared by us or on our behalf and the information incorporated by reference in this prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in and incorporated by reference in this prospectus and the financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, which are included in this prospectus, before you decide to invest in shares of our common stock. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Special Note Regarding Forward-Looking Statements.”

Our Company

We are a leading communications software innovator that powers multimedia social applications. Our product portfolio includes Paltalk and Camfrog, which together host one of the world’s largest collections of video-based communities. Our other products include Tinychat and Vumber. We have an over 20-year history of technology innovation and hold 18 patents.

Our Services and Products

We operate a leading network of consumer applications that we believe create a unique social media enterprise where users can meet, see, chat, broadcast and message in real time in a secure environment with others in our network. Our consumer applications generate revenue principally from subscription fees and advertising arrangements.

We believe that the scale of our subscriber base presents a competitive advantage in the video social networking industry and provides growth opportunities to advance existing products with up-sell opportunities and build future brands with cross-sell offers. We also believe that our proprietary consumer app technology platform can scalably support large communities of users in activities such as video, voice and text chat and provide robust user monetization tools.

Our continued growth depends on attracting new consumer application users through the introduction of new applications, features and partnerships and further penetration of our existing markets. Our principal growth strategy is to invest in the development of proprietary software, expand our sales and marketing efforts with respect to such software, and increase our consumer application user base through potential platform partnerships and new and existing advertising campaigns that we run through internet and mobile advertising networks, all while balancing the capital needs of the business.

Our strategy is to approach these opportunities in a measured way, being mindful of the Company’s resources and evaluating factors such as potential revenue, time to market and amount of capital needed to invest in the opportunity.

Consumer Applications

We operate a leading network of consumer applications that create a unique social media enterprise where users can meet, see, chat, broadcast and message in real time in a secure environment with others in our network. The proprietary technology underlying our products allows us to operate thousands of simultaneous streams, including on mobile platforms, which support interactions on a one-on-one, one-to-many and many-to-many basis. Furthermore, our technology is supported by a portfolio of 18 issued patents.

Live Video Chat.    We have three existing products in the video chat space: Paltalk, Camfrog and Tinychat. Our major revenue-generating live video chat products are Paltalk and Camfrog. Each product enables individuals to self-organize around topics and users with common affinities. Tinychat enables adaptations of our video technology for alternative uses and opportunities in the future.

Paltalk and Camfrog are both leading providers of live video social networking applications available on Windows, Mac OS, iOS, Android and other tablet devices. Together, these products power one of the world’s largest global collections of video-based communities, with proprietary technology to host thousands of simultaneous live group conversations on topics such as politics, financial markets, music and dating. Our proprietary client server technology helps maintain high quality video and audio, even as many users simultaneously watch a particular broadcaster. Paltalk and Camfrog both attract a demographically and geographically diverse user base, with users in over 180 different countries. Paltalk users are approximately one-third domestic and two-thirds international, and Camfrog users have an even larger international presence, with a particular concentration in Southeast Asia.

Telecommunications.    We own and operate a small telecommunications services provider called Vumber that enables users to have multiple phone numbers in any area code through which calls can be forwarded to a user’s existing cell phone or land line telephone number. Vumber serves both the retail and small business community. Vumber not only allows individuals to communicate while protecting privacy, but also gives business professionals the ability to add a new business line with any chosen area code to their cell phones. Vumber provides an in-depth data analytics platform that can track, record and analyze calls to gain new insights into one’s business.

Product Payment Options.    Our users have a variety of methods by which to purchase product subscriptions across all of our platforms. Users can pay by credit card, PayPal, Western Union, check, local e-wallet providers, or complete an in-app purchase through the Apple App Store or Google Play Store for Android users.

Apple Inc. (“Apple”) generally retains up to 30% of the revenue, subject to certain limitations, that is generated from sales on our iPhone applications through in-app purchases in the United States. Alphabet, Inc. (“Google”) also retains 30% of the revenue that is generated from sales on Android applications via Google wallet through in-app purchases in the United States.

All of our credit card transactions are processed through various payment providers. Video chat users in certain international territories also have an option to purchase through local resellers. Local resellers prepay in bulk for services and debit the prepaid balance as one-time subscriptions and virtual currency are sold to end users. Regardless of which payment method is utilized, users may access our products through any of the gateways we offer.

Technology Services

Secured Communications.    In the first quarter of 2018, we began developing and licensing a suite of secure communications software. On March 21, 2018, we entered into a technology services agreement with ProximaX Limited (“ProximaX”) whereby we agreed to provide certain development and related services to ProximaX to facilitate the implementation of our PeerStream Protocol into their proprietary blockchain protocol. During the final stages of delivery of the second project milestone set forth in the agreement, ProximaX informed us that capital constraints made it unable to pay us. Accordingly, we entered into an agreement with ProximaX, effective June 24, 2019, to terminate the technology services agreement and provide for payment terms for the remaining amounts due under the technology services agreement.

On July 23, 2020, we sold substantially all of the assets related to our secure communications business (the “Secured Communications Assets”) to SecureCo, LLC (the “Buyer” and such sale of the Secured Communications Assets, the “Asset Sale”). The Secured Communications Assets included communication solutions and operations capabilities for secure messaging and data applications, and software and middleware for enterprise and government client targets. We do not expect to continue to pursue secure communications products or technology implementation services as part of our overall business strategy.

Technology Partnerships.    During the second and third quarters of 2020, we recorded technology service revenue in connection with our agreement to serve as a launch partner with YouNow, Inc. (“YouNow”) and to integrate YouNow’s props infrastructure (the “Props platform”) into our Camfrog and Paltalk applications (as amended, the “YouNow Agreement”). Pursuant to the terms of the YouNow Agreement, YouNow agreed to pay us, in exchange for our services, an aggregate of 10.5 million cryptographic props tokens (“Props tokens”) upon the achievement of certain milestones as follows: (i) 3.0 million Props tokens upon execution of the YouNow Agreement, (ii) 4.0 million Props tokens upon the integration of the Props platform in our Camfrog application and (iii) 3.5 million Props tokens due upon the integration of the Props platform in our Paltalk application.

In addition, as part of the YouNow Agreement, we received 1.1 million Props tokens for a validator service and 13.5 million Props tokens under YouNow’s loyalty Props platform that was implemented on our Paltalk and Camfrog applications. The loyalty platform is used to drive engagement and empower users financially by providing users with the ability to earn Props tokens while using the Paltalk and Camfrog applications. The number of Props tokens earned by users for the year ended December 31, 2020 was 3.6 million which is recorded under digital tokens payable in the consolidated balance sheets, and the net revenue earned is recorded under technology service revenue in the consolidated statements of operations.

Company Business Strategy

User Growth Through Marketing Efforts

Our continued growth depends on attracting new consumer application users through the introduction of new applications, features and partnerships and further penetration of our existing markets. Our principal growth strategy is to invest in the development of proprietary software, expand our sales and marketing efforts with respect to such software, and increase our consumer application user base through potential platform partnerships and new and existing advertising campaigns that we run through internet and mobile advertising networks, all while balancing the capital needs of the business.

Our strategy is to approach these opportunities in a measured way, being mindful of our resources and evaluating factors such as potential revenue, time to market and amount of capital needed to invest in the opportunity.

Enhance Existing Live Video Chat Applications

We plan to enhance our existing live video chat applications, which we anticipate will include several initiatives intended to improve usage and revenue potential. We plan to add incentives for loyal or valuable users to enhance retention and overall user activity in the products. We also intend to improve our product and marketing capabilities on mobile, to enhance monetization and our ability to acquire new users on mobile platforms. In addition, we expect to increase the quality and quantity of live streaming entertainment content and broaden the distribution across our user base. Finally, we plan to continue integrating certain technical functions of Paltalk and Camfrog, which will reduce operating costs and speed time-to-market of future enhancements.

Private Rooms and Online Games

During the fourth quarter of 2020, we launched beta versions of real time voice and video card and board games on our Paltalk video-based communities. The new offerings include certain games, including poker, blackjack, gin rummy, bridge, and chess. We expect to launch additional games in 2021, including backgammon and others. The technology for our new games has been internally developed and provides an immersive experience that is almost like playing in person, as each player sees real time video and hears real time voices of every other player.

In addition, on January 12, 2021, we launched a private room functionality on our Paltalk platform in beta version. In private rooms, users are able to set up their own unique URL private room that can be used again and again. Users are able to invite up to twelve friends to video chat for unlimited use, unlike other similar offerings which have a 40-minute time out for free users. Private rooms are currently available on our desktop application and Android platforms, and we plan to make private rooms available on the iOS platform during either the second quarter or early in the third quarter of 2021. We are optimistic that our users will take advantage of this new feature due to its audio and video fidelity and expect that as the feature gains popularity, these users will utilize other paid services offered by us.

Defend our Intellectual Property

We have a portfolio of 18 issued patents. We have successfully defended certain of our intellectual property in the past and have generated tens of millions of dollars in licensing fees for the use of our patents. We intend to continue defending our intellectual property rights.

Marketing Strategy

We invest in advertising and marketing primarily for the purpose of acquiring users for our consumer applications. We adapt our marketing expenditures and channels as we gather the data to analyze the success of our campaigns. We primarily advertise through internet and mobile advertising networks and run hundreds of campaigns at any given time, targeting various audiences of users, and focusing on campaigns that we believe will produce a positive return over the lifetime of new users. We also generate new sign-ups organically, as people find our sites and applications through brand recognition and word of mouth, search engines and product review websites.

Competition and Our Industry

Competition in our industry remains fierce. The market for consumer applications is extremely dynamic and is undergoing constant change. We believe this environment creates significant opportunities for us as well as our direct and indirect competitors. Our principal competitors are BIGO Live, Cisco Webex, Facebook Live, Google Meet, Houseparty, Instagram Live, Live.ly, Live.me, Microsoft Teams, Skype, Twitch, YouNow, YouTube Live and Zoom.

Many of our competitors have substantially greater financial, managerial, technological and other resources than we do. In addition, there are relatively few barriers to entry into the consumer applications industry, and, as a result, any organization that has adequate financial resources and access to technical expertise and skilled personnel may become one of our competitors.

In order to compete effectively, we seek to offer software, services and applications that are differentiated from existing products, superior in quality and more appealing than those of our competitors. We believe that our applications compete favorably against those offered by our competitors due to their ability to scale, their cost-efficiency and their innovative technology. We also believe that we have the tools and expertise to attract new users through Facebook, Inc. (“Facebook”) and other sources at a lower cost per subscriber than certain of our traditional competitors.

Although we believe we have the capability to compete effectively in the consumer applications industry, our competitors may offer products, services and applications that we do not provide, and that may have more desirable features or may be offered at lower prices, and they may be able to devote greater resources to the development, promotion, sale and support of their products. In addition, many of our competitors have more extensive customer bases and broader customer relationships than we have, including relationships with our potential customers.

Recent Developments

Update on COVID-19

The World Health Organization declared COVID-19 a pandemic on March 11, 2020. The global spread of the COVID-19 pandemic and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. COVID-19 continues to have an unpredictable and unprecedented impact on the U.S. economy as federal, state and local governments react to this public health crisis with travel restrictions and potential quarantines. Although our core multimedia social applications have been able to support the increased demand we have experienced, the extent of the future impact of the COVID-19 pandemic on our business is highly uncertain and difficult to predict. Adverse economic and market conditions as a result of COVID-19 could also affect the demand for our applications and the ability of our users to satisfy their obligations to us. If the pandemic continues to cause significant negative impacts to economic conditions, our results of operations, financial condition and liquidity could be materially and adversely impacted.

On April 13, 2020, to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic, we applied for a loan under the Small Business Administration (“SBA”) Paycheck Protection Program under the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and on May 3, 2020, we entered into a promissory note with an aggregate principal amount of $506,500 (the “Note”) in favor of Citibank, N.A., as lender (the “Lender”). On January 13, 2021, the Note was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act. We do not expect to incur additional indebtedness under the CARES Act.

We continue to serve as a form of safe and entertaining communication during this global pandemic and in order to help those affected in hardest hit countries will continue to offer some of its group video conferencing services free of charge to select countries.

Sale of Secured Communications Assets

On February 24, 2020, we entered into an Asset Purchase Agreement, which was subsequently amended and restated on May 29, 2020 (the “Amended and Restated Agreement”) with SecureCo, LLC (the “Buyer”), pursuant to which we agreed to sell substantially all of the assets related to its secure communications business (the “Secured Communications Assets”) to the Buyer (the “Asset Sale”). The Secured Communications Assets included communication solutions and operations capabilities for secure messaging and data applications, and software and middleware for enterprise and government client targets.

On July 23, 2020, we completed the Asset Sale for a cash purchase price of $250,000, $150,000 of which was paid at closing and $100,000 of which is payable in four equal installments over the fifteen-month period following the closing of the Asset Sale. The Amended and Restated Agreement also provides for a revenue sharing arrangement, pursuant to which we are entitled to receive quarterly royalty payments ranging from 5% to 10% of certain revenues received by the Buyer, with the aggregate amount of such royalty payments not to exceed $500,000. On January 25, 2021, we received the first installment payment of $25,000 and we received the second installment payment of $25,000 on April 28, 2021. We do not expect to continue to pursue secure communications products or technology implementation services as part of our overall business strategy.

Discontinued Operations

In January 2019, we sold substantially all of the assets related to our dating service business under the domain names FirstMet, 50more and The Grade (collectively, the “Dating Services Business”). As a result, during the first quarter of 2019, we began to separately report the results of the Dating Services Business as a discontinued operation in our consolidated statements of operations and present the related assets and liabilities as held for sale in our consolidated balance sheets. These changes have been applied for all periods presented. Unless otherwise noted, amounts and percentages for all periods discussed below reflect the results of operations and financial condition from our continuing operations.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and, accordingly, have elected to take advance of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Approval of Listing on The Nasdaq Capital Market

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PALT,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering.

Risk Factor Summary

Below is a summary of our risk factors. The risks below are those that we believe are the material risks that we currently face, but are not the only risks facing us and our business. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. See “Risk Factors” beginning on page 12 and the other information included elsewhere or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

•        The success of our consumer applications is principally dependent on our active subscribers and our engagement with our user base.

•        We operate in an intensely competitive industry and any failure to attract new users could diminish or suspend our development and possibly cease our operations.

•        The online live video industry is characterized by rapid technological change and the development of enhancements and new applications, and if we fail to keep pace with technological developments or launch new applications, our business may be adversely affected.

•        The COVID-19 pandemic may adversely affect our revenues, results of operations and financial condition.

•        While the COVID-19 pandemic likely contributed to an increase in our subscription revenue for the fiscal year ended December 31, 2020 as compared to the fiscal year ended December 31, 2019, we may not be able to sustain our subscription revenue growth rate in the future.

•        Our mobile applications are substantially dependent on interaction with mobile platforms and operating systems that we do not control.

•        Our business depends on developing, establishing and maintaining strong brands. If we are unable to maintain and enhance our brands, we may be unable to expand or retain our user and paying subscriber bases.

•        If our goodwill or other intangible assets become impaired, we may be required to record a significant charge to earnings, which could seriously harm our operating results.

•        Our future success is dependent, in part, on the performance and continued service of our executive officers. Without their continued service, we may be forced to interrupt or eventually cease our operations.

•        Our subscription metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and our business.

•        Because we recognize revenue from subscriptions over the term of the subscription, the full impact of downturns or upturns in subscription sales may not be immediately reflected in our results of operations or financial condition.

•        We plan to continue expanding our operations internationally and may be subject to increased business and economic risks that could seriously harm our business.

•        A portion of our revenue is dependent on third-party resellers, the efforts of which we do not control.

•        Foreign governments restricting access to our applications could materially adversely impact our business.

•        Our mobile applications rely on high-bandwidth data capabilities, which are subject to hardware, networks, regulations and standards that we do not control.

•        Our business depends in large part upon the availability of cost-effective advertising space through a variety of media and keeping pace with trends in consumer behavior.

•        Interruption, maintenance or failure of our programming code, servers or technological infrastructure could hurt our ability to effectively provide our applications, which could damage our reputation and harm our results of operations.

•        Security breaches, computer viruses and cybersecurity incidents could harm our business, results of operations or financial condition.

•        We have faced, and we expect that we will continue to face, chargeback liability when our credit card providers resolve chargebacks in favor of their customers. We cannot accurately anticipate the extent of these liabilities, and if not properly addressed, these liabilities could increase our operating expenses or preclude us from accepting certain credit cards as a method of payment, either of which would materially adversely affect our results of operations and financial condition.

•        We face certain risks related to the physical and emotional safety of users and third parties.

•        We may need additional capital to execute our business plan. If we do not obtain additional financing, it could have a material adverse effect on our business, results of operations or financial condition.

•        Currently, there are a limited number of regulated trading markets for cryptocurrency tokens, and therefore our ability to sell such tokens may be limited.

•        Our tokens and other cryptocurrencies that we hold may be subject to loss, theft or restriction on access.

•        Because there has been limited precedent set for financial accounting of cryptocurrencies and other digital assets, the determination that we have made for how to account for our tokens and any other digital assets we may acquire may be subject to change.

•        We may be liable as a result of information retrieved from or transmitted over the internet.

•        Changes in laws or regulations, including laws and regulations that impact the use of the internet, such as internet neutrality laws, or laws that relate to content provided over the internet or monitoring such content, could adversely affect our business, results of operations or financial condition.

•        If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

•        If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages or royalties and prevent us from offering our applications.

•        Our common stock is usually thinly traded, stockholders may be unable to sell at or near ask prices or at all and the price of our common stock may be volatile.

•        The ownership of our common stock is significantly concentrated in a small number of investors, some of whom are affiliated with our Board of Directors and management, which could prevent stockholders from having input on the course of our operations or otherwise lead to actual or potential conflicts of interest.

•        If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Corporate Information

We were incorporated under the laws of the State of Delaware in 2005. Our principal executive office is located at 30 Jericho Executive Plaza Suite 400E, Jericho, NY 11753 and our telephone number is (212) 967-5120. Our website is www.paltalk.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus.

THE OFFERING

Common stock offered by us	shares.
Common stock outstanding	shares (as of March 31, 2021).
Common stock outstanding after this offering	shares (based on outstanding shares as of March 31, 2021).
Use of proceeds

We intend to use the net proceeds of this offering for (i) development costs related to new and existing applications, (ii) advertising and marketing initiatives to further grow our applications and services and (iii) any remainder for general corporate purposes and working capital. See “Use of Proceeds.”

Dividend policy

We do not currently, and have no current plans to, pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders and such other factors as our Board of Directors may deem relevant.

Risk factors

See “Risk Factors” beginning on page 12 and the other information included elsewhere or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed Nasdaq Capital Market Symbol

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PALT,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Our common stock is currently listed on the OTCQB under the symbol “PALT.” There can be no assurance that this offering will be completed, or as to the terms of this offering.

In this prospectus, unless otherwise indicated, the number of shares of common stock is based on 6,906,454 outstanding shares of common stock as of March 31, 2021, and the number of shares of common stock outstanding and the other information based thereon:

•        excludes 588,407 shares of our common stock that are issuable upon the exercise of stock options awarded under our 2016 Long-Term Incentive Plan (the “2016 Plan”) and the Amended and Restated 2011 Long-Term Incentive Plan that were outstanding as of March 31, 2021; and

•        excludes 887,628 shares of our common stock reserved for future issuance under the 2016 Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data for the periods presented below. The summary consolidated financial data as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 have been derived from our audited consolidated financial statements included herein. The summary unaudited condensed consolidated financial data as of March 31, 2021 and the three-month periods ended March 31, 2021 and 2020 has been derived from our unaudited condensed consolidated financial statements included herein.

Our historical results are not necessarily indicative of the results of operations for future periods. You should read the following summary consolidated financial data in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as our latest Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, incorporated by reference herein. See “Where You Can Find More Information.”

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
Income Statement Data:
Total revenue	$12,832,672	$15,283,617	$3,372,002	$2,720,742
Costs and expenses:
Cost of revenue	2,573,083	3,174,453	646,715	622,724
Sales and marketing	825,069	1,056,967	257,451	191,670
Product development	5,025,482	6,563,449	1,297,264	1,250,696
General and administrative	3,166,343	6,343,859	761,710	1,019,254
Impairment loss on goodwill	—	6,760,222	—	—
Total costs and expenses	11,589,977	23,898,950	2,963,140	3,084,344
Income (loss) from continued operations	1,242,695	(8,615,333)	408,862	(363,602)
Interest income, net	7,119	156,423	2,467	12,187
Gain on extinguishment of term debt	—	—	506,500	—
Gain from sale of Secured Communications Assets	250,000	—	—	—
Other expense	(128,165)	—	—	(84,569)
Impairment loss on digital tokens	—	(625,368)	—	—
Income (loss) from continuing operations before provision for income taxes	1,371,649	(9,084,278)	917,829	(435,884)
Income tax benefit (expense)	(387)	141,593	(1,100)	(2,500)
Net income (loss) from continuing operations	$1,371,262	$(8,942,685)	$916,729	$(438,384)
Net income from discontinued operations	—	562,625	—	—
Net income (loss)	$1,371,262	$(8,380,060)	$916,729	$(438,384)
Other Financial Data:
Adjusted EBITDA(1)	$1,955,854	$135,422	$535,177	$(121,452)
Subscription bookings(2)	$12,195,725	$11,766,709	3,104,438	$2,585,264
Active subscribers (as of period end)(3)	103,700	103,800 (4)	104,400	106,400
Balance Sheet Data (at end of period):
Cash and cash equivalents	$5,585,420	$3,427,058	$5,681,475	$5,585,420
Total assets	13,588,820	12,219,532	13,722,853	13,588,820
Total stockholders’ equity	9,835,010	8,185,895	10,783,107	7,829,477

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
Cash Flow Data:
Net cash provided by (used in) operating activities	$1,435,300	$(4,465,363)	$96,055	$16,892
Net cash provided by investing activities	225,406	1,339,060	—	—
Net cash provided by (used in) financing activities	497,656	(2,015)	—	(7,240)

____________

(1)      Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as net income (loss) adjusted to exclude net loss from discontinued operations, interest income, net, other income, net, net loss from discontinued operations, gain on sale of the Dating Services Business, income tax expense from continuing operations, gain on office lease termination, impairment loss on goodwill, gain from sale of Secured Communication Assets, gain on the extinguishment of term debt, provision for income taxes, depreciation and amortization expense, loss on disposal of property and equipment, other expense, impairment loss on digital tokens and stock-based compensation expense.

          We present Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to develop short- and long-term operational plans and to allocate resources to expand our business. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the cash operating income generated by our business. We believe that Adjusted EBITDA is useful to investors and others to understand and evaluate our operating results, and it allows for a more meaningful comparison between our performance and that of competitors.

(2)      Subscription bookings is a financial measure representing the aggregate dollar value of subscription fees and micro-transactions received during the period. We calculate subscription bookings as subscription revenue recognized during the period plus the change in deferred subscription revenue recognized during the period. Deferred subscription revenue is recognized ratably over the length of the subscription term. Our management uses subscription bookings internally in analyzing our financial results to assess operational performance and to assess the effectiveness of, and plan future, user acquisition campaigns. We believe that this financial measure is useful in evaluating the performance of our consumer applications because we believe, as compared to subscription revenue, it is a better indicator of the subscription activity in a given period. We believe that both management and investors benefit from referring to subscription bookings in assessing our performance and when planning, forecasting and analyzing future periods.

          While the factors that affect subscription bookings and subscription revenue are generally the same, certain factors may affect subscription revenue more or less than such factors affect subscription bookings in any period. While we believe that subscription bookings is useful in evaluating the performance of our consumer applications, it should be considered as supplemental in nature and it is not meant to be a substitute for subscription revenue recognized in accordance with GAAP.

(3)      Active subscribers means users of our consumer applications that have prepaid a fee, redeemed credits or received an upgrade from another user as a gift for current unlocked application features such as enhanced voice and video access, elevated status in the community or unrestricted communication on our applications and whose subscription period has not yet expired. The metrics for active subscribers are based on internally-derived metrics across all platforms through which our applications are accessed. We assess the performance of our consumer applications by measuring active subscribers because we believe that this metric is the most reliable way to understand user engagement on our platform and estimate the future operational performance of our applications. We also believe that measuring active subscribers helps management estimate future subscription revenue. Because active subscribers generate the majority of our subscription revenue, as the number of active subscribers to our consumer applications increases, the amount of subscription revenue generated from our consumer applications also increases.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this performance measure in isolation from or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•        Adjusted EBITDA does not reflect cash capital expenditures for assets underlying depreciation and amortization expense that may need to be replaced or for new capital expenditures;

•        Adjusted EBITDA does not reflect net loss from discontinued operations;

•        Adjusted EBITDA does not reflect interest income, net;

•        Adjusted EBITDA does not reflect other expense, net;

•        Adjusted EBITDA does not reflect gain on sale of the Dating Services Business;

•        Adjusted EBITDA does not reflect income tax expense from continuing operations;

•        Adjusted EBITDA does not reflect gain on office lease termination;

•        Adjusted EBITDA does not reflect impairment loss on goodwill;

•        Adjusted EBITDA does not reflect gain from sale of Secured Communication Assets;

•        Adjusted EBITDA does not loss on disposal of property and equipment;

•        Adjusted EBITDA does not reflect our working capital requirements;

•        Adjusted EBITDA does not reflect the impairment loss on digital tokens;

•        Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation;

•        Adjusted EBITDA does not reflect gain on the extinguishment of term debt and the provision for income taxes; and

•        other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
Reconciliation of Net loss to Adjusted EBITDA:
Net income (loss)	$1,371,262	$(8,380,060)	$916,729	$(438,384)
Interest income, net	(7,119)	(156,423)	(2,467)	(12,187)
Other expense, net	128,165	—	—	84,469
Net loss from discontinued operations	—	104,880	—	—
Gain on sale of the Dating Services Business	—	(826,770)	—	—
Income tax expense for continuing operations	387	17,672	—	—
Gain on office lease termination	(141,001)	—	—	—
Impairment loss on goodwill	—	6,760,222	—	—
Gain from sale of Secured Communication Assets	(250,000)	—	—	—
Gain on the extinguishment of term debt	—	—	(506,500)	—
Provision for income taxes	—	—	1,100	2,500
Depreciation and amortization expense	571,725	605,415	94,947	152,944
Loss on disposal of property and equipment	39,238	—	—	—
Impairment loss on digital tokens	—	625,368	—	—
Stock-based compensation expense	243,197	1,385,118	31,368	89,206
Adjusted EBITDA	$1,955,854	$135,422	$535,177	$(121,452)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision to invest in our common stock. Our business, operating results or financial condition could be adversely affected by any of these risks. The risks described below are not the only ones we face. The occurrence of any of the following risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. The trading price of our common stock could also decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our common stock, you should also refer to the other information included or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

The success of our consumer applications is principally dependent on our active subscribers and our engagement with our user base.

As of March 31, 2021, our applications supported an active subscriber base of approximately 104,400 active subscribers worldwide.

However, compared to the total number of users in any given period, only a small portion of our users are active subscribers or purchasers of virtual currency. We primarily generate revenue through the sale of subscriptions and virtual currency to this small portion of users and secondarily generate revenue through paid advertisements. Accordingly, the success of our consumer applications is substantially dependent on our ability to convert our users into active subscribers and to sell our users virtual currency.

Users discontinue the use of our applications in the ordinary course of business, and to sustain our revenue levels, we must attract, retain and increase the number of users or more effectively monetize our existing users. Falling user retention, growth or engagement could also make our applications less attractive to advertisers, which could harm our business.

There are a number of factors that could negatively impact user retention, growth and engagement, including, among other things:

•        users may adopt competing products instead of ours;

•        we may fail to introduce new products and services or improve upon our existing applications, or those new products and services or improvements we introduce may be poorly received;

•        our products may fail to operate effectively on mobile or other platforms;

•        we may be unable to combat spam or other hostile or inappropriate usage on our products or free speech;

•        there may be adverse changes in user sentiment about the quality or usefulness of our existing products;

•        there may be concerns about the privacy implications, safety or security of our products;

•        technical or other problems may frustrate the experience of our users, particularly if those problems prevent us from delivering our products in a fast and reliable manner;

•        we may fail to provide adequate service to our users;

•        we or other companies in our industry may be the subject of adverse media reports or other negative publicity;

•        we may not maintain our brand image or our reputation may be damaged; and

•        we may be subject to denial of service or other attacks from hackers that result in service downtime.

To retain existing users, and particularly those users who are paying subscribers, we must devote significant resources so that our applications retain their interest. If we fail to grow or sustain the number of our users, or if the rates at which we attract and retain existing users declines or the rate at which users become paying subscribers declines, it could have a material adverse effect on our business, results of operations or financial condition.

We operate in an intensely competitive industry and any failure to attract new users could diminish or suspend our development and possibly cease our operations.

The industry in which we compete is highly competitive and has few barriers to entry. If we are unable to efficiently and effectively attract new users as a result of intense competition or a saturated market, we may not be able to continue the provision, development and enhancement of our consumer applications or become profitable on a consistent basis in the future. Important factors affecting our ability to successfully compete include:

•        the usefulness, novelty, performance and reliability of our consumer applications compared to our competitors;

•        the timing and market acceptance of consumer applications, including developments and enhancements of our competitors’ consumer applications;

•        our ability to effectively monetize our consumer applications and the availability of free or cheaper alternatives from our competitors;

•        our ability to hire and retain talented employees, including technical employees, executives, and marketing experts;

•        the success of our customer service and support efforts;

•        our reputation and brand strength compared to our competitors;

•        competition for acquiring users that could result in increased user acquisition costs;

•        reliance upon the platforms through which our consumer applications are accessed and the platform owner’s ability to control our activities on such platforms;

•        the effectiveness of the marketing and advertisement of our services and consumer applications;

•        our ability to maintain advertisers’ interest in advertising through our consumer applications;

•        our ability to innovate in the ever-changing consumer applications industry in which we operate;

•        changes as a result of new legislation or regulation within the consumer applications industry; and

•        acquisitions or consolidations within the consumer applications industry.

Many of our current and potential competitors offer similar services, have longer operating histories, significantly greater capital, financial, technical, marketing and other resources and larger user or subscriber bases than we do. These factors may allow our competitors to more quickly respond to new or emerging technologies and changes in client or consumer preferences. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing strategies that may allow them to build larger user bases consisting of greater numbers of clients or paying users. Our competitors may develop applications and software that are equal or superior to our applications and software or that achieve greater market or industry acceptance. It is possible that a new application developed or offered by one of our competitors could gain rapid scale at the expense of existing brands through harnessing a new technology or distribution channel, creating a new approach to servicing clients or connecting people.

Certain entities that we do not directly compete with but that have large or dominant positions in one or more markets could use those positions to gain a competitive advantage against us by integrating competing video chat or social media platforms into products they control, such as search engines, web browsers or mobile device operating systems.

Costs for consumers to switch between products in the video chat industry are generally low, and consumers have a propensity to try new products to connect with new people. As a result, new entrants and business models are likely to continue to emerge in our industry. These activities could attract users and subscribers away from our applications and reduce our market share.

If we are unable to effectively compete, we may fail to obtain new clients for our products or our users may discontinue the use of our products and we may lose active subscribers, either of which would have a material adverse effect on our business, results of operations and financial condition.

The online live video industry is characterized by rapid technological change and the development of enhancements and new applications, and if we fail to keep pace with technological developments or launch new applications, our business may be adversely affected.

The online live video industry is characterized by rapid change, and our future success is dependent upon our ability to adopt and innovate. To attract new users and increase revenues from existing users, we need to enhance, add new features to and improve our existing applications and introduce new applications in the future. The success of any enhancements or new features and applications depends on several factors, including timely completion, introduction and market acceptance. Building a new brand or product is generally an iterative process that occurs over a meaningful period of time and involves considerable resources and expenditures, and we may expend significant time and resources developing and launching an application that may not result in revenues in the anticipated timeframe or at all, or may not result in revenue growth that is sufficient to offset increased expenses. If we are unable to successfully develop enhancements, new features or new applications to meet user trends and preferences, our business and operating results could be adversely affected.

In addition, our applications are designed to operate on a variety of network, hardware and software platforms using internet tools and protocols and we need to continuously modify and enhance our applications to keep pace with technological changes. If we are unable to respond in a timely and cost-effective manner, our current and future applications may become less marketable and less competitive or even obsolete.

The COVID-19 pandemic may adversely affect our revenues, results of operations and financial condition.

The World Health Organization declared COVID-19 a pandemic on March 11, 2020. The global spread of the COVID-19 pandemic and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. The various precautionary measures taken by many governmental authorities around the world in order to limit the spread of COVID-19 have had, and could continue to have, an adverse effect on the global markets and its economy, including on the availability and pricing of employees and resources, and other aspects of the global economy. Therefore, the impact of the COVID-19 pandemic could disrupt and cause delays in our software, disrupt the marketplace in which we operate, slow down the overall economy, curtail consumer spending, make it hard to adequately staff our operations or enter into agreements with independent contractors and have a material adverse effect on our operations.

In addition, disruptions in the operations of the third parties with whom we do business have caused and could in the future cause such third parties to fail to perform under their respective contracts or commitments with us. For instance, we were party to a sublease agreement with Telecom for office space located at 122 East 42nd Street in New York, NY, pursuant to which Telecom was required to pay us $11,164 per month. Due to the COVID-19, Telecom was unable to make its monthly payments under the sublease agreement, and as a result, on June 18, 2020, we entered into an agreement with Telecom to terminate the sublease agreement. Under the terms of the agreement, Telecom vacated the offices on June 30, 2020. In addition, on June 22, 2020, we entered into an agreement to terminate our lease for this office space. Pursuant to the terms of the agreement, we vacated the offices on June 30, 2020 and agreed to forfeit our security deposit of $133,968.

To the extent that the COVID-19 pandemic causes a substantial reduction or change in timing of our cash provided by operating activities, we may be required to seek additional capital through the incurrence of debt or the issuance equity securities. For instance, on April 13, 2020, to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic, we applied for a loan under the Small Business Administration (“SBA”) Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and on May 3, 2020, we entered into a promissory note with an aggregate principal amount of $506,500 (the “Note”) in favor of Citibank, N.A., as lender (the “Lender”). On January 13, 2021, the Note was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act. While we do not currently expect to incur additional indebtedness under the CARES Act, any inability to obtain additional liquidity as and when needed would have a material adverse effect on our business, results of operations and financial condition.

The extent to which the COVID-19 pandemic continues to impact our results will depend on future developments, which are highly uncertain and cannot be predicted, including the actions to contain COVID-19 or treat its impact and the availability of COVID-19 vaccines, among others.

While the COVID-19 pandemic likely contributed to an increase in our subscription revenue for the fiscal year ended December 31, 2020 as compared to the fiscal year ended December 31, 2019, we may not be able to sustain our subscription revenue growth rate in the future.

The COVID-19 pandemic likely led to an increase in our subscription revenue for the 2020 fiscal year relative to our 2019 subscription revenue. You should not rely on the subscription revenue growth of any prior quarterly or annual period as an indication of our future performance. Our subscription revenue may decline in future periods if the impact of the COVID-19 pandemic dissipates. These results, as well as other metrics such as total revenues, net income, net cash provided by operating activities and other financial and operating data, may not be indicative of results for future periods.

Our business is subscription based, and users are not obligated to, and may choose not to, renew their subscriptions after their existing subscriptions expire. Renewals of subscriptions to our applications may decline or fluctuate because of several factors, such as dissatisfaction with our products and support, a user no longer having a need for our products, including any new users that have subscribed to our services during the COVID-19 pandemic that may subsequently reduce or discontinue their use after the impact of the pandemic has tapered, or the perception that competitive products provide better, more secure, or less expensive options. If we are not able to continue to expand our user base, our revenue may grow more slowly than expected or decline. Similar to the uncertainty of users renewing their subscriptions, the number of new subscribers may slow or decline once the impact of the COVID-19 pandemic subsides, particularly as a vaccine becomes widely available, and users return to work or school or are otherwise no longer subject to shelter-in-place mandates.

Our mobile applications are substantially dependent on interaction with mobile platforms and operating systems that we do not control.

A portion of our revenue, primarily our revenue from mobile platforms, is derived from the Apple iOS platform and the Google Android platform. Although we believe that we have a good relationship with Apple and Google, any deterioration in our relationship with either could materially harm our business, results of operations or financial condition.

We are subject to each of Apple’s and Google’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of our applications on their respective storefronts. Each of Apple and Google has broad discretion to change its standard terms and conditions. In addition, these standard terms and conditions can be vague and subject to changing interpretations by Apple or Google. In addition, each of Apple and Google has the right to prohibit a developer from distributing applications on the storefront if the developer violates the standard terms and conditions. In the event that either Apple or Google ever determines that we are in violation of its standard terms and conditions and prohibits us from distributing our applications on its storefront, it could materially harm our business, results of operations or financial condition.

The number of people who access the internet through devices other than personal computers, including smart phones, cell phones and handheld tablets, has increased dramatically in the past several years and is projected to continue to increase. Accordingly, we are substantially dependent on interoperability with popular mobile platforms that we do not control, including the Apple App Store and the Google Play Store, and a portion of our revenue is derived from these two digital storefronts. There have been occasions in the past when these digital storefronts were unavailable for short periods of time or where there have been issues with the in-App purchasing functionality from the storefront. In the event that either the Apple App Store or the Google Play Store is unavailable or if in-App purchasing functionality from the storefront is non-operational for a prolonged period of time, it could have a material adverse effect on our business, results of operations or financial condition.

In addition, each of the Apple App Store and Google Play Store provides consumers with products that compete with ours. If either of these platforms give preferential treatment to competitive products, it could seriously harm the usage of our products on mobile devices.

Our business depends on developing, establishing and maintaining strong brands. If we are unable to maintain and enhance our brands, we may be unable to expand or retain our user and paying subscriber bases.

We believe that developing, establishing and maintaining awareness of our application brands is critical to our efforts to achieve widespread acceptance of our applications and is an important element to expanding our client and subscriber bases. Successful promotion of our application brands will depend largely on the effectiveness of our advertising and marketing efforts and on our ability to provide reliable and useful applications at competitive prices. If clients and users do not perceive our products to be of high quality, or if our products are not favorably received by clients and users, the value of our brands could diminish, thereby decreasing the attractiveness of our software, services and applications to clients and users. In addition, advertising and marketing activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brands.

If we fail to successfully promote and maintain our application brands, or incur substantial expenses in unsuccessfully attempting to promote and maintain our brands, we may fail to attract enough new clients or subscribers or retain our existing clients and subscribers to the extent necessary to realize a sufficient return on our advertising and marketing activities, and it could have a material adverse effect on our business, results of operations or financial condition.

If our goodwill or other intangible assets become impaired, we may be required to record a significant charge to earnings, which could seriously harm our operating results.

We are required to test goodwill for impairment at least annually or more frequently if there are indicators that the carrying amount of the goodwill exceeds its carried value. As of December 31, 2020, we had recorded a total of $6.3 million of goodwill and $0.4 million of other intangible assets. An adverse change in domestic or global market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates made in connection with the impairment testing of goodwill or intangible assets, could result in a change to the estimation of fair value that could, in turn, result in an impairment charge to our goodwill or other intangible assets. If we divest or discontinue product categories or products that we previously acquired, or if the value of those parts of our business become impaired, we also may need to evaluate the carrying value of our goodwill. Any such material charges may have a negative impact on our operating results.

Our future success is dependent, in part, on the performance and continued service of our executive officers. Without their continued service, we may be forced to interrupt or eventually cease our operations.

We are dependent to a great extent upon the experience, abilities and continued service of Jason Katz, our Chief Executive Officer and Chairman of the Board of Directors, and Kara B. Jenny, our Chief Financial Officer and director. The loss of the services of these individuals would substantially affect our business or operations and could have a material adverse effect on our business, results of operations or financial condition.

Our subscription metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and our business

We regularly review metrics, including our active subscribers, to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal Company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our products are used across large populations globally.

Some of our demographic data may be incomplete or inaccurate. For example, because users self-report their dates of birth, our age-demographic data may differ from our users’ actual ages. If our users provide us with incorrect or incomplete information regarding their age or other attributes, our estimates may prove inaccurate.

In addition, our business strategy is guided by data analytics that we compute internally based on data collection, data processing, cloud-based platforms, statistical projections and forecasting, mobile computing, social media analytics and other applications and technologies. We use these internally derived data analytics to guide decisions concerning the development and modification of features on our applications, monetization strategies for our applications and the development of new applications, among other things.

The inability to accurately derive our metrics or data analytics could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of our active subscribers were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of subscribers to satisfy our growth strategies. If advertisers or investors do not perceive our subscription, geographic or other demographic metrics to be accurate representations of our user base, or if we discover material inaccuracies in our subscription, geographic or other demographic metrics, our reputation may be seriously harmed. At the same time, advertisers may be less willing to allocate their budgets or resources to our products, which could seriously harm our business, results of operation or financial condition.

Because we recognize revenue from subscriptions over the term of the subscription, the full impact of downturns or upturns in subscription sales may not be immediately reflected in our results of operations or financial condition.

We recognize subscription revenue from customers monthly over the term of the subscription, and subscriptions are generally offered in one-, three, six-, twelve-, and fifteen-month terms, depending on the particular product. As a result, much of the subscription revenue we report in each period is deferred revenue from subscription agreements entered into during previous periods. Consequently, a decline in new or renewed subscriptions in any one quarter will negatively affect our revenue in future quarters. In addition, we might not be able to immediately adjust our costs and expenses to reflect these reduced revenues. Accordingly, the effect of significant downturns in user acceptance of our applications may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to quickly increase our revenue through additional sales in any period, as revenue from new subscribers must be recognized over the term of the subscription. As a result, you should not rely on the amount of subscription revenue generated in prior quarters as an indication of future results.

We plan to continue expanding our operations internationally and may be subject to increased business and economic risks that could seriously harm our business.

Presently, we derive a significant portion of revenue from international territories and we plan to continue expanding our business operations abroad. In addition, we rely on outsourced services based in Russia, India and elsewhere. We may enter new international markets where we have limited or no experience in marketing, selling and deploying our products. If we fail to deploy or manage our operations in international markets successfully, our business may suffer. As our international operations increase our operating results may become more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. In addition, we are subject to a variety of risks inherent in doing business internationally, including:

•        political, social, and economic instability;

•        risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, free speech and unexpected changes in laws, regulatory requirements, and enforcement;

•        potential damage to our brand and reputation due to compliance with local laws, including potential censorship and requirements to provide user information to local authorities;

•        fluctuations in currency exchange rates;

•        higher levels of credit risk and payment fraud;

•        complying with multiple tax jurisdictions;

•        reduced protection for intellectual-property rights in some countries;

•        difficulties in staffing and managing global operations and the increased travel, infrastructure and compliance costs associated with multiple international locations;

•        regulations that might add difficulties in repatriating cash earned outside the United States and otherwise preventing us from freely moving cash;

•        import and export restrictions and changes in trade regulation;

•        complying with statutory equity requirements;

•        complying with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions;

•        the impact of the United Kingdom’s exit from the European Union; and

•        export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control.

If we are unable to expand internationally and manage the complexity of our global operations successfully, our business could be seriously harmed.

A portion of our revenue is dependent on third-party resellers, the efforts of which we do not control.

We are dependent on the efforts of third parties who resell our subscriptions for a portion of our revenue. In particular, video chat users in certain international territories have an option to purchase subscriptions through local resellers. These local resellers prepay in bulk for services and debit the prepaid balance as one-time subscriptions and virtual currency are sold to end users.

We do not control the efforts of these resellers. If they fail to market or sell our subscriptions successfully, merge or consolidate with other businesses, declare bankruptcy or depart from their respective industries, our business could be harmed. If we are unable to maintain or replace our contractual relationships with resellers, efficiently manage our relationships with them or establish new contractual relationships with other third parties, we may fail to retain subscribers or acquire potential new subscribers and may experience delays and increased costs in adding or replacing subscribers that were lost, any of which could materially affect our business, operating results and financial condition.

Foreign governments restricting access to our applications could materially adversely impact our business.

We have continued to focus on increasing the international presence of our applications by expanding the localized and translated versions for additional international countries that are culturally aligned with our products. Foreign data protection, privacy, consumer protection, content regulation, and other laws and regulations are often more restrictive than those in the United States. Foreign governments may censor our products in their countries, restrict access to our products from their countries entirely, or impose other restrictions that may affect their citizens’ ability to access our products for an extended period of time or even indefinitely. If foreign governments think we are violating their laws, or for other reasons, they may seek to restrict access to our products, which would give our competitors an opportunity to penetrate geographic markets that we cannot access. As a result, our ability to grow our international user base would be impaired, and we may not be able to maintain or grow our revenue as anticipated and our business could be seriously harmed.

Our mobile applications rely on high-bandwidth data capabilities, which are subject to hardware, networks, regulations and standards that we do not control.

Our mobile applications require high-bandwidth data capabilities. If the costs of data usage increase or access to cellular networks is limited, our user growth and retention on mobile platforms may be seriously harmed. Additionally, to deliver high-quality video and other content over mobile cellular networks, our products must work well with a range of mobile technologies, systems, networks, regulations and standards that we do not control, and any changes to those mobile technologies, systems, networks, regulations or standards could impact the usability of our mobile applications, which would materially adversely affect our business, results of operations or financial condition.

Our business depends in large part upon the availability of cost-effective advertising space through a variety of media and keeping pace with trends in consumer behavior.

We depend upon the availability of advertising space through a variety of media, including third-party applications on platforms such as Facebook, to recruit new users and subscribers, generate activity from existing users and subscribers and direct traffic to our application. Historically, we have had to increase our marketing expenditures in order to attract and retain users and sustain our growth. The availability of advertising space varies, and a shortage of advertising space in any particular media or on any particular platform, or the elimination of a particular medium on which we advertise, could limit our ability to generate new subscribers, generate activity from existing subscribers or direct traffic to our applications, any of which could have a material adverse effect on our business, results of operations and financial condition. In addition, evolving consumer behavior can affect the availability of profitable marketing opportunities. For example, as consumers communicate less via email and more via text messaging and other virtual means, the reach of email campaigns designed to attract new and repeat users (and retain current users) for our applications is adversely impacted. To continue to reach potential users and grow our business, we must devote more of our overall marketing expenditures to newer advertising channels, which may be unproven and undeveloped, and we may not be able to continue to manage and fine-tune our marketing efforts in response to these trends.

Interruption, maintenance or failure of our programming code, servers or technological infrastructure could hurt our ability to effectively provide our applications, which could damage our reputation and harm our results of operations.

The availability of our applications depends on the continued operation of our programming code, databases, servers and technological infrastructure. Any damage to, or failure of, our systems could result in interruptions in service for our applications, which could damage our brands and have a material adverse effect on our business, results of operations or financial condition. Our systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities.

In addition, from time to time we experience limited periods of server downtime due to maintenance or enhancements. If our applications are unavailable during these periods of downtime or if our users are unable to access our applications within a reasonable amount of time, users may not return to our applications in the future, or at all. As our user base and the volume and types of information shared on our applications continues to grow, we will need an increasing amount of technology infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. It is possible that we may fail to effectively scale and grow our technology infrastructure to accommodate these increased demands. Any failure to support and scale our technology infrastructure could adversely impact the reputation of our brands and harm our results of operations.

Security breaches, computer viruses and cybersecurity incidents could harm our business, results of operations or financial condition.

We receive, process, store and transmit a significant amount of personal user and other confidential information, including credit card information, and enable our users to share their personal information with each other. In some cases, we retain third party vendors to store this information. We continuously develop and maintain systems to protect the security, integrity and confidentiality of this information, but cannot guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. If any such event were to occur, we may not be able to remedy the event, and we may have to expend significant capital and resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.

Security breaches, computer malware and cybersecurity incidents have become more prevalent in our industry and may occur on our systems in the future. Although it is difficult to determine what, if any, harm may directly result from an interruption or attack, any security breach caused by hacking, including efforts to gain unauthorized access to our applications, servers or websites, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and results of operations. If a breach of our security (or the security of our vendors and partners) occurs, the perception of the effectiveness of our security measures and our reputation may be harmed, we could lose current and potential users and the recognition of our various brands and their competitive positions could be diminished, any or all of which could adversely affect our business, financial condition and results of operations.

Spammers may attempt to use our products to send targeted and untargeted spam messages to users, which may embarrass or annoy users and make our products less user friendly. We cannot be certain that the technologies that we have developed to repel spamming attacks will be able to eliminate all spam messages from our products. Our actions to combat spam may also require diversion of significant time and focus of our engineering team from improving our products. As a result of spamming activities, our users may use our products less or stop using them altogether, and result in continuing operational cost to us.

Similarly, terror and other criminal groups may use our products to promote their goals and encourage users to engage in terror and other illegal activities. We expect that as more people use our products, these groups will increasingly seek to misuse our products. Although we invest resources to combat these activities, including by suspending or terminating accounts we believe are violating our Terms of Service, we expect these groups will continue to seek ways to act inappropriately and illegally on our products. Combating these groups requires our engineering team to divert significant time and focus from improving our products. In addition, we may not be able to control or stop our products from becoming the preferred application of use by these groups, which may become public knowledge and seriously harm our reputation or lead to lawsuits or attention from regulators. If these activities increase, our reputation, user growth and user engagement, and operational cost structure could be seriously harmed. Furthermore, many governments have enacted laws requiring companies to provide notice of data security incidents involving certain types of personal data. Such laws are inconsistent, and compliance in the event of a widespread data breach is costly.

As a result of the COVID-19 pandemic, we adopted a work-from-home policy in March 2020, and we expect this practice to continue for the foreseeable future. Remote work and remote access increases our vulnerability to cybersecurity attacks. We may see an increase in cyberattack volume, frequency and sophistication driven by the global enablement of remote workforces. We seek to detect and investigate unauthorized attempts and attacks against our network, products and services and to prevent their recurrence where practicable through changes to our internal processes and tools and changes or updates to our products and services; however, we remain potentially vulnerable to additional known or unknown threats. In some instances, we and the users of our applications can be unaware of an incident or its magnitude and effects.

Our existing general liability insurance coverage and the coverage we carry for cyber-related liabilities may not continue to be available on acceptable terms or be available in sufficient amounts to cover one or more large claims or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that are not covered or exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could harm our business.

We have faced, and we expect that we will continue to face, chargeback liability when our credit card providers resolve chargebacks in favor of their customers. We cannot accurately anticipate the extent of these liabilities, and if not properly addressed, these liabilities could increase our operating expenses or preclude us from accepting certain credit cards as a method of payment, either of which would materially adversely affect our results of operations and financial condition.

We depend on the ability to accept credit and debit card payments from our subscribers and our ability to maintain the good standing of our merchant account with our credit card providers to process subscription payments. In the event that one of our customers initiates a billing dispute and one of our credit card providers resolves the dispute in the customer’s favor, the transaction is normally charged back to us and the purchase price is credited or otherwise refunded to the customer. In addition, under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature.

We have suffered losses and we expect that we will continue to suffer losses as a result of subscriptions placed with fraudulent credit card data, as well as users who chargeback their purchases. Any failure to adequately control fraudulent credit card transactions or keep our chargebacks under an acceptable threshold would result in significantly higher credit card-related costs and, therefore, materially increase our operating expenses.

We face certain risks related to the physical and emotional safety of users and third parties.

We cannot control the actions of our users in their communications or physical actions. There is a possibility that users or third parties could be physically or emotionally harmed following interaction with another user. We warn our users that we do not screen other users and, given our lack of physical presence, we do not take any action to ensure personal safety on a meeting between users or subscribers arranged following contact initiated via our applications or ensure personal safety of our users against self-harming following contact with other users initiated via our applications. If an unfortunate incident of this nature occurred in a meeting of two people following contact initiated on our applications or that of one of our competitors, any resulting negative publicity could materially and adversely affect us or the online video chat industry in general. Any such incident involving our applications could damage our reputation and our brand, which could have a material adverse effect on our business, results of operations or financial condition. In addition, the affected users or third parties could initiate legal action against us, which could divert management attention from operations, cause us to incur significant expenses, whether we are successful or not, and damage our reputation.

We may need additional capital to execute our business plan. If we do not obtain additional financing, it could have a material adverse effect on our business, results of operations or financial condition.

We might need to raise additional capital or financing through debt or equity offerings to support our expansion, marketing efforts and application development programs in the future. For instance, we might require additional capital or financing to:

•        hire and retain talented employees, including technical employees, executives, and marketing experts;

•        effectuate our long-term growth strategy and expand our application development programs; and

•        market and advertise our applications to attract more paying subscribers.

We may be unable to obtain future capital or financing on favorable terms or at all. If we cannot obtain additional capital or financing, we may need to reduce, defer or cancel application development programs, planned initiatives, marketing or advertising expenses or costs and expenses. The failure to obtain necessary additional capital or financing on favorable terms, if at all, could have a material adverse effect on our business, results of operations or financial condition.

If the distribution of our products through application stores increases, we may incur additional fees from the developers of application stores.

As the user base of our consumer applications continues to shift to mobile solutions, we increasingly rely on the Apple iOS and Google Android platforms to distribute our products. While our products are free to download from these stores, we offer our users the opportunity to purchase paid memberships and certain premium features through our products. We determine the prices at which these memberships and features are sold and, in exchange for facilitating the purchase of these memberships and features through our products to users who download our products from these stores, we pay Apple or Google, as applicable, a share, which is currently up to 30% of the revenue we receive from these transactions. In the future, other distribution platforms that we utilize may charge us fees for the distribution of our applications. If the distribution of our products through application stores increases, the amount of fees that we must pay to the developers of these application stores will also increase. Unless we find a way to offset these fees, our business, financial condition and results of operations could be adversely affected.

We may make or attempt to make acquisitions in the future, which could require significant management attention, disrupt our business, dilute our stockholders and seriously harm our business.

As part of our business strategy, we have made and intend to make acquisitions to add specialized employees and complementary companies, products and technologies. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our previous and future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by users, advertisers or investors. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or use the acquired products, technology and personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt or issue equity securities to pay for any acquisition, any of which could negatively impact our business and financial condition. Issuing equity to finance any such acquisitions would also dilute our existing stockholders. Incurring debt would increase our fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

We may conduct a portion of our operations through informal relationships, partnerships, strategic alliances or joint ventures, and our failure to continue such relationships or resolve any material disagreements with these third parties could have a material adverse effect on the success of these operations, our financial condition and our results of operations.

We may conduct a portion of our operations through partnerships, strategic alliances or joint ventures. For instance, at the end of 2019, we launched our consumer application platform strategy, under which we plan to co-brand our video chat applications and promote them in partnership with third-party communities, with the expectation of entering into revenue sharing arrangements with potential partners.

We may depend on third parties for elements of these arrangements that are important to the success of the relationship, such as the development of features or technologies to be incorporated into our applications. The performance of these third-party obligations or the ability of third parties to meet their obligations under these arrangements would be outside of our control. If these third parties do not meet or satisfy their obligations under these arrangements, the performance and success of these arrangements, and their value to us, would be adversely affected. If our current or future partners are unable to meet their obligations, we may be forced to undertake the obligations ourselves and/or incur additional expenses in order to have some other party perform such obligations. In such cases we may also be required to seek legal enforcement of our rights, the outcome of which would be uncertain. If any of these events occur, they may adversely impact us, our financial performance and results of operations, and/or adversely impact our ability to enter into similar relationships in the future.

Strategic arrangements with third parties could involve risks not otherwise present when we directly manage our operations, including, for example:

•        third parties may share certain approval rights over major decisions within the scope of the relationship;

•        the possibility that these third parties might become insolvent or bankrupt;

•        the possibility that we may incur liabilities as a result of an action taken by one of these third parties;

•        these third parties may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

•        disputes between us and these third parties may result in litigation or arbitration that would increase our expenses, delay or terminate projects and prevent our officers and directors from focusing their time and effort on our business.

Risks Related to Our Ownership of Cryptocurrencies

We are subject to risks related to holding and distributing cryptocurrencies.

In the past, we have accepted cryptocurrencies as compensation for our services. Cryptocurrencies are not considered legal tender or backed by any government and have experienced price volatility, technological glitches and various law enforcement and regulatory interventions. The use of cryptocurrency, such as bitcoin, has been prohibited or effectively prohibited in some countries. If we fail to comply with prohibitions applicable to us, we could face regulatory or other enforcement actions and potential fines and other consequences.

As part of our strategy of forming strategic alliances with cryptocurrencies companies, we may make limited investments in initial digital coin or token offerings and have received cryptocurrency tokens as compensation for services. For instance, in 2020, we launched our partnership with YouNow in the Props Developer Network, which, now that regulatory approval has been obtained, enables us to distribute YouNow’s cryptographic props tokens (“Props tokens”) to our application end users for anticipated loyalty and retention benefits. Because we receive Props tokens from YouNow to be distributed to users, we are deemed to be a statutory underwriter under Section 2(a)(11) of the

Securities Act. A statutory underwriter is subject to the prospectus delivery and liability provisions of the Securities Act, Regulation M, and may be deemed to be conducting broker-dealer like activities that could in certain circumstances subject us to regulatory obligations.

It is possible that the SEC or another regulator could conclude that our distribution of Props tokens could constitute broker-dealer activities. If so, we could be forced to register as a broker-dealer and comply with laws and regulations applicable to broker-dealers, which would disrupt our business substantially and make it prohibitive to operate and participate on the Props Developer Network. In such circumstance, we may also become the target of regulatory enforcement for conducting unlicensed broker-dealer activities, which could lead to costly litigation and otherwise materially adversely impact our business.

There is substantial uncertainty regarding the future legal and regulatory requirements relating to cryptocurrency or transactions utilizing cryptocurrency. For instance, governments may in the near future curtail or outlaw the acquisition, use or redemption of cryptocurrencies. Ownership of, holding or trading in cryptocurrencies may then be considered illegal and subject to sanction. These uncertainties, as well as future accounting and tax developments, or other requirements relating to cryptocurrency, could have a material adverse effect on our business.

In addition, the prices of cryptocurrency tokens are typically highly volatile and subject to exchange rate risks, as well as the risk that regulatory or other developments may adversely affect their value. Fluctuations in the market value of digital tokens could cause us to record an impairment charge on the value of our digital tokens, which would directly impact our balance sheet and statements of operations.

In particular, tokens may experience periods of extreme volatility due to (i) having a very limited trading history, (ii) limited public supply, (iii) a lack of adoption by cryptocurrency holders, including a lack of adoption of cryptocurrencies generally due to the expense of mining cryptocurrencies and (iv) tokens trading on a limited number of cryptocurrency exchanges, all of which have limited operating histories. Speculators and investors who seek to profit from trading and holding tokens currently account for a significant portion of token demand. Such speculation regarding the potential future appreciation in the value of tokens may artificially inflate their price. Fluctuations in the value of our tokens or any other cryptocurrencies that we hold may also lead to fluctuations in the value of our common stock. In addition, because of the limited trading volumes in tokens on cryptocurrency exchanges, converting our holdings to fiat currency would likely take an extended period of time. Currently, there are a limited number of regulated trading markets for cryptocurrency tokens, and therefore our ability to sell such tokens may be limited.

As of the date of this report, the online trading platforms on which cryptocurrency tokens trade do not qualify as registered exchanges within the meaning of federal securities laws or regulated alternative trading systems. To the extent the tokens trading on these platforms meet the definition of a security under federal securities laws, the platform is generally required to register with the SEC as a national securities exchange or be exempt from such registration requirements. The failure of these platforms to register as national securities exchanges or properly comply with registration exemptions could result in the SEC bringing an enforcement action seeking to prohibit, suspend or limit their operations. In such event, the tokens we hold may be tradable on a very limited range of venues, or not at all, and there may be periods where trading activity in tokens that we hold is minimal or non-existent. These potential consequences could have a material adverse impact on the trading price of the tokens that we hold and could render the exchange of our tokens for other digital assets or fiat currency difficult or impossible.

Our tokens and other cryptocurrencies that we hold may be subject to loss, theft or restriction on access.

There is a risk that some or all of our cryptocurrencies could be lost or stolen. Access to our coins could also be restricted by cybercrime. We currently hold some of our cryptocurrencies in cold storage. Cold storage refers to any cryptocurrency wallet that is not connected to the internet. Cold storage is generally more secure but is not ideal for quick or regular transactions. We also hold some of our cryptocurrencies in internet-based programmatic wallets, which may be more vulnerable to cybercrime. We expect to continue to hold the majority of our cryptocurrencies in cold storage to reduce the risk of malfeasance, but this risk cannot be eliminated.

Hackers or malicious actors may launch attacks to steal, compromise or secure cryptocurrencies, such as by attacking the cryptocurrency network source code, exchange servers, third party platforms, cold and hot storage locations or software, or by other means. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect our operations and, consequently, our investments and profitability. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our cryptocurrency holdings or the holdings of others. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our cryptocurrency coins and such private keys may not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store our cryptocurrencies could have a material adverse effect on our business, prospects or operations and the value of any cryptocurrencies we hold for our own account.

Because there has been limited precedent set for financial accounting of cryptocurrencies and other digital assets, the determination that we have made for how to account for our tokens and any other digital assets we may acquire may be subject to change.

Because there has been limited precedent set for the accounting classification and measurement of cryptocurrency and other digital tokens and related revenue recognition, it is unclear how companies may in the future be required to account for digital asset transactions and assets and related revenue recognition. We are currently accounting for our tokens as indefinite-lived intangible assets in accordance with Accounting Standard Codification No. 350: Intangibles — Goodwill and Other. Indefinite-lived intangible assets are recorded at cost and are not subject to amortization, but shall be tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. Our management has exercised significant judgment in determining the appropriate accounting treatment, and in the event that authoritative guidance is enacted by the Financial Accounting Standards Board, we may be required to change our policies or restate our financial statements, which could have an effect on our consolidated financial position and results from operations. Such a restatement or change in policies could adversely affect the accounting for our tokens or other cryptocurrencies that we may acquire and may more generally negatively impact our business, prospects, financial condition and results of operation.

Legal and Regulatory Risks

We may be liable as a result of information retrieved from or transmitted over the internet.

We may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or under other legal theories relating to information that is published or made available on our websites or applications. These types of claims have been brought, sometimes successfully, against online services in the past. We also offer messaging services on our applications and we send emails directly and through third parties to our users, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or personal information or interruptions or delays in email service. Our insurance does not specifically provide for coverage of these types of claims and, therefore, may be inadequate to protect us against them. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not held liable. If any of these events occur, our revenue could be materially adversely affected or we could incur significant additional expense, and the market price of our securities may decline.

Changes in laws or regulations, including laws and regulations that impact the use of the internet, such as internet neutrality laws, or laws that relate to content provided over the internet or monitoring such content, could adversely affect our business, results of operations or financial condition.

The adoption of any laws or regulations that adversely affect the growth or use of the internet, including laws governing internet neutrality, could decrease the demand for our products and increase our cost of doing business. In January 2018, the Federal Communications Commission (the “FCC”) released an order that repealed the “open internet rules,” often known as “net neutrality,” which prohibit internet providers in the United States from impeding access to most content, or otherwise unfairly discriminating against content providers like us. These rules also prohibited mobile providers from entering into arrangements with specific content providers for faster or better access over their data networks. The FCC order repealing the open internet rules went into effect in June 2018. In response to this decision, California and a number of states implemented their own net neutrality rules which largely mirrored the repealed federal regulations. The U.S. Department of Justice (“DOJ”) has filed suit to bar implementation of these state laws and their application remains uncertain. For instance, on February 8, 2021, the DOJ voluntarily dismissed its suit against California’s net neutrality bill. We cannot predict the outcome of similar litigation or whether the FCC order or state initiatives regulating providers will be modified, overturned, or vacated by other legal action, federal legislation, or the FCC, or the degree to which this repeal would adversely affect our business, if at all. The European Union similarly requires equal access to internet content. If the FCC, Congress, the European Union or courts modify these open internet rules, mobile providers may be able to limit our users’ ability to access our applications or make our applications a less attractive alternative to our competitors’ applications, which could materially adversely affect our business, results of operations and financial condition.

In addition, it is possible that a number of additional laws and regulations may be adopted or construed to apply to us, including gambling laws. Some of the video card games that we offer on our Paltalk application are based upon traditional casino games, such as poker and blackjack. We have structured and operate these games and features with gambling laws in mind and believe that these games and features do not constitute gambling. Our games are offered for entertainment purposes only and do not offer an opportunity to win real money. However, our video card games could in the future become subject to gambling-related laws and regulations and expose us to civil and criminal penalties. If were to become subject to such laws and regulations, we might be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements, and we may be subject to additional regulation and oversight, such as reporting to regulators, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the United States, Europe or elsewhere regarding these activities may lessen the growth of video card game services and impair our business.

If there are changes in laws or regulations regarding privacy and the protection of user data, or if we fail to comply with such laws or regulations, we may face claims brought against us by regulators or users that could adversely affect our business, results of operations or financial condition.

State, federal and international laws and regulations govern the collection, use, retention, sharing and security of data that we receive from and about our users. These laws can be particularly restrictive in certain states and in countries outside of the United States. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industries in which we operate.

Any failure, or perceived failure, by us to comply with such laws and regulations, including Federal Trade Commission requirements or industry self-regulatory principles, could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business. As a result of such a failure, or perceived failure, we may be subject to a claim or class-action lawsuit regarding our online services. The successful assertion of a claim against us, or a regulatory action against us, could result in significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses. Any claims with respect to violation of privacy or misappropriation of user data brought against us may have a material adverse effect on our business, results of operations and financial condition.

Several proposals are pending before federal, state, and foreign legislative and regulatory bodies or have recently been enacted that could significantly affect our business. For example, the California legislature enacted the CCPA, which became effective on January 1, 2020, and the CPRA, which expands upon the CCPA and was passed in the recent California election in November 2020. Likewise, the New York legislature enacted the New York Stop Hacks and Improve Electronic Data Security (SHIELD) Act, which went into effect on March 21, 2020. Further, the GDPR, which applies to the European Economic Area and went into effect on May 25, 2018, required us to change our policies and procedures regarding the handling of personal and sensitive data in the European Economic Area. The failure to comply with the GDPR could, in certain instances, result in penalties of up to 4% of our worldwide revenues. Any failure, or perceived failure to comply with the GDPR or other state, federal or international laws could seriously harm our business.

Continued privacy concerns may result in new or amended laws and regulations. Future laws and regulations with respect to the collection, compilation, use and publication of information and consumer privacy could result in limitations on our operations, increased compliance or litigation expense, adverse publicity or loss of revenue, which any of which could have a material adverse effect on our business, financial condition and results of operations. It is also possible that we could be prohibited from collecting or disseminating certain types of data, which could affect our ability to meet our users’ needs.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Historically, our defense of our intellectual property rights has been a significant aspect of our business and has meaningfully contributed to our results of operations. Accordingly, our success and ability to compete are often dependent upon the development of intellectual property for our applications.

We aim to protect our confidential proprietary information, in part, by entering into confidentiality agreements and invention assignment agreements with all our employees, consultants, advisors and any third parties who access or contribute to our proprietary know-how, information, or technology. We also rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our proprietary rights. We have filed various applications to protect aspects of our intellectual property, and we currently hold a number of issued patents. In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business.

In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, others may offer products or concepts that are substantially similar to ours and compete with our business. If we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could seriously harm our business.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages or royalties and prevent us from offering our applications.

From time to time, third parties may claim that our applications infringe or violate their intellectual property rights. Any claims of infringement could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our applications. Even if we were to prevail, any litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. We maintain insurance to protect against intellectual property infringement claims and resulting litigation, but such insurance may not cover or may not be sufficient to cover all potential claims, liability or expenses. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, we may be prevented from offering our applications unless we enter into royalty, license or other agreements. We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering our applications and services.

Risks Related to Ownership of Our Common Stock

Our common stock is usually thinly traded, stockholders may be unable to sell at or near ask prices or at all and the price of our common stock may be volatile.

The shares of our common stock have usually been thinly-traded on the OTCQB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on stock price. In addition, we may experience unusual or infrequent trading events that cause the price of our common stock to fluctuate wildly. For example, the closing price of our common stock ranged from $0.63 per share to $3.49 per share for the period from January 1, 2020 to June 8, 2021.

Even if we list our common stock on The Nasdaq Capital Market immediately following this offering, a broader or more active public trading market for our common stock may not develop or be sustained, and the current trading level of our common stock may not be sustained. Due to these conditions, you may be unable to sell your common stock at or near ask prices or at all if you desire to sell shares of common stock.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock, especially in light of the COVID-19 pandemic. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The ownership of our common stock is significantly concentrated in a small number of investors, some of whom are affiliated with our Board of Directors and management, which could prevent stockholders from having input on the course of our operations or otherwise lead to actual or potential conflicts of interest.

As of March 31, 2021, Jason Katz, our Chairman of the Board of Directors, Chief Executive Officer, Chief Operating Officer and President, beneficially owned approximately 11.1% of our outstanding common stock, including shares of common stock held directly by Mr. Katz’s spouse, and The J. Crew Delaware Trust A, a trust formed by Mr. Katz for the benefit of certain of his family members, also beneficially owned approximately 34.1% of our outstanding common stock as of March 31, 2021. Mr. Katz is not a beneficiary of the trust and does not hold voting or dispositive power over the shares held by the trust.

Mr. Katz, The J. Crew Delaware Trust A and others that have significant beneficial ownership of our common shares have substantial influence regarding matters submitted for stockholder approval, including proposals regarding:

•        any merger, consolidation or sale of all or substantially all of our assets;

•        the election of members of our Board of Directors; and

•        any amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

The current or increased ownership position of any of these stockholders and/or their respective affiliates could delay, deter or prevent a change of control or adversely affect the price that investors might be willing to pay in the future for our common shares. In addition, the interests of these stockholders and/or their respective affiliates may significantly differ from the interests of our other stockholders and they may vote the common shares they beneficially own in ways with which our other stockholders disagree.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires management to evaluate and assess the effectiveness of our internal control over financial reporting. In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls. We have in the past failed, and may in the future fail, to maintain the adequacy of our internal controls over financial reporting. Such failure could subject us to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports. We cannot provide any assurance that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective. If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline.

For example, our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that as of December 31, 2020 our internal control over financial reporting was not effective, due to the Company not having adequate controls related to change management within the technology that support the Company’s financial reporting function. While we have implemented changes and made improvements to our internal control over financial reporting during the year ended December 31, 2020, related to general information technology controls in the area of change management in order to remediate the material weakness identified above, our internal control over financial reporting may continue to be ineffective.

Our results of operations are volatile and difficult to predict, and our stock price may decline if we fail to meet the expectations of stockholders.

Our revenue and results of operations could vary significantly from period-to-period and year-to-year and may fail to match our past performance because of a variety of factors, many of which are outside of our control. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our results of operations include:

•        changes in expectations as to our future financial performance;

•        announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or capital commitments;

•        market acceptance of our new applications and enhancements to our existing applications;

•        the amount of advertising and marketing that is available and spent on user acquisition campaigns;

•        disruptions in the availability of our applications on third party platforms;

•        actual or perceived violations of privacy obligations and compromises of subscriber data;

•        the entrance of new competitors in our market whether by established companies or the entrance of new companies;

•        additions or departures of key personnel and the cost of attracting and retaining application developers and other software engineers; and

•        general market conditions, including market volatility.

Given the rapidly evolving industry in which we operate, our historical results of operations may not be useful in predicting our future results of operations. In addition, metrics available from third parties regarding our industry and the performance of our applications may not be indicative of our future financial performance.

The issuance of shares upon the exercise of stock options and unvested shares of restricted common stock may cause immediate and substantial dilution to our existing stockholders.

As of March 31, 2021, we had approximately 434,387 shares of common stock that were issuable upon the exercise of vested outstanding stock options. The issuance of shares upon the exercise of these options may result in substantial dilution to the equity interest and voting power of holders of our common stock.

In the future, we may also issue additional shares of common stock or other securities convertible into or exchangeable for shares of common stock. Our Certificate of Incorporation currently authorizes us to issue up to 25,000,000 shares of common stock, of which 6,906,454 were outstanding as of March 31, 2021, which includes 10,000,000 shares of preferred stock with such designations, preferences and rights as determined by our Board of Directors, of which none were outstanding as of March 31, 2021. The issuance of additional shares of our common stock may substantially dilute the ownership interests of our existing stockholders. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, a stockholder might not receive any return on investment unless the stockholder sold its shares of common stock for a price greater than that for which the shares were purchased.

We do not anticipate that we will declare or pay any dividends on our common stock in the foreseeable future. Consequently, stockholders will only realize an economic gain on their investment in our common stock if the price appreciates. Stockholders should not purchase our common stock expecting to receive cash dividends. Because we currently do not pay dividends, and there may be limited trading in our common stock, stockholders may not have any manner to liquidate or receive any payment on their common stock. Therefore, our failure to pay dividends may cause stockholders to not see any return on their common stock even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or stockholders.

Our Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent, or stockholder of our Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer, employee, agent, or stockholder of the Company arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or our Amended and Restated By-Laws, as amended, or (iv) action asserting a claim against the Company or any director, officer, employee, agent, or stockholder of the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above.

This exclusive forum provision applies to state and federal law claims, although our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. In addition, this exclusive forum selection provision will not apply to claims under the Exchange Act. Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce our forum selection provision as written in connection with claims arising under the Securities Act. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and employees.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our common stock.

We have engaged an investor relations firm to create investor awareness for our Company. These campaigns may include non-deal road shows and personal, video and telephone conferences with investors and prospective investors in which our business and business practices are described. We provide compensation to our investor relations firm, and may in the future provide compensation to additional investor relations firms or financial advisory firms, for these services, and pay for newsletters, websites, mailings and email campaigns that are produced by third parties based upon publicly available information concerning us. We do not intend to review or approve of the content of such analyst reports or other writings and communications that are based upon analysts’ own research or methods. Investor relations firms are generally required to disclose when they are compensated for their efforts and the source of such compensation, but whether such disclosure is made or in compliance with applicable laws is not under our control. In addition, our investors may, from time to time, take steps to encourage investor awareness through similar activities that may be undertaken at the expense of such investors. Investor awareness activities may also be suspended or discontinued, which may impact the trading market of our common stock.

The SEC and the Financial Industry Regulatory Authority enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases. We and our stockholders may be subjected to enhanced regulatory scrutiny due to the fact that our affiliates hold a majority of our outstanding common stock and we have a limited number of shares of common stock that are publicly available for resale. The limited trading markets in which our shares of common stock may be offered or sold have often been associated with improper activities concerning penny-stocks, such as the OTCQB or the pink sheets.

The Supreme Court of the United States has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities. Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. Securities regulators have often cited thinly-traded markets, small numbers of holders and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that our activities or the activities of third parties, or the small number of potential sellers or small percentage of stock in our public float, or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock, will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of our common stock.

Risks Related to the Offering

If you purchase shares of common stock in this offering, you will suffer substantial and immediate dilution of your investment.

You will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. The public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Our net tangible book value as of March 31, 2021, was approximately $3.3 million, or $0.47 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding. See the “Dilution” section of this prospectus for a more detailed description of the dilution to investors participating in the offering.

If we are not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Market, Nasdaq could delist our securities.

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PALT,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Although after giving effect to this offering we expect to meet the minimum initial listing standards set forth in the Nasdaq Listing Standards, we cannot assure you that our securities will be, or will continue to be, listed on The Nasdaq Capital Market in the future. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. We may not be able to comply with the applicable listing standards and Nasdaq could delist our securities as a result.

We cannot assure you that our common stock, if delisted from The Nasdaq Capital Market, will be listed on another national securities exchange. If our common stock is delisted by The Nasdaq Capital Market, our common stock would likely trade on the OTCQB where an investor may find it more difficult to sell our shares or obtain accurate quotations as to the market value of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively, which could affect our results of operations and cause our stock price to decline.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the “Use of Proceeds” section of this prospectus and you will not have the opportunity to assess whether the net proceeds are being used appropriately as part of your investment decision. Our management could spend the net proceeds from this offering in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Annual Report on Form 10-K constitute “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. All forward-looking statements speak only as of the date on which they are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

•        our ability to effectively market and generate revenue from our applications;

•        our ability to generate and maintain active subscribers and to effectively monetize our user base;

•        our ability to update our applications to respond to rapid technological changes;

•        the intense competition in the industry in which our business operates and our ability to effectively compete with existing competitors and new market entrants;

•        the impact of the COVID-19 pandemic on our results of operations and our business;

•        the dependence of our applications on mobile platforms and operating systems that we do not control, including our heavy reliance on the platforms of Apple, Facebook and Google and their ability to discontinue, limit or restrict access to their platforms by us or our applications, change their terms and conditions or other policies or features (including restricting methods of collecting payments, sending notifications or placing advertisements), establish more favorable relationships with one or more of our competitors or develop applications or features that compete with our applications;

•        our ability to develop, establish and maintain strong brands;

•        our reliance on our executive officers and consultants;

•        our ability to adapt or modify our applications for the international market and derive revenue therefrom;

•        legal and regulatory requirements related to holding and distributing cryptocurrencies and accepting cryptocurrencies as a method of payment for our services;

•        the ability of foreign governments to restrict access to our applications or impose new regulations;

•        the reliance of our mobile applications on having a mobile data plan and/or Wi-Fi access to gain internet connectivity;

•        the effect of security breaches, computer viruses and cybersecurity incidents;

•        our reliance upon credit card processors and related merchant account approvals and the impact of chargeback liabilities that we may face from credit card processors;

•        the possibility that our users or third parties may be physically or emotionally harmed following interaction with other users;

•        our ability to obtain additional capital or financing when and if necessary, to execute our business plan, including through offerings of debt or equity or sale of any of our assets;

•        risks related to our holdings of digital tokens, including risks related to the volatility of the trading price of the digital tokens and our ability to convert digital tokens into fiat currency;

•        the risk that we may face litigation resulting from the transmission of information through our applications;

•        the effects of current and future government regulation, including laws and regulations regarding the use of the internet, privacy, cybersecurity and protection of user data and cryptocurrency technology;

•        the impact of any claim that we have infringed on intellectual property rights of others;

•        our ability to protect our intellectual property rights;

•        our ability to maintain effective internal controls over financial reporting;

•        our ability to offset fees associated with the distribution platforms that host our applications;

•        our reliance on internally derived data to accurately report user metrics and other measures of our performance;

•        our ability to release new applications or improve upon or add features to existing applications on schedule or at all;

•        our reliance on third-party investor relations firms to help create awareness of our Company and compliance by such third parties with regulatory requirements related to promotional reports;

•        our ability to effectively integrate companies and properties that we acquire;

•        our ability to attract and retain qualified employees and consultants; and

•        our use of the net proceeds from this offering.

For a more detailed discussion of these and other factors that may affect our business, see the discussion in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein, as well as the “Risk Factors” section included in our periodic reports filed with the SEC. We caution that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this report, except to the extent required by applicable securities laws.

USE OF PROCEEDS

This offering is being consummated to, among other things, allow the Company to meet certain listing requirements of The Nasdaq Capital Market. We estimate the net proceeds from this offering will be approximately $           million, based on an assumed public offering price of $           per share and assuming the sale of            shares in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The public offering price per share will be determined between us, the underwriter and investors based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock.

A $1.00 increase or decrease in the assumed public offering price of $           per share, based on the last reported sale price for our common stock as reported on the OTCQB on June     , 2021, would increase or decrease the net proceeds to us by approximately $          million, assuming the assumed public offering price of $           per share remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, a 100,000 share increase or decrease in the number of common share offered by us, as set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us by approximately $           million, assuming the assumed public offering price of $           per share remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds of the offering as follows:

•        $1,000,000 for development costs related to new and existing applications;

•        $1,200,000 for advertising and marketing initiatives to further grow our applications and services; and

•        the remainder for working capital and general corporate purposes.

We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business. While we do not have agreements or binding commitments for any specific acquisitions at this time, we continually evaluate potential acquisition candidates to enhance our product and services offerings. Our management will retain broad discretion over the allocation of the net proceeds from this offering.

DIVIDEND POLICY

We have not declared any dividends on our common stock in the past two fiscal years and we do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will depend on various factors, including applicable Delaware law, future earnings, capital requirements, results of operations and any other relevant factors. In general, as a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year.

MARKET FOR COMMON EQUITY AND PRICE RANGE OF COMMON STOCK

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PALT,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. There is no assurance that this offering will be completed, or as to the terms of this offering. Our common stock is currently quoted on the OTCQB under the symbol “PALT.” The closing sale price of our common stock as reported on the OTCQB may not be indicative of the market price of our common stock on the Nasdaq Capital Market. The following table sets forth the range of the quarterly high and low bid price information for the fiscal quarters indicated below as reported by the OTCQB.

	High Bid*	Low Bid*
2021:
First Quarter	$3.51	$3.14
2020:
Fourth Quarter	$1.48	$1.36
Third Quarter	$1.10	$1.10
Second Quarter	$1.70	$1.70
First Quarter	$0.86	$0.85
2019:
Fourth Quarter	$1.19	$1.00
Third Quarter	$2.70	$2.15
Second Quarter	$3.25	$3.25
First Quarter	$3.54	$3.54

____________

*        The over-the-counter market quotations of the bid prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

On June     , 2021, the last reported sale price of our common stock on the OTCQB was $           per share. As of March 31, 2021, we had 79 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or street name through various brokerage firms. EQ Shareowner Services is the transfer agent and registrar for our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021:

•        on an actual basis; and

•        as adjusted to give effect to the sale by us of           shares in this offering at an assumed public offering price of $           per share, which is the last reported sale price of our common stock on the OTCQB on June     , 2021, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table in conjunction with the information contained in “Use of Proceeds” and “Summary Historical Consolidated Financial Data,” as well “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated interim financial statements and the notes thereto included herein.

	As of March 31, 2021
	Actual	As Adjusted(1)
Cash and cash equivalents	$5,681,475	$
Stockholders’ equity
Common stock, $0.001 par value, 25,000,000 shares authorized, and 6,916,404 shares issued and 6,906,454 shares outstanding as of March 31, 2021	6,917
Treasury stock, 9,950 and 9,950 shares, at par as of March 31, 2021	(10,859)
Additional paid-in capital	21,599,409
Accumulated deficit	(10,812,360)
Total stockholders’ equity	10,783,107
Total capitalization	10,783,107

____________

(1)      A $1.00 increase or decrease in the assumed combined public offering price of $           per share, which is the last reported sale price of our common stock on the OTCQB on June     , 2021, would increase or decrease, as appropriate, our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $          , assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 100,000 share increase or decrease in the number of shares offered by us, based on the assumed combined public offering price of $           per share, would increase or decrease our as adjusted cash and cash equivalents, total assets and total stockholders’ equity by approximately $          , after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

As of March 31, 2021, our historical net tangible book value was $3.3 million, or $0.47 per share of our common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share is our historical net tangible deficit divided by the number of shares of common stock outstanding as of March 31, 2021.

Our as adjusted net tangible book value as of March 31, 2021, which is our net tangible book value at that date, after giving effect to the sale of shares in this offering by us at an assumed public offering price of $           per share, which is the last reported sale price of our common stock on the OTCQB on June     , 2021, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, would have been           ,         or $           per share. This represents an immediate increase in as adjusted net tangible book value of $           per share to our existing stockholders and an immediate dilution of $           per share to investors participating in this offering. Dilution per share to investors participating in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by investors in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share			$
Historical net tangible book value per share as of March 31, 2021		$0.47
Increase in net tangible book value per share attributable to investors participating in this offering	$
As adjusted net tangible book value per share after this offering			$
Dilution per share to investors participating in this offering			$

The information discussed above is illustrative only, and the dilution information following this offering will depend on the actual public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed public offering price of $           per share, based on the last reported sale price for our common stock as reported on the OTCQB on           , 2021, would increase or decrease the as adjusted net tangible book value per share after this offering by $            per share and the dilution per share to investors participating in this offering by $            per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us and excluding the proceeds.

We may also increase or decrease the number of shares we are offering. An increase of 100,000 in the number of shares offered by us would increase or decrease our as adjusted net tangible book value per share by approximately $           , and the dilution per share to investors participating in this offering by $           , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual offering price, the actual number of shares we offer in this offering, and other terms of this offering determined at pricing.

If the underwriter exercises its option to purchase additional securities in full, the as adjusted net tangible book value will increase to $           per share, representing an immediate increase in as adjusted net tangible book value to existing stockholders of $           per share and immediate dilution of $          per share to investors participating in this offering.

The information above is based on 6,906,454 shares of common stock outstanding as of March 31, 2021, and excludes:

•        121,930 shares of our common stock that may be issued pursuant to outstanding options awarded under the 2011 Long-Term Incentive Plan; however, no additional awards may be granted under such plan;

•        466,477 shares of our common stock that are issuable upon the exercise of stock options awarded under the 2016 Plan; and

•        887,628 shares of our common stock reserved for future issuance under the 2016 Plan.

To the extent that outstanding stock options are exercised, or additional shares of common stock are issued in the future, including pursuant to additional grants under our stock incentive plans, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” Aside from certain information as of December 31, 2020, all amounts and operational data herein are unaudited.

Overview

We are a leading communications software innovator that powers multimedia social applications. We operate a leading network of consumer applications that we believe create a unique social media enterprise where users can meet, see, chat, broadcast and message in real time in a secure environment with others in our network. Our consumer applications generate revenue principally from subscription fees and advertising arrangements.

We believe that the scale of our subscriber base presents a competitive advantage in the video social networking industry and provides growth opportunities to advance existing products with up-sell opportunities and build future brands with cross-sell offers.

We also believe that our proprietary consumer app technology platform can scalably support large communities of users in activities such as video, voice and text chat and provide robust user monetization tools.

Our continued growth depends on attracting new consumer application users through the introduction of new applications, features and partnerships and further penetration of our existing markets. Our principal growth strategy is to invest in the development of proprietary software, expand our sales and marketing efforts with respect to such software, and increase our consumer application user base through potential platform partnerships and new and existing advertising campaigns that we run through internet and mobile advertising networks, all while balancing the capital needs of the business.

Our strategy is to approach these opportunities in a measured way, being mindful of our resources and evaluating factors such as potential revenue, time to market and amount of capital needed to invest in the opportunity.

Background of Presentation and Recent Developments

Update on COVID-19

The World Health Organization declared COVID-19 a pandemic on March 11, 2020. The global spread of the COVID-19 pandemic and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. COVID-19 continues to have an unpredictable and unprecedented impact on the U.S. economy as federal, state and local governments react to this public health crisis with travel restrictions and potential quarantines. Although our core multimedia social applications have been able to support the increased demand we have experienced, the extent of the future impact of the COVID-19 pandemic on our business is highly uncertain and difficult to predict. Adverse economic and market conditions as a result of COVID-19 could also affect the demand for our applications and the ability of our users to satisfy their obligations to us. If the pandemic continues to cause significant negative impacts to economic conditions, our results of operations, financial condition and liquidity could be materially and adversely impacted.

On April 13, 2020, to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic, we applied for a loan under the Small Business Administration (“SBA”) Paycheck Protection Program under the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and on May 3, 2020, we entered into a promissory note with an aggregate principal amount of $506,500 (the “Note”) in favor of Citibank, N.A., as lender (the “Lender”). On January 13, 2021, the Note was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act. We do not expect to incur additional indebtedness under the CARES Act.

We continue to serve as a form of safe and entertaining communication during this global pandemic and in order to help those affected in hardest hit countries will continue to offer some of its group video conferencing services free of charge to select countries.

Sale of Secured Communications Assets

As previously announced, on February 24, 2020, we entered into an Asset Purchase Agreement, which was subsequently amended and restated on May 29, 2020 (the “Amended and Restated Agreement”) with SecureCo, LLC (the “Buyer”), pursuant to which we agreed to sell substantially all of the assets related to its secure communications business (the “Secured Communications Assets”) to the Buyer (the “Asset Sale”). The Secured Communications Assets included communication solutions and operations capabilities for secure messaging and data applications, and software and middleware for enterprise and government client targets.

On July 23, 2020, we completed the Asset Sale for a cash purchase price of $250,000, $150,000 of which was paid at closing and $100,000 of which is payable in four equal installments over the fifteen-month period following the closing of the Asset Sale. The Amended and Restated Agreement also provides for a revenue sharing arrangement, pursuant to which we are entitled to receive quarterly royalty payments ranging from 5% to 10% of certain revenues received by the Buyer, with the aggregate amount of such royalty payments not to exceed $500,000. On January 25, 2021, we received the first installment payment of $25,000 and we received the second installment payment of $25,000 on April 28, 2021. We do not expect to continue to pursue secure communications products or technology implementation services as part of our overall business strategy.

Discontinued Operations

In January 2019, we sold substantially all of the assets related to our dating service business under the domain names FirstMet, 50more and The Grade (collectively, the “Dating Services Business”). As a result, during the first quarter of 2019, we began to separately report the results of the Dating Services Business as a discontinued operation in our consolidated statements of operations and present the related assets and liabilities as held for sale in our consolidated balance sheets. These changes have been applied for all periods presented. Unless otherwise noted, amounts and percentages for all periods discussed below reflect the results of operations and financial condition from our continuing operations.

Approval of Listing on The Nasdaq Capital Market

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PALT,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering.

Operational Highlights and Objectives

During the three months ended March 31, 2021, we executed key components of our objectives:

•        reported income from operations of $0.4 million for the three months ended March 31, 2021, compared to loss from operations of $0.4 million for the three months ended March 31, 2020, primarily by growing subscription revenue compared to the same period last year;

•        achieved positive net cash flow of $0.1 million for the three months ended March 31, 2021, an improvement of $0.1 million when compared to the three months ended March 31, 2020, and positive cash flow from operations, an improvement of $0.1 million when compared to the three months ended March 31, 2020; and

•        released a private room functionality in our Paltalk application.

For the near term, our business objectives include:

•        continuously improving and enhancing our live video chat applications, including the integration of games, private rooms and other features focused on new user acquisition, retention and monetization, which collectively are intended to increase usage and revenue opportunities;

•        continuing to explore strategic opportunities, including, but not limited to, potential mergers or acquisitions of other entities that are synergistic to our businesses;

•        continuing to develop our consumer application platform strategy by seeking potential partnerships with large third-party communities to whom we could promote a co-branded version of our video chat products and potentially share in the incremental revenues generated by these partner communities;

•        investing and developing new channels to find influencers on social media in order to scale current programming;

•        taking steps towards listing our common stock on a national securities exchange; and

•        continuing to defend our intellectual property.

Sources of Revenue

Our main sources of revenue are subscription, advertising and other fees generated from users of our core video chat products. We expect that the majority of our revenue in future periods will continue to be generated from our core video chat products. We also generate technology service revenue under licensing and service agreements that we negotiate with third parties which includes development, integration, engineering, licensing or other services that we provide.

Subscription Revenue

Our video chat platforms generate revenue primarily through subscription fees. Our tiers of subscriptions provide users with unlimited video windows and levels of status within the community. Multiple subscription tiers are offered in different durations depending on the product from one-, six- and twelve-month terms, which continue to vary as we continue to test and optimize length and pricing. Longer-term plans (those with durations longer than one month) are generally available at discounted monthly rates. Levels of membership benefits are offered in tiers, with the least membership benefits in the lowest paid tier and the most membership benefits in the highest paid tier. Our membership tiers are “Plus,” “Extreme,” “VIP” and “Prime” for Paltalk and “Pro,” “Extreme” and “Gold” for Camfrog. We also hold occasional promotions that offer discounted subscriptions and virtual gifts.

We recognize revenue from monthly premium subscription services beginning in the month in which the subscriptions are originated. Revenues from multi-month subscriptions are recognized on a gross and straight-line basis over the length of the subscription period. The unearned portion of subscription revenue is presented as deferred revenue in the accompanying condensed consolidated balance sheets.

We also offer virtual gifts to our users. Users may purchase credits that can be redeemed for a host of virtual gifts such as a rose, a beer, or a car, among other items. Virtual gift revenue is recognized upon the users’ utilization of the virtual gift and included in subscription revenue. The unearned portion of virtual gifts revenue is presented as deferred revenue in the accompanying condensed consolidated balance sheets.

Advertising Revenue

We generate a portion of our revenue through advertisements on our video platforms. Advertising revenue is dependent upon the volume of advertising impressions viewed by active users as well as the advertising inventory we place on our products. We recognize advertising revenue as earned on a click-through, impression, registration or subscription basis. Measurements of impressions include when a user clicks on an advertisement (CPC basis), views an advertisement impression (CPM basis), or registers for an external website via an advertisement by clicking on or through our application (CPA basis).

Technology Service Revenue

Technology service revenue is generated under service and partnership agreements that we negotiate with third parties which includes development, integration, engineering, licensing or other services that we provide.

Secure Communications.    During the first quarter of 2020, we received technology service revenue in connection with our technology services agreement (the “ProximaX Agreement”) with ProximaX Limited (“ProximaX”). Effective June 24, 2019, we entered into a termination agreement with ProximaX (the “Termination Agreement”), pursuant to which ProximaX was required to make certain payments to us on a monthly basis through the remainder of 2019. Since there is no assurance of collectability on the payments due under the Termination Agreement, revenue is being recognized as the payments are received. As described above, we recently sold our Secured Communications Assets. We do not anticipate generating any material technology service revenue in the future or continuing to pursue secure communications software solutions as part of our business strategy.

Technology Partnerships.    During the second quarter of 2020, we also recorded technology service revenue in connection with our agreement to serve as a launch partner with YouNow and to integrate YouNow’s Props platform into our Camfrog and Paltalk applications (the “YouNow Agreement”). Pursuant to the terms of the YouNow Agreement, YouNow agreed to pay us, in exchange for our services, an aggregate of 10.5 million cryptographic props tokens (“Props tokens”) upon the achievement of certain milestones as follows: (i) 3.0 million Props tokens upon execution of the YouNow Agreement, (ii) 4.0 million Props tokens upon the integration of the Props platform in the Camfrog application and (iii) 3.5 million Props tokens due upon the integration of the Props platform in the Paltalk application. The upfront fee is recognized as revenue under the output method based on the direct measurements of the value of services transferred to date to the customer, relative to the remaining services under the YouNow Agreement. The milestones fees are recognized as revenue on the completion dates of integration services performed.

In addition, during the year ended December 31, 2020, we received 1.1 million Props tokens for a validator service and 13.5 million Props tokens under YouNow’s loyalty Props platform that was implemented on our Paltalk and Camfrog applications. The loyalty platform is used to drive engagement and empower users financially by providing users with the ability to earn Props tokens while using the Paltalk and Camfrog applications. The number of Props tokens earned by users for the year ended December 31, 2020 was 3.6 million, which is recorded under digital tokens payable in the consolidated balance sheets and the net revenue earned is recorded under technology service revenue in the consolidated statements of operations. The total net revenue value is recognized as earned.

In the determining the value of the revenue for the Props tokens, we converted the Props tokens into U.S. dollars using an independent third-party valuation. Digital tokens earned, receivable or payable before June 30, 2020, were recorded based on a $0.02 fair value estimated at the end of the reporting period. Digital tokens earned, receivable or payable from July 1, 2020 through December 31, 2020 were recorded based on an estimated fair value of $0.039.

We expect that our future business development partnerships are likely to contain pricing and other custom terms based on the needs of the client, which may include compensation in the form of cash or cryptocurrency tokens or a mix of cash and cryptocurrency tokens.

Costs and Expenses

Cost of Revenue

Cost of revenue consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in data center and customer care functions, credit card processing fees, hosting fees, and data center rent and bandwidth costs. Cost of revenue also includes compensation and other employee-related costs for technical personnel and subcontracting costs relating to technology service revenue.

Sales and Marketing Expense

Sales and marketing expense consists primarily of advertising expenditures and compensation (including stock-based compensation) and other employee-related costs for personnel engaged in sales, and sales support functions. Advertising and promotional spend includes online marketing, including fees paid to search engines, and offline marketing, which is primarily partner-related payments to those who direct traffic to our brands.

Product Development Expense

Product development expense, which relates to the development of technology of our applications, consists primarily of compensation (including stock-based compensation) and other employee-related costs that are not capitalized for personnel engaged in the design, testing and enhancement of service offerings as well as amortization of capitalized website development costs.

General and Administrative

General and administrative expense consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources and facilities costs and fees for other professional services. General and administrative expense also includes depreciation of property and equipment and amortization of intangible assets.

Key Metrics

Our management relies on certain non-GAAP and/or unaudited performance indicators to manage and evaluate our business. The key performance indicators set forth below help us evaluate growth trends, establish budgets, measure the effectiveness of our advertising and marketing efforts and assess operational efficiencies. We also discuss net cash used in operating activities under the “Results of Operations” and “Liquidity and Capital Resources” sections below. Active subscribers, subscription bookings and Adjusted EBITDA are discussed below.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Active subscribers (as of period end)	104,400	106,400	103,700	103,800
Subscription bookings	$3,104,438	$2,585,264	$12,195,725	$11,766,709
Net cash provided by (used in) operating activities	$96,055	$16,892	$1,435,300	$(4,465,363)
Net income (loss)	$916,729	$(438,384)	$1,371,262	$(8,380,060)
Adjusted EBITDA	$535,177	$(121,452)	$1,955,854	$135,422
Adjusted EBITDA as percentage of total revenues	15.9%	(4.5)%	15.2%	0.9%

Active Subscribers

Active subscribers means users of our consumer applications that have prepaid a fee, redeemed credits or received an upgrade from another user as a gift for current unlocked application features such as enhanced voice and video access, elevated status in the community or unrestricted communication on our applications and whose subscription period has not yet expired. The metrics for active subscribers are based on internally- derived metrics across all platforms through which our applications are accessed. We assess the performance of our consumer applications by measuring active subscribers because we believe that this metric is the most reliable way to understand user engagement on our platform and estimate the future operational performance of our applications. We also believe that measuring active subscribers helps management estimate future subscription revenue. Because active subscribers generate the majority of our subscription revenue, as the number of active subscribers to our consumer applications increases, the amount of subscription revenue generated from our consumer applications also increases. Active subscribers is distinguished from active users, which represents the total number of free and paid users across all platforms during a certain period who access our various applications. We believe that active users are important to our operations because advertising revenue is largely dependent upon the volume of advertising impressions viewed by active users.

Active subscribers worldwide in all periods presented excludes active subscribers to the Dating Services Business, which was sold in January 2019.

Subscription Bookings

Subscription bookings is a financial measure representing the aggregate dollar value of subscription fees and virtual gifts purchases received during the period. We calculate subscription bookings as subscription revenue recognized during the period plus the change in deferred subscription revenue recognized during the period. We record subscription revenue from subscription fees as deferred subscription revenue and then recognize that revenue ratably over the length of the subscription term or ratably over usage for virtual gifts. Our management uses subscription bookings internally in analyzing our financial results to assess operational performance and to assess the effectiveness of, and plan future, user acquisition campaigns. We believe that this financial measure is useful in evaluating the performance of our consumer applications because we believe, as compared to subscription revenue, it is a better indicator of the subscription activity in a given period. We believe that both management and investors benefit from referring to subscription bookings in assessing our performance and when planning, forecasting and analyzing future periods.

While the factors that affect subscription bookings and subscription revenue are generally the same, certain factors may affect subscription bookings more or less than such factors affect subscription revenue in any period. While we believe that subscription bookings is useful in evaluating our business, it should be considered as supplemental in nature and it is not meant to be a substitute for subscription revenue recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).

Subscription bookings in all periods presented excludes subscription bookings from the Dating Services Business, which was sold in January 2019.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as net income (loss) adjusted to exclude net loss from discontinued operations, interest income, net, other income, net, net loss from discontinued operations, gain on sale of the Dating Services Business, income tax expense from continuing operations, gain on office lease termination, impairment loss on goodwill, gain from sale of Secured Communication Assets, gain on the extinguishment of term debt, provision for income taxes, depreciation and amortization expense, loss on disposal of property and equipment, other expense, impairment loss on digital tokens and stock-based compensation expense.

We present Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to develop short- and long-term operational plans and to allocate resources to expand our business. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the cash operating income generated by our business. We believe that Adjusted EBITDA is useful to investors and others to understand and evaluate our operating results, and it allows for a more meaningful comparison between our performance and that of competitors.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this performance measure in isolation from or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•        Adjusted EBITDA does not reflect cash capital expenditures for assets underlying depreciation and amortization expense that may need to be replaced or for new capital expenditures;

•        Adjusted EBITDA does not reflect net loss from discontinued operations;

•        Adjusted EBITDA does not reflect interest income, net;

•        Adjusted EBITDA does not reflect other expense, net;

•        Adjusted EBITDA does not reflect gain on sale of the Dating Services Business;

•        Adjusted EBITDA does not reflect income tax expense from continuing operations;

•        Adjusted EBITDA does not reflect gain on office lease termination;

•        Adjusted EBITDA does not reflect impairment loss on goodwill;

•        Adjusted EBITDA does not reflect gain from sale of Secured Communication Assets;

•        Adjusted EBITDA does not loss on disposal of property and equipment;

•        Adjusted EBITDA does not reflect our working capital requirements;

•        Adjusted EBITDA does not reflect the impairment loss on digital tokens;

•        Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation;

•        Adjusted EBITDA does not reflect gain on the extinguishment of term debt and the provision for income taxes; and

•        other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Limitation of Adjusted EBITDA

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results. The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Reconciliation of Net Income (loss) to Adjusted EBITDA:
Net income (loss)	$916,729	$(438,384)	$1,371,262	$(8,380,060)
Interest income, net	(2,467)	(12,187)	(7,119)	(156,423)
Other expense, net	—	84,469	128,165	—
Net loss from discontinued operations	—	—	—	104,880
Gain on sale of the Dating Services Business	—	—	—	(826,770)
Income tax expense for continuing operations	—	—	387	17,672
Gain on office lease termination	—	—	(141,001)	—
Impairment loss on goodwill	—	—	—	6,760,222
Gain from sale of Secured Communication Assets	—	—	(250,000)	—
Gain on the extinguishment of term debt	(506,500)	—	—	—
Provision for income taxes	1,100	2,500	—	—
Depreciation and amortization expense	94,947	152,944	571,725	605,415
Loss on disposal of property and equipment	—	—	39,238	—
Impairment loss on digital tokens	—	—	—	625,368
Stock-based compensation expense	31,368	89,206	243,197	1,385,118
Adjusted EBITDA	$535,177	$(121,452)	$1,955,854	$135,422

Results of Operations

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The following table sets forth condensed consolidated statements of operations data for each of the periods indicated as a percentage of total revenues:

	Three Months Ended March 31,
	2021	2020
Total revenue	100.0%	100.0%
Costs and expenses:
Cost of revenue	19.2%	22.9%
Sales and marketing expense	7.6%	7.0%
Product development expense	38.5%	46.0%
General and administrative expense	22.6%	37.5%
Total costs and expenses	87.9%	113.4%
Income (loss) from operations	12.1%	(13.4)%
Interest income, net	0.1%	0.4%
Gain on extinguishment of term debt	15.0%	—%
Other expense	—	(3.1)%
Income (loss) from continuing operating before provision for income taxes	27.2%	(16.0)%
Provision for income taxes	(0.0)%	—%
Net loss (income)	27.2%	(16.0)%

Revenue

Total revenue increased to $3,372,002 for the three months ended March 31, 2021 from $2,720,742 for the three months ended March 31, 2020. The increase was primarily driven by an increase in subscription and technology service revenue.

The following table sets forth our subscription revenue, advertising revenue, technology service revenue and total revenue for the three months ended March 31, 2021 and the three months ended March 31, 2020, the increase between those periods, the percentage increase between those periods, and the percentage of total revenue that each represented for those periods:

	Three Months Ended March 31,		$ Increase	% Increase	% Revenue Three Months Ended March 31,
	2021	2020			2021	2020
Subscription revenue	$3,139,365	$2,650,123	$489,242	18.5%	93.1%	97.4%
Advertising revenue	76,821	55,667	21,154	38.0%	2.3%	2.0%
Technology service revenue	155,816	14,952	140,864	942.1%	4.6%	0.6%
Total revenues	$3,372,002	$2,720,742	$651,260	23.9%	100.0%	100.0%

Subscription Revenue

Our subscription revenue for the three months ended March 31, 2021 increased by $489,242, or 18.5%, as compared to the three months ended March 31, 2020. The increase in subscription revenue was primarily driven by increased activity across all products from our existing users resulting from an approximately 20.1% increase in subscription revenue per active subscriber. In addition, we experienced a change in the proportion of revenue generated between revenue from subscriptions and revenue from virtual gifts due to strategic alignment of discounted price promotion.

Advertising Revenue

Our advertising revenue for the three months ended March 31, 2021 increased by $21,154, or 38.0%, as compared to the three months ended March 31, 2020. The increase in advertising revenue was primarily due to an increase in the volume of advertising impressions related to changes in third-party advertising partners.

Technology Service Revenue

Our technology service revenue increased by $140,864, or 942.1%, as compared to the three months ended March 31, 2020. The increase in technology service revenue was driven by technology service revenue generated under the YouNow Agreement.

Costs and Expenses

Total costs and expenses for the three months ended March 31, 2021 decreased by $121,204, or 3.9%, as compared to the three months ended March 31, 2020. The following table presents our costs and expenses for the three months ended March 31, 2021 and 2020, the increase or decrease between those periods and the percentage increase or decrease between those periods and the percentage of total revenue that each represented for those periods:

	Three Months Ended March 31,		$ Increase (Decrease)	% Increase (Decrease)	% Revenue Three Months Ended March 31,
	2021	2020			2021	2020
Cost of revenue	$646,715	$622,724	$23,991	3.9%	19.2%	22.9%
Sales and marketing expense	257,451	191,670	65,781	34.3%	7.6%	7.0%
Product development expense	1,297,264	1,250,696	46,568	3.7%	38.5%	46.0%
General and administrative expense	761,710	1,019,254	(257,544)	(25.3)%	22.6%	37.5%
Total costs and expenses	$2,963,140	$3,084,344	$(121,204)	(3.9)%	87.9%	113.4%

Cost of revenue

Our cost of revenue for the three months ended March 31, 2021 increased by $23,991, or 3.9%, as compared to the three months ended March 31, 2020. The increase is consistent with the increase in subscription revenue.

Sales and marketing expense

Our sales and marketing expense for the three months ended March 31, 2021 increased by $65,781, or 34.3%, as compared to the three months ended March 31, 2020. The increase in sales and marketing expense for the three months ended March 31, 2021 was primarily due to an increase in marketing expenditures across all products as we increased our focus on social media and increased headcount.

Product development expense

Our product development expense for the three months ended March 31, 2021 increased by $46,568, or 3.7%, as compared to the three months ended March 31, 2020. The increase in product development expense was primarily driven by an increase in consulting expense of approximately $80,900, offset by a reduction of approximately $52,400 in compensation expense related to the terminated ProximaX Agreement.

General and administrative expense

Our general and administrative expense for the three months ended March 31, 2021 decreased by $257,544, or 25.3%, as compared to the three months ended March 31, 2020. The decrease in general and administrative expense for the three months ended March 31, 2021 was primarily due to headcount reductions resulting in approximately $172,000 of reduced salary, stock-based compensation and other related expenses. In addition, the decrease in general and administrative expense was in part due to reduced legal fees of approximately $78,000.

Non-Operating Income (Loss)

The following table presents the components of non-operating income for the three months ended March 31, 2021 and the three months ended March 31, 2020, the increase or decrease between those periods and the percentage increase or decrease between those periods and the percentage of total revenue that each represented for those periods:

	Three Months Ended March 31,		$ Increase (Decrease)	% Increase (Decrease)	% Revenue Three Months Ended March 31,
	2021	2020			2021	2020
Interest income, net	$2,467	$12,187	$(9,720)	(79.8)%	0.1%	0.4%
Gain on extinguishment of term debt	506,500	—	506,500	100.0%	15.0%	—%
Other expense, net	—	(84,469)	(84,469)	100.0%	—%	(3.1)%
Total non-operating income (loss)	$508,967	$(72,282)	$581,249	804.1%	15.1%	(2.7)%

Non-operating income for the three months ended March 31, 2021 was $508,967, a net increase of $581,249, or 804.1%, as compared to non-operating loss of $72,282 for the three months ended March 31, 2020. The increase in non-operating income was driven by the gain on extinguishment of term debt of the $506,500 of proceeds from the Note received in order to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic.

Income Taxes

Our provision for income taxes consists of federal and state taxes, as applicable, in amounts necessary to align the Company’s year-to-date tax provision with the effective rate that it expects to achieve for the full year. For the three months ended March 31, 2021 and March 31, 2020, the Company recorded an income tax provision of $1,100 and $2,500, respectively, consisting primarily of state and local taxes.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table sets forth consolidated statements of operations data for each of the periods indicated as a percentage of total revenues:

	Years Ended December 31,
	2020	2019
Total revenue	100.0%	100.0%
Costs and expenses:
Cost of revenue	20.1%	20.8%
Sales and marketing expense	6.4%	6.9%
Product development expense	39.2%	42.9%
General and administrative expense	24.7%	41.5%
Impairment loss on goodwill	—%	44.2%
Total costs and expenses	90.4%	156.4%
Income (loss) from operations from continuing operations	9.6%	(56.4)%
Interest income, net	0.1%	1.0%
Impairment loss on digital tokens	—%	(4.1)%
Gain on sale of Secured Communications Assets	1.9%	—%
Other expense	(1.0)%	—%
Income (loss) from continuing operations before provision for income taxes	10.6%	(59.5)%
Income tax benefit (expense)	(0.0)%	0.9%
Net income (loss) from continuing operations	10.6%	(58.6)%
Income tax expense on discontinued operations	—%	(1.0)%
Gain on sale of discontinued operations	—%	5.4%
Loss from discontinued operations	—%	(0.7)%
Net income from discontinued operations	—%	3.7%
Net income (loss)	10.6%	(54.9)%

Revenue

Total revenue decreased to $12,832,672 for the year ended December 31, 2020 from $15,283,617 for the year ended December 31, 2019. The decrease was primarily driven by a decline of $2,898,627 in technology service revenue generated under the ProximaX Agreement, which was partially offset by an increase in subscription revenue.

The following table sets forth our subscription revenue, advertising revenue, technology service revenue and total revenue for the year ended December 31, 2020 and the year ended December 31, 2019, the increase or decrease between those periods, the percentage increase or decrease between those periods, and the percentage of total revenue that each represented for those periods:

	Years Ended December 31,		$ Increase (Decrease)	% Increase (Decrease)	% of Revenue Years Ended December 31,
	2020	2019			2020	2019
Subscription revenue	$11,966,497	$11,405,787	$560,710	4.9%	93.3%	74.6%
Advertising revenue	325,475	438,503	(113,028)	(25.8)%	2.5%	2.9%
Technology service revenue	540,700	3,439,327	(2,898,627)	(84.3)%	4.2%	22.5%
Total revenues	$12,832,672	$15,283,617	$(2,450,945)	(16.0)%	100.0%	100.0%

Subscription Revenue

Our subscription revenue for the year ended December 31, 2020 increased by $560,710, or 4.9%, as compared to the year ended December 31, 2019. The increase in subscription revenue was primarily driven by increased activity across all products from our existing users resulting from an approximately 5.0% increase in subscription revenue per active subscriber. In addition, we experienced a change in the proportion of revenue generated between revenue from subscriptions and revenue from virtual gifts due to strategic alignment of discounted price promotion.

Advertising Revenue

Our advertising revenue for the year ended December 31, 2020 decreased by $113,028, or 25.8%, as compared to the year ended December 31, 2019. The decrease in advertising revenue was primarily due to a decline in the volume of advertising impressions related to changes in third-party advertising partners.

Technology Service Revenue

Our technology service revenue decreased by $2,898,627, or 84.3%, as compared to the year ended December 31, 2019. The decrease in technology service revenue was primarily driven by the termination of the ProximaX Agreement, which was partially offset by $525,748 generated under the YouNow Agreement.

Costs and Expenses

Total costs and expenses for the year ended December 31, 2020 decreased by $12,308,973, or 51.5%, as compared to the year ended December 31, 2019. The following table presents our costs and expenses for the years ended December 31, 2020 and 2019, the decrease between those periods and the percentage decrease between those periods and the percentage of total revenue that each represented for those periods:

	Years Ended December 31,		$ Increase (Decrease)	% Increase (Decrease)	% of Revenue Years Ended December 31,
	2020	2019			2020	2019
Cost of revenue	$2,573,083	$3,174,453	$(601,370)	(18.9)%	20.1%	20.8%
Sales and marketing	825,069	1,056,967	(231,898)	(21.9)%	6.4%	6.9%
Product development	5,025,482	6,563,449	(1,537,967)	(23.4)%	39.2%	42.9%
General and administrative	3,166,343	6,343,859	(3,177,516)	(50.1)%	24.7%	41.5%
Impairment loss on goodwill	—	6,760,222	(6,760,222)	(100.0)%	—%	44.2%
Total costs and expenses	$11,589,977	$23,898,950	$(12,308,973)	(51.5)%	90.4%	156.4%

Cost of revenue

Our cost of revenue for the year ended December 31, 2020 decreased by $601,370, or 18.9%, as compared to the year ended December 31, 2019. The decrease in cost of revenue for the year ended December 31, 2020 was primarily driven by a decrease of approximately $201,600 in hosting expenses and approximately $354,700 of compensation and software expenses related to the terminated ProximaX Agreement.

Sales and marketing expense

Our sales and marketing expense for the year ended December 31, 2020 decreased by $231,898, or 21.9%, as compared to the year ended December 31, 2019. The decrease in sales and marketing expense for the year ended December 31, 2020 was primarily due to a decrease in overall marketing expenditures across all products as we increased our focus in social media.

Product development expense

Our product development expense for the year ended December 31, 2020 decreased by $1,537,967, or 23.4%, as compared to the year ended December 31, 2019. The decrease in product development expense was primarily driven by reduced headcount in our product and engineering teams resulting in approximately $1,290,800 of reduced salary and other related expenses. Additionally, for the year ended December 31, 2020, there was a reduction of approximately $201,600 of compensation expense related to the terminated ProximaX Agreement.

General and administrative expense

Our general and administrative expense for the year ended December 31, 2020 decreased by $3,177,516, or 50.1%, as compared to the year ended December 31, 2019. The decrease in general and administrative expense for the year ended December 31, 2020 was primarily due to headcount reductions resulting in approximately $1,924,600 of reduced salary, stock-based compensation and other related expenses. In addition, the decrease in general and administrative expense was in part due to reduced legal fees of approximately $505,400, reduced depreciation expense of approximately $184,800 and reduced rent expense of $329,300 resulting from an office lease termination.

Impairment loss on goodwill

There was no goodwill impairment for the year ended December 31, 2020. At December 31, 2019, a $6,760,222 goodwill impairment was recorded for the year ended December 31, 2019 due to the instability and declining market price of our common stock. At December 31, 2019, the market price per share of our common stock declined to $1.29 and, as such, we concluded that the goodwill should be reduced as result of the decline in the market price of our common stock. At December 31, 2020 and 2019, goodwill was $6,326,250.

Non-Operating Income (Expense), Net

The following table presents the components of non-operating income for the year ended December 31, 2020 and the year ended December 31, 2019, the increase or decrease between those periods and the percentage increase or decrease between those periods and the percentage of total revenue that each represented for those periods:

	Years Ended December 31,		$ Increase (Decrease)	% Increase (Decrease)	% of Revenue Years Ended December 31,
	2020	2019			2020	2019
Interest income, net	$7,119	$156,423	$(149,304)	(95.4)%	0.1%	1.0%
Impairment loss on digital tokens	—	(625,368)	625,368	100.0%	—%	(4.1)%
Gain from the sale of Secured Communications Assets	250,000	—	250,000	100.0%	1.9%	—%
Other expense	(128,165)	—	(128,165)	(100.0)%	(1.0)%	—%
Income from discontinued operations	—	562,625	(562,625)	(100.0)%	—%	3.7%
Total non-operating income	$128,954	$93,680	$35,274	37.7%	1.0%	0.6%

Non-operating income for the year ended December 31, 2020 was $128,954, a net increase of $35,274, or 37.7%, as compared to non-operating income of $93,680 for the year ended December 31, 2019. The increase in non-operating income was driven by a $250,000 gain from the sale of the Secured Communications Assets and by the absence of impairment loss during the year ended December 31, 2020, which was partially offset by a $72,823 loss recognized upon the sale of 124,752,914 XPX tokens during the year ended December 31, 2020.

Liquidity and Capital Resources

Currently, our primary source of liquidity is cash on hand and cash flows from operations, and we believe that our cash balance and our expected cash flow from operations will be sufficient to meet all of our financial obligations for the twelve months from March 31, 2021. As of March 31, 2021, we had $5,681,475 of cash and cash equivalents.

Our primary use of working capital is related to product development resources in order to maintain and create new services and features in applications for our clients and users. In particular, a significant portion of our working capital has been allocated to the improvement of our products. In the future, we may also seek to grow our business by expending our capital resources to fund strategic investments and partnership opportunities.

On May 3, 2020, to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic, we entered into a promissory note under the SBA Paycheck Protection Program under the recently enacted CARES Act in favor of in favor of the Lender in the aggregate principal amount of $506,500. The Note had a two-year term and borne interest at a stated rate of 1.0% per annum. We did not provide any collateral or guarantees for the Note, nor did we pay any facility charge to obtain the Note. The Note provided for customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. On January 13, 2021, the Note was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act. We do not expect to incur additional indebtedness under the CARES Act.

On May 29, 2020, we completed the sale of the Secured Communications Assets for a cash purchase price of $250,000, $150,000 of which was paid at closing and $100,000 of which is payable in four equal installments over the fifteen-month period following the closing. The Amended and Restated Agreement also provides for a revenue sharing arrangement, pursuant to which we are entitled to receive quarterly royalty payments ranging from 5% to 10% of certain revenues received by the Buyer, with the aggregate amount of such royalty payments not to exceed $500,000.

In the future, it is possible that we will need additional capital to fund our operations, particularly growth initiatives, which we expect we would raise through a combination of equity offerings, debt financings, other third-party funding and other collaborations and strategic alliances. We may also attempt to raise capital through dispositions of our assets, such as our sale of our Dating Services Business in January 2019 and the sale of the Secured Communications Assets in July 2020.

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The following table summarizes the condensed consolidated statement of cash flows for the years ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Condensed Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$96,055	$16,892
Net cash provided by investing activities	—	—
Net cash provided by (used in) financing activities	—	(7,240)
Net change in cash and cash equivalents	$96,055	$9,652

Operating Activities

Net cash provided by operating activities was $96,055 for the three months ended March 31, 2021, as compared to net cash provided by operating activities of $16,892 for the three months ended March 31, 2020. The increase in net cash provided by operating activities of $79,163 was primarily due to the forgiveness of the Note proceeds we received in order to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic. Additionally, the increase was a result of our streamlined plan of operations to reduce expenses. For the three months ended March 31, 2021, operating expenses were reduced by $0.1 million, or 3.9%, compared to the three months ended March 31, 2020.

Investing Activities

There was no net cash provided by investing activities for the three months ended March 31, 2021 and the three months ended March 31, 2020.

Financing Activities

There was no net cash used in financing activities for the three months ended March 31, 2021 as compared to net cash used in financing activities of $7,240 for the three months ended March 31, 2020.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table summarizes the condensed consolidated statement of cash flows for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Condensed Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$1,435,300	$(4,465,363)
Net cash provided by investing activities	225,406	1,339,060
Net cash provided by (used in) financing activities	497,656	(2,015)
Net change in cash and cash equivalents	$2,158,362	$(3,128,318)

Operating Activities

Net cash provided by operating activities was $1,435,300 for the year ended December 31, 2020, as compared to net cash used in operating activities of $4,465,363 for the year ended December 31, 2019. The increase in net cash provided by operating activities of $5,900,663 was as a direct result of our streamlined plan of operations to reduce expenses. For the year ended December 31, 2020, operating expenses were reduced by $12.3 million, or 51.5%, compared to the year ended December 31, 2019.

Investing Activities

Net cash provided by investing activities was $225,406 for the year ended December 31, 2020, as compared to net cash provided by investing activities of $1,339,060 for the year ended December 31, 2019. The decrease in net cash provided by investing activities for the year ended December 31, 2020 was primarily due to the absence of proceeds from the sale of the Dating Services Business, offset by the proceeds received from the sale of digital tokens and the sale of the Secured Communications Assets.

Financing Activities

Net cash provided by financing activities was $497,656 for the year ended December 31, 2020 as compared to net cash used in financing activities of $2,015 for the year ended December 31, 2019. The increase in net cash provided by financing activities for the year ended December 31, 2020 was primarily due to the Note proceeds received in order to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic. This increase was offset by the repurchase of common stock pursuant to our stock repurchase plan.

Contractual Obligations and Commitments

On May 3, 2020, to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic, we entered into the Note in favor of the Lender in the aggregate principal amount of $506,500. The Note has a two-year term, matures on May 3, 2022, and bears interest at a stated rate of 1.0% per annum. Monthly principal and interest payments commenced in December 2020. We did not provide any collateral or guarantees for the Note, nor did we pay any facility charge to obtain the Note. The Note provided for customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. On January 13, 2021, the Note was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act. We do not expect to incur additional indebtedness under the CARES Act.

On May 1, 2019, we entered into a lease agreement for office space located at 122 East 42nd Street in New York, NY and paid a $133,968 security deposit in the form of a letter of credit. The term of the lease ran until April 26, 2023. Our monthly office rent payments under the lease were approximately $33,492 per month. On June 22, 2020, we entered into an agreement to terminate the lease for this office space. Pursuant to the terms of the agreement, we vacated the offices on June 30, 2020 and we agreed to forfeit its security deposit of $133,968.

On May 1, 2019, we entered into a sublease agreement with Telecom Infrastructure Corp. (“Telecom”) for office space located at 122 East 42nd Street in New York, NY, pursuant to which Telecom was required to pay us $11,164 per month. The term of the sublease ran until April 26, 2023. On June 18, 2020, we entered into an agreement to terminate the sublease for this office space. Pursuant to the terms of the agreement, Telecom vacated the offices on June 30, 2020. Following the termination of the lease for office space at 122 East 42nd Street, we moved our principal offices to 30 Jericho Executive Plaza in Jericho, New York. We entered into the lease agreement with Jericho Executive Center LLC on June 7, 2016 for office space at 30 Jericho Executive Plaza, which commenced on September 1, 2016 and runs through November 30, 2021. On April 9, 2021, we entered into a lease extension agreement with Jericho Executive Center LLC for the office space at 30 Jericho Executive Plaza in Jericho, New York, which commences on December 1, 2021 and runs through November 30, 2022. Our monthly office rent payments under the lease are currently approximately $5,900 per month.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

For information about recent accounting pronouncements that may impact our financial statements, please refer to Note 2 of Notes to Financial Statements under the heading “Recent Accounting Pronouncements.”

BUSINESS

Our Company

We are a leading communications software innovator that powers multimedia social applications. Our product portfolio includes Paltalk and Camfrog, which together host one of the world’s largest collections of video-based communities. Our other products include Tinychat and Vumber. We have an over 20-year history of technology innovation and hold 18 patents.

Our Services and Products

We operate a leading network of consumer applications that we believe create a unique social media enterprise where users can meet, see, chat, broadcast and message in real time in a secure environment with others in our network. Our consumer applications generate revenue principally from subscription fees and advertising arrangements.

We believe that the scale of our subscriber base presents a competitive advantage in the video social networking industry and provides growth opportunities to advance existing products with up-sell opportunities and build future brands with cross-sell offers. We also believe that our proprietary consumer app technology platform can scalably support large communities of users in activities such as video, voice and text chat and provide robust user monetization tools.

Our continued growth depends on attracting new consumer application users through the introduction of new applications, features and partnerships and further penetration of our existing markets. Our principal growth strategy is to invest in the development of proprietary software, expand our sales and marketing efforts with respect to such software, and increase our consumer application user base through potential platform partnerships and new and existing advertising campaigns that we run through internet and mobile advertising networks, all while balancing the capital needs of the business.

Our strategy is to approach these opportunities in a measured way, being mindful of the Company’s resources and evaluating factors such as potential revenue, time to market and amount of capital needed to invest in the opportunity.

Consumer Applications

We operate a leading network of consumer applications that create a unique social media enterprise where users can meet, see, chat, broadcast and message in real time in a secure environment with others in our network. The proprietary technology underlying our products allows us to operate thousands of simultaneous streams, including on mobile platforms, which support interactions on a one-on-one, one-to-many and many-to-many basis. Furthermore, our technology is supported by a portfolio of 18 issued patents.

Live Video Chat.    We have three existing products in the video chat space: Paltalk, Camfrog and Tinychat. Our major revenue-generating live video chat products are Paltalk and Camfrog. Each product enables individuals to self-organize around topics and users with common affinities. Tinychat enables adaptations of our video technology for alternative uses and opportunities in the future.

Paltalk and Camfrog are both leading providers of live video social networking applications available on Windows, Mac OS, iOS, Android and other tablet devices. Together, these products power one of the world’s largest global collections of video-based communities, with proprietary technology to host thousands of simultaneous live group conversations on topics such as politics, financial markets, music and dating. Our proprietary client server technology helps maintain high quality video and audio, even as many users simultaneously watch a particular broadcaster. Paltalk and Camfrog both attract a demographically and geographically diverse user base, with users in over 180 different countries. Paltalk users are approximately one-third domestic and two-thirds international, and Camfrog users have an even larger international presence, with a particular concentration in Southeast Asia.

Telecommunications.    We own and operate a small telecommunications services provider called Vumber that enables users to have multiple phone numbers in any area code through which calls can be forwarded to a user’s existing cell phone or land line telephone number. Vumber serves both the retail and small business community. Vumber not only allows individuals to communicate while protecting privacy, but also gives business professionals the ability to add a new business line with any chosen area code to their cell phones. Vumber provides an in-depth data analytics platform that can track, record and analyze calls to gain new insights into one’s business.

Product Payment Options.    Our users have a variety of methods by which to purchase product subscriptions across all of our platforms. Users can pay by credit card, PayPal, Western Union, check, local e-wallet providers, or complete an in-app purchase through the Apple App Store or Google Play Store for Android users.

Apple generally retains up to 30% of the revenue, subject to certain limitations, that is generated from sales on our iPhone applications through in-app purchases in the United States. Google also retains 30% of the revenue that is generated from sales on Android applications via Google wallet through in-app purchases in the United States.

All of our credit card transactions are processed through various payment providers. Video chat users in certain international territories also have an option to purchase through local resellers. Local resellers prepay in bulk for services and debit the prepaid balance as one-time subscriptions and virtual currency are sold to end users. Regardless of which payment method is utilized, users may access our products through any of the gateways we offer.

Technology Service

Secured Communications.    In the first quarter of 2018, we began developing and licensing a suite of secure communications software. On March 21, 2018, we entered into a technology services agreement with ProximaX Limited (“ProximaX”) whereby we agreed to provide certain development and related services to ProximaX to facilitate the implementation of our PeerStream Protocol into their proprietary blockchain protocol. During the final stages of delivery of the second project milestone set forth in the agreement, ProximaX informed us that capital constraints made it unable to pay us. Accordingly, we entered into an agreement with ProximaX, effective June 24, 2019, to terminate the technology services agreement and provide for payment terms for the remaining amounts due under the technology services agreement.

On July 23, 2020, we sold substantially all of the assets related to our secure communications business (the “Secured Communications Assets”) to SecureCo, LLC (the “Buyer” and such sale of the Secured Communications Assets, the “Asset Sale”). The Secured Communications Assets included communication solutions and operations capabilities for secure messaging and data applications, and software and middleware for enterprise and government client targets. We do not expect to continue to pursue secure communications products or technology implementation services as part of our overall business strategy.

Technology Partnerships.    During the second and third quarters of 2020, we recorded technology service revenue in connection with our agreement to serve as a launch partner with YouNow, Inc. (“YouNow”) and to integrate YouNow’s props infrastructure (the “Props platform”) into our Camfrog and Paltalk applications (as amended, the “YouNow Agreement”). Pursuant to the terms of the YouNow Agreement, YouNow agreed to pay us, in exchange for our services, an aggregate of 10.5 million cryptographic props tokens (“Props tokens”) upon the achievement of certain milestones as follows: (i) 3.0 million Props tokens upon execution of the YouNow Agreement, (ii) 4.0 million Props tokens upon the integration of the Props platform in our Camfrog application and (iii) 3.5 million Props tokens due upon the integration of the Props platform in our Paltalk application.

In addition, as part of the YouNow Agreement, we received 1.1 million Props tokens for a validator service and 13.5 million Props tokens under YouNow’s loyalty Props platform that was implemented on our Paltalk and Camfrog applications. The loyalty platform is used to drive engagement and empower users financially by providing users with the ability to earn Props tokens while using the Paltalk and Camfrog applications. The number of Props tokens earned by users for the year ended December 31, 2020 was 3.6 million which is recorded under digital tokens payable in the consolidated balance sheets, and the net revenue earned is recorded under technology service revenue in the consolidated statements of operations.

Company Business Strategy

User Growth Through Marketing Efforts

Our continued growth depends on attracting new consumer application users through the introduction of new applications, features and partnerships and further penetration of our existing markets. Our principal growth strategy is to invest in the development of proprietary software, expand our sales and marketing efforts with respect to such software, and increase our consumer application user base through potential platform partnerships and new and existing advertising campaigns that we run through internet and mobile advertising networks, all while balancing the capital needs of the business.

Our strategy is to approach these opportunities in a measured way, being mindful of our resources and evaluating factors such as potential revenue, time to market and amount of capital needed to invest in the opportunity.

Enhance Existing Live Video Chat Applications

We plan to enhance our existing live video chat applications, which we anticipate will include several initiatives intended to improve usage and revenue potential. We plan to add incentives for loyal or valuable users to enhance retention and overall user activity in the products. We also intend to improve our product and marketing capabilities on mobile, to enhance monetization and our ability to acquire new users on mobile platforms. In addition, we expect to increase the quality and quantity of live streaming entertainment content and broaden the distribution across our user base. Finally, we plan to continue integrating certain technical functions of Paltalk and Camfrog, which will reduce operating costs and speed time-to-market of future enhancements.

Private Rooms and Online Games

During the fourth quarter of 2020, we launched beta versions of real time voice and video card and board games on our Paltalk video-based communities. The new offerings include certain games, including poker, blackjack, gin rummy, bridge, and chess. We expect to launch additional games in 2021, including backgammon and others. The technology for our new games has been internally developed and provides an immersive experience that is almost like playing in person, as each player sees real time video and hears real time voices of every other player.

In addition, on January 12, 2021, we launched a private room functionality on our Paltalk platform in beta version. In private rooms, users are able to set up their own unique URL private room that can be used again and again. Users are able to invite up to twelve friends to video chat for unlimited use, unlike other similar offerings which have a 40-minute time out for free users. Private rooms are currently available on our desktop application and Android platforms, and we plan to make private rooms available on the iOS platform during either the second quarter or early third quarter of 2021. We are optimistic that our users will take advantage of this new feature due to its audio and video fidelity and expect that as the feature gains popularity, these users will utilize other paid services offered by us.

Defend our Intellectual Property

We have a portfolio of 18 issued patents. We have successfully defended certain of our intellectual property in the past and have generated tens of millions of dollars in licensing fees for the use of our patents. We intend to continue defending our intellectual property rights.

Sale of Non-Core Assets

Dating Applications

On January 31, 2019, we entered into an Asset Purchase Agreement with The Dating Company, LLC, pursuant to which we sold substantially all of the assets related to our online Dating Services Business under the domain names FirstMet, 50more, and The Grade for a cash purchase price of $1.6 million. The closing of the asset sale was effective as of January 31, 2019.

In the first quarter of 2019, management determined that the disposal of the Dating Services Business met the criteria for presentation as discontinued operations. Accordingly, the results of the Dating Services Business are presented as discontinued operations on our consolidated statements of operations through January 31, 2019, the date of sale, and are excluded from continuing operations for all periods presented. In addition, the assets and liabilities of the Dating Services Business are classified as held for sale on our consolidated balance sheets for all periods presented.

Secured Communications

On February 24, 2020, we entered into an Asset Purchase Agreement, which was subsequently amended and restated on May 29, 2020 (the “Amended and Restated Agreement”) with the Buyer, pursuant to which we agreed to sell the Secured Communications Assets to the Buyer. The Secured Communications Assets included communication solutions and operations capabilities for secure messaging and data applications, and software and middleware for enterprise and government client targets.

On July 23, 2020, we completed the Asset Sale for a cash purchase price of $250,000, $150,000 of which was paid at closing and $100,000 of which is payable in four equal installments over the fifteen-month period following the closing of the Asset Sale. The Amended and Restated Asset Purchase Agreement that we entered into with the Buyer in connection with the Asset Sale also provides for a revenue sharing arrangement, pursuant to which we are entitled to receive quarterly royalty payments ranging from 5% to 10% of certain revenues received by the Buyer, with the aggregate amount of such royalty payments not to exceed $500,000. We do not expect to continue to pursue secure communications products or technology implementation services as part of our overall business strategy.

The gain on the Asset Sale was recorded in the statements of operations for the year ended December 31, 2020. The sale of the Secured Communications Assets did not meet the requisite criteria to constitute discontinued operations or held for sale, as the historical results of our secured communications business were not material to our results of operations.

Marketing Strategy

We invest in advertising and marketing primarily for the purpose of acquiring users for our consumer applications. We adapt our marketing expenditures and channels as we gather the data to analyze the success of our campaigns. We primarily advertise through internet and mobile advertising networks and run hundreds of campaigns at any given time, targeting various audiences of users, and focusing on campaigns that we believe will produce a positive return over the lifetime of new users. We also generate new sign-ups organically, as people find our sites and applications through brand recognition and word of mouth, search engines and product review websites.

Competition and Our Industry

Competition in our industry remains fierce. The market for consumer applications is extremely dynamic and is undergoing constant change. We believe this environment creates significant opportunities for us as well as our direct and indirect competitors. Our principal competitors are BIGO Live, Cisco Webex, Facebook Live, Google Meet, Houseparty, Instagram Live, Live.ly, Live.me, Microsoft Teams, Skype, Twitch, YouNow, YouTube Live and Zoom.

Many of our competitors have substantially greater financial, managerial, technological and other resources than we do. In addition, there are relatively few barriers to entry into the consumer applications industry, and, as a result, any organization that has adequate financial resources and access to technical expertise and skilled personnel may become one of our competitors.

In order to compete effectively, we seek to offer software, services and applications that are differentiated from existing products, superior in quality and more appealing than those of our competitors. We believe that our applications compete favorably against those offered by our competitors due to their ability to scale, their cost-efficiency and their innovative technology. We also believe that we have the tools and expertise to attract new users through Facebook and other sources at a lower cost per subscriber than certain of our traditional competitors.

Although we believe we have the capability to compete effectively in the consumer applications industry, our competitors may offer products, services and applications that we do not provide, and that may have more desirable features or may be offered at lower prices, and they may be able to devote greater resources to the development, promotion, sale and support of their products. In addition, many of our competitors have more extensive customer bases and broader customer relationships than we have, including relationships with our potential customers.

Government Regulations

We are subject to a number of U.S. federal and state laws and regulations that affect companies conducting business on the internet, many of which are still evolving and being litigated in the courts and could be interpreted in ways that could harm our business. These laws and regulations may involve user privacy, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and online payment services. In particular, we are subject to federal and state laws regarding privacy and protection of user data, which are constantly evolving and can be subject to significant change. We are also subject to diverse and evolving laws and regulations in other countries in which we operate. The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly-evolving industry in which we operate. Because our applications are accessible worldwide and used by residents of some foreign countries, foreign jurisdictions may claim that we must comply with foreign laws, even in jurisdictions in which we have no local business entity, employees or infrastructure.

We are also subject to federal laws and regulations regarding online content, user privacy and electronic marketing, including The Communications Decency Act of 1996, as amended (“The Communications Decency Act”), The Children’s Online Privacy Protection Act of 1998, as amended, The Digital Millennium Copyright Act, The Electronic Communications Privacy Act of 1986, as amended, the USA PATRIOT Act of 2001, and the Controlling the Assault of Non-Solicited Pornography And Marketing (“CAN-SPAM”) Act of 2003, among others. The Digital Millennium Copyright Act limits our liability as an online service provider for linking to or hosting third-party content that infringes copyrights. The Communications Decency Act provides statutory protections to online service providers like us who distribute third-party content. The Children’s Online Privacy Protection Act restricts the ability of online service providers to collect personal information from children under 13. Congress, the Federal Trade Commission (“FTC”) and many states have promulgated laws and regulations regarding email advertising, including the CAN-SPAM Act. Any changes in these laws or judicial interpretations narrowing the protections of these laws may subject us to increased risk, increased costs of compliance, and limits on the operation of certain parts of our business.

Growing public concern about privacy and the use of personal information may subject us to increased regulatory scrutiny. Regulation related to treatment of user data by online services is evolving as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer and use of data. These state laws include, for example: the California Consumer Protection Act (“CCPA”), which became effective on January 1, 2020, the California Privacy Rights Act (“CPRA”), which expands upon the CCPA and was passed in the recent California election in November 2020, and the New York Stop Hacks and Improve Electronic Data Security (SHIELD) Act. In addition, the FTC regularly investigates and brings enforcement actions against companies that have used personally identifiable information in a deceptive or unfair manner or in violation of a posted privacy policy. On May 25, 2018, the European Union implemented a privacy regulation called the Global Data Protection Regulation (“GDPR”) that imposes additional new regulatory scrutiny on our business in the European Economic Area, with possible financial consequences for noncompliance. If we are accused of violating the terms of our privacy policy, implementing unfair privacy practices or otherwise breaching data privacy laws, we may be forced to expend significant financial and managerial resources to defend against an action by the FTC, European Data Protection Authorities, or other state or federal enforcement agencies. Our user database holds the personal information of our users and subscribers residing in the United States and other countries, and we could be sued by those users if any of the information is misused or misappropriated. Any failure by us to adequately protect our users’ privacy and data could also result in loss of user confidence in our consumer applications and services and ultimately in a loss of active subscribers, which could adversely affect our business.

In addition, virtually every U.S. state has passed laws requiring notification to users when there is a security breach resulting in unauthorized disclosure of certain types of personal information, many of which are modeled on California’s Information Practices Act. There are a number of legislative proposals pending before the U.S. Congress and various state legislative bodies concerning data protection that could, if adopted, have an adverse effect on our business. We are unable to determine if and when such legislation may be adopted. Many jurisdictions, including the European Union, have adopted breach notification and other data protection notification laws designed to inform users of unauthorized disclosure of personally identifiable information. The introduction of new privacy and data breach laws and the interpretation of existing privacy and data breach laws in the United States, Europe and other foreign jurisdictions is constantly evolving. There is a risk that new laws may be introduced or that existing laws may be applied in a way that would conflict our current data protection practices or prevent the transfer of data between countries in which we operate.

In addition, rising concern about the use of social networking technologies for illegal conduct may in the future produce legislation or other governmental action that could require changes to our applications or restrict or impose additional costs upon the conduct of our business. These regulatory and legislative developments, including excessive taxation, may prevent or significantly limit our ability to expand our business.

We may also become subject to laws or regulations in the future that limit our ability to accept bitcoin or other cryptocurrencies as a form of payment or to otherwise hold bitcoin or other cryptocurrencies. As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies, with certain governments deeming cryptocurrency offerings and cryptocurrency exchanges illegal, while others have allowed their use and trade. Governments may in the future curtail or outlaw the acquisition or use of cryptocurrencies or the exchange of cryptocurrencies for fiat currencies. Ownership of, holding, trading in or participating in offerings of cryptocurrencies may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject companies that transact in or hold cryptocurrencies to additional regulation. Finally, we are party to an arrangement under which we may distribute cryptocurrency tokens to users of our applications. It is possible that the SEC or another regulator could conclude that our distribution of these tokens constitutes broker-dealer activity and could force us to register as a broker-dealer and comply with laws and regulations applicable to broker-dealers.

Some of the video card games that we offer on our Paltalk application are based upon traditional casino games, such as poker and blackjack. We have structured and operate these games and features with gambling laws in mind and believe that these games and features do not constitute gambling. Our games are offered for entertainment purposes only and do not offer an opportunity to win earnings outside of the platform.

Employees

As of March 31, 2021, we had 22 employees. We believe that our future success depends, in part, on our continued ability to hire, assimilate and retain qualified personnel. We attract and retain employees by offering training, bonus opportunities, competitive salaries and a comprehensive benefits package.

Company Internet Site and Availability of SEC Filings

Our corporate website is located at www.paltalk.com. We make available on that site, as soon as reasonably practicable, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements, Current Reports on Form 8-K, other reports filed with or furnished to the SEC, as well as any amendments to those filings. Our SEC filings, as well as our Code of Conduct and other corporate governance documents, can be found in the “Investor Relations” section of our site and are available free of charge. Amendments to our Code of Conduct and any grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our website. Information on our website is not part of this prospectus or the registration statement of which this prospectus is a part. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

Legal Proceedings

To our knowledge, there are no material pending legal proceedings to which we are a party or of which any of our property is the subject.

Properties

Our principal executive office is located at 30 Jericho Executive Plaza in Jericho, New York 11753. The lease for the 30 Jericho Executive Plaza office space expires on November 30, 2022. We currently do not own any real property.

MANAGEMENT

Executive Officers

Below is information regarding each of our current executive officers.

Name	Age	Title
Jason Katz	58	Chief Executive Officer, President, Chief Operating Officer and Chairman of the Board of Directors
Kara Jenny	52	Chief Financial Officer and Director

Jason Katz has served as our Chairman of the Board of Directors, President and Chief Operating Officer since October 2016 and as our Chief Executive Officer since December 2019. Mr. Katz is the founder of A.V.M. Software, Inc. (d/b/a Paltalk) (“AVM”) and served as its Chief Executive Officer and as a member of its Board of Directors from 1998 through the completion of PeerStream’s merger with AVM, pursuant to which SAVM Acquisition Corporation, PeerStream’s wholly owned subsidiary, merged with and into AVM, with AVM surviving as a wholly owned subsidiary of PeerStream (the “AVM Merger”), in October 2016. In his capacity as an executive officer and director of AVM, Mr. Katz oversaw the strategic direction of AVM and its subsidiaries, and also managed its system infrastructure. Mr. Katz is an authority on instant messaging as well as web-based voice and video. Mr. Katz has appeared at numerous industry forums as well as on Bloomberg Radio and CNN Radio. Prior to AVM, Mr. Katz co-founded MJ Capital, a money management firm. Earlier in his career, Mr. Katz was a corporate lawyer at the New York office of Fulbright & Jaworski. Mr. Katz earned a J.D. from the New York University School of Law (1988) and a B.A. in Economics from the University of Pennsylvania (1985).

Mr. Katz’s background and expertise as the Chief Executive Officer of AVM and decades of industry experience provides our Board of Directors with valuable industry insight and management expertise.

Kara Jenny was appointed as our Chief Financial Officer in December 2019 and as a member of our Board of Directors in November 2020. Ms. Jenny has over 20 years of senior financial expertise. During her career, Ms. Jenny has created overall corporate strategy and managed financial and accounting operations, including SEC and Sarbanes-Oxley compliance efforts. She has also overseen customer service, operations and legal functions as well as led strategic and annual planning processes and has been a key contributor in facilitating several rounds of equity financing, including preferred stock offerings, private investments in public equity, rights offerings and common stock offerings. Most recently, and since 2014, Ms. Jenny was Chief Financial Officer of Walker Innovation, a publicly traded intellectual property company. Previously, she was the Chief Financial Officer of Bluefly, Inc., an online retailer of designer apparel and accessories at a value. Ms. Jenny began her career at Arthur Andersen LLP and is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. She was selected to join the SEC’s Advisory Committee Member on Small and Emerging Companies and served on the Committee from 2011 until 2013.

Ms. Jenny’s background as the Chief Financial Officer of Bluefly, Inc. and Walker Innovation, as well as her decades of experience overseeing financial and accounting operations provide her with valuable insight into financial strategy and management of compliance processes.

Board of Directors

Below is information regarding each member of our current Board of Directors. Each of our directors holds a one-year term of office that expires at our next annual meeting of stockholders.

Name	Age	Positions
Yoram “Rami” Abada	61	Director
Jason Katz	58	Chief Executive Officer, President, Chief Operating Officer and Chairman of the Board of Directors
Lance Laifer	56	Director
Kara Jenny	52	Chief Financial Officer and Director
John Silberstein	60	Director

Yoram “Rami” Abada was appointed as a member of our Board of Directors in October 2016. Mr. Abada previously served as the President of Factory Direct Enterprises, one of the largest licensees of Ashley Furniture Home stores from March 2015 until March 2016. Prior to then, Mr. Abada served in a variety of roles at Jennifer Convertibles Inc., a specialist sofa bed chain headquartered in New York, where he began his career in 1982 and worked until September 2014. Most recently, Mr. Abada served as Jennifer Convertibles, Inc.’s President, Chief Financial Officer and Chief Operating Officer, as well as a member of its board of directors, from September 1999 until 2014. From 1997 until 2003, Mr. Abada served as a member of the board of directors of CCA Industries, Inc., a public company engaged in the manufacture and distribution of health and beauty aid products, and Mr. Abada currently serves as a member of the board of directors of 168 5th Avenue Realty Corp., a privately held real estate corporation. Mr. Abada holds a B.B.A. from the Bernard Baruch College of the City University of New York.

Mr. Abada’s background and experience as a lead executive officer and board member of public and private companies provides him with extensive knowledge of, and insights into, financial reporting and oversight, corporate strategy and board functions.

Lance Laifer was appointed as a member of our Board of Directors in October 2016. Mr. Laifer served as a member of AVM’s Board of Directors from 1999 through the completion of the AVM Merger in October 2016. Mr. Laifer has also served as the Chief Executive Officer of Blue Frog Open Track Media Management since 2018 and each of Old Forge Media Management and Old Forge Asset Management (together, “Old Forge”), a network of social media advertising and marketing companies, since 2013 and 2011, respectively, as well as the Chief Executive Officer of Laifer Capital Management, Inc., an investment firm, since 1992. Prior to his service at Old Forge, Mr. Laifer was the Chief Executive Officer of Wapiti Capital Management, LLC. Mr. Laifer also served on the board of directors of ValueVision from 1992 to 1995.

Mr. Laifer’s decades of experience provide him with unique investment and capital market insights, as well as background analyzing the risks and strategies of companies in the social media industry.

John Silberstein was appointed as a member of our Board of Directors in October 2016. Mr. Silberstein was a member of AVM’s Board of Directors from 1999 through the completion of the AVM Merger in October 2016 and was General Counsel of AVM from 2000 to 2003. He began his career in October 1986 as a real estate attorney at Skadden, Arps, Slate, Meagher & Flom, and in April 1989 began working for The Mendik Company, which with its partners, owned and managed a portfolio of twelve million square feet of Class A commercial office buildings in New York City and its suburbs. After leaving The Mendik Company, from February 1999 to April 2005, Mr. Silberstein served as co-managing member of Five Spruce GP LLC, the managing member of a real estate company that acquired and subsequently sold eight residential apartment buildings in New York City. Most recently, Mr. Silberstein taught high school English at The Rivers School in Weston, Massachusetts from September 2010 to June 2016. Mr. Silberstein earned a B.A. from Brown University and a J.D. from New York University School of Law.

Mr. Silberstein’s experience representing AVM and other companies in complex and sophisticated matters, as well as his expertise in real estate acquisition and management, provides him with unique insights into business strategy and leadership.

Jason Katz serves as our Chief Executive Officer, President, Chief Operating Officer and Chairman of the Board of Directors. His business experience is discussed above in “Management — Executive Officers.”

Kara Jenny serves as our Chief Financial Officer and as a member of the Board of Directors. Her business experience is discussed above in “Management — Executive Officers.”

There are no agreements or understandings between our directors and executive officers or any other person pursuant to which they were selected as a director or executive officer. In addition, there are no family relationships between our directors and any of our executive officers.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board of Directors and Chief Executive Officer are currently fulfilled by one individual, with Jason Katz serving as our Chairman of the Board of Directors and as our Chief Executive Officer. Pursuant to our By-Laws, the Board of Directors is responsible for appointing the Chairman of the Board of Directors and the Chief Executive Officer. Our By-Laws permit the Chairman to also hold the position of Chief Executive Officer. The Board of Directors selects its Chairman and our Chief Executive Officer in the manner it considers to be in the best interests of the Company. In accordance with our By-laws, the Board considers from time to time whether it is in the best interests of the Company to have the same person occupy the offices of Chairman of the Board and Chief Executive Officer, using its business judgment after considering all relevant circumstances. Our Board has determined that it is in the best interests of the Company and its stockholders at this time to have both (i) a combined Chairman and Chief Executive Officer role and (ii) a Board of Directors comprised of a majority of independent directors.

Jason Katz has served as our Chief Executive Officer since December 2019 and as our President, Chief Operating Officer and Chairman of the Board since October 2016. The Board believes, at this time, that this structure is appropriate and in the best interests of the Company and its stockholders. Specifically, the Board acknowledges that Mr. Katz has significant experience managing the Company’s business operations and the Board wants to preserve this continuity. Although the Board believes that this current leadership structure is appropriate at this time, the Board believes that there is no specific leadership structure that best applies to all companies, nor is there one specific leadership structure that would permanently suit our Company. As a result, the decision as to whether to combine or separate the positions of Chairman and Chief Executive Officer may vary from time to time, as conditions and circumstances warrant.

We do not currently have a lead independent director. We have elected not to have a lead independent director because we do not believe one has been necessary nor that it is cost efficient for a company of our size and we do not expect to establish a lead independent director in the foreseeable future.

Our Board of Directors is primarily responsible for overseeing the Company’s risk management processes. The Board of Directors receives periodic reports from management concerning the Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing the Company, including risks related to cybersecurity, the Company’s general risk management strategy and whether any of our compensation policies and practices create risks to our risk management practices or provide incentives to our executives and other employees to take risks that are reasonably likely to have a material adverse effect on us. While the Board of Directors oversees the Company’s risk management, the Company’s management is responsible for day-to-day risk management processes. We believe that having Mr. Katz serve in both capacities is the most effective approach for addressing the risks facing our company and that the structure of our Board of Directors supports this approach.

Director Independence

Although our Common Stock is currently quoted on the OTCQB marketplace, our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PALT,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Our Board of Directors has adopted the definition of independence set forth under Nasdaq Listing Standards. In undertaking its annual review on director independence, the Board of Directors considered the transactions and relationships between our directors and any member of their families and the Company. Based upon these standards and the consideration of the information and the transactions and relationships discussed below, our Board of Directors determined that Yoram “Rami” Abada, Lance Laifer and John Silberstein are independent, and that Jason Katz and Kara Jenny are not independent under such standards.

Committees of our Board of Directors

Our Board of Directors currently has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Meetings of the Board of Directors and Committees

The Board of Directors held seven meetings in 2020. During 2020, each director attended 75% or more of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director served, if any, during the period for which such person served as a director. We have not adopted a formal policy regarding director attendance at our annual stockholder meetings; however, we encourage members of the Board of Directors to attend such meetings. Jason Katz, Kara Jenny, Lance Laifer and Yoram Abada, representing four of our five directors at the time of our 2021 annual meeting of stockholders, attended the 2021 annual meeting.

Audit Committee

The audit committee consists of Mr. Abada, Mr. Laifer and Mr. Silberstein. Mr. Abada currently serves as the chairman of the audit committee. Our Board of Directors has determined that each of Mr. Abada, Mr. Laifer and Mr. Silberstein is independent under The Nasdaq Stock Market LLC (“Nasdaq”) Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each audit committee member’s scope of experience and the nature of their current and prior employment.

The functions of the audit committee include:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing our policies on risk assessment and risk management;

•        reviewing and approving related party transactions and keeping the independent auditors informed of the audit committee’s understanding of our relationships and transactions with related parties;

•        obtaining and reviewing a report by the independent registered public accounting firm, as necessary, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;

•        approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and

•        monitoring compliance with our Code of Business Conduct and Ethics and investigating all reported complaints and allegations concerning violations of such code.

Pursuant to the audit committee charter, the audit committee has the authority to delegate all or a portion of its duties and responsibilities to a subcommittee of the audit committee. Our Board of Directors has designated Mr. Abada as an “audit committee financial expert” as defined under the applicable SEC rules and determined that he has accounting or related financial management expertise as required under the applicable Nasdaq rules. A copy of the audit committee charter is available on our website at www.investors.paltalk.com/corporate-governance. The audit committee held eight meetings during the 2020 fiscal year.

Compensation Committee

The compensation committee consists of Mr. Abada and Mr. Silberstein. Mr. Silberstein currently serves as the chairman of the compensation committee. Our Board of Directors has determined that each of Mr. Abada and Mr. Silberstein is independent under Nasdaq Listing Standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee, with input from our Chief Executive Officer, reviews and approves, or recommends that our Board of Directors approve, the compensation of our directors and executive officers. A copy of the compensation committee charter is available on our website at www.investors.paltalk.com/corporate-governance. The compensation committee held four meetings during the 2020 fiscal year.

The functions of the compensation committee include:

•        reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•        reviewing and recommending that our Board of Directors approve the compensation of our directors;

•        reviewing and approving, or recommending that our Board of Directors approve, the terms of compensatory arrangements with our executive officers;

•        administering our stock and equity incentive plans;

•        reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans;

•        reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy; and

•        engaging with stockholders and proxy advisory firms on executive compensation matters.

Pursuant to the compensation committee charter, the compensation committee has the authority to delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee. The compensation committee does not engage an independent compensation consultant because it does not believe one is necessary or cost efficient for a company our size.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Messrs. Abada, Silberstein and Laifer. Mr. Silberstein currently serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things, (i) determining the qualifications, qualities and skills required to be a director of the Company and evaluating, selecting and approving nominees to serve as directors, (ii) periodically reviewing, assessing and making recommendations for changes to the Board of Directors and its committees and (iii) overseeing the process for evaluation of the Board of Directors.

Pursuant to the nominating and corporate governance committee charter, the nominating and corporate governance committee has the authority to delegate all or a portion of its duties and responsibilities to a subcommittee of the nominating and corporate governance committee. In addition, the nominating and corporate governance committee has unrestricted access to and assistance from our officers, employees and independent auditors and the authority to employ experts, consultants and professionals to assist with performance of their duties. A copy of the nominating and corporate governance committee charter is available on our website at www.investors.paltalk.com/corporate-governance. The nominating and corporate governance was established in the 2021 fiscal year and did not hold any meetings during the 2020 fiscal year.

The nominating and corporate governance committee also considers director nominees put forward by stockholders. Our By-Laws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the annual meeting. To recommend a nominee for election to the Board of Directors, a stockholder must submit his or her recommendation to the Corporate Secretary, Wilmary Soto-Guignet, at the address appearing on the first page of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2021 (the “Proxy Statement”). Such nomination must satisfy the notice, information and consent requirements set forth in our By-Laws and must be received by us prior to the date set forth under “Submission of Future Stockholder Proposals” included in the Proxy Statement. A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees that is specified in our By-Laws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made. Stockholder recommendations provided to the Corporate Secretary and received in accordance with the advance notice provision in our By-Laws will be considered and evaluated by the nominating and corporate governance committee in the same manner as candidates recommended from other sources.

The nominating and corporate governance committee does not have any specific minimum qualifications that director nominees must have in order to be considered to serve on the Board of Directors. However, the nominating and corporate governance committee does take into consideration areas of expertise that director nominees may be able to offer, including professional experience, knowledge, abilities and industry knowledge or expertise. The nominating and corporate governance committee also considers the director nominees’ potential contribution to the overall composition and diversity of the Board of Directors.

Code of Conduct

We have a Code of Conduct, which is applicable to all our officers, directors and employees. The Code of Conduct addresses, among other things, record retention, conflicts of interest, business opportunities, gifts or favors, proprietary information and disciplinary measures. A copy of our Code of Conduct is available on our website at www.investors.paltalk.com/corporate-governance. We intend to disclose any amendments to our Code of Conduct on our website at www.investors.paltalk.com/corporate-governance.

EXECUTIVE AND DIRECTOR COMPENSATION

The following discussion provides compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under SEC rules and may contain statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Executive Compensation

Overview

The compensation program for our executive officers, as presented in the Summary Compensation Table below, is administered by our Board of Directors. The intent of our compensation program is to align our executives’ interests with those of our stockholders, while providing reasonable and competitive compensation.

The purpose of this Executive Compensation discussion is to provide information about the material elements of compensation that we pay or award to, or that is earned by: (i) the individuals who served as our principal executive officer during fiscal 2020; (ii) our two most highly compensated executive officers, other than the individuals who served as our principal executive officer, who were serving as executive officers, as determined in accordance with the rules and regulations promulgated by the SEC, as of December 31, 2020, with compensation during fiscal year 2020 of $100,000 or more; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that such individuals were not serving as executive officers on December 31, 2020. We refer to these individuals as our “named executive officers.” For 2020, our named executive officers and the positions in which they served are:

•        Jason Katz, our Chief Executive Officer;

•        Kara Jenny, our Chief Financial Officer; and

•        Arash Vakil, our former Chief Product Officer.

For 2020, the compensation of our named executive officers consisted of salary and an annual cash bonus, and, with respect to Mr. Vakil, severance payments, which are discussed in further detail below.

Compensation of Named Executive Officers

The following discussion summarizes in more detail the executive compensation paid to or earned by our named executive officers in 2020.

Base Salary

The following table sets forth the annual base salary of each of our named executive officers for 2020:

Name	Annual Base Salary
Jason Katz(1)
Chief Executive Officer	$180,000
Kara Jenny(2)
Chief Financial Officer	$200,000
Arash Vakil(3)
Former Chief Product Officer	$235,000

____________

(1)      There were no changes to Mr. Katz’s annual base salary during 2020. Effective February 1, 2021, the Board of Directors determined to increase Mr. Katz’s annual base salary from $180,000 to $225,000.

(2)      There were no changes to Ms. Jenny’s annual base salary during 2020.

(3)      There were no changes to Mr. Vakil’s annual base salary during 2020. Mr. Vakil was separated from his position as the Company’s Chief Product Officer effective April 23, 2020. As a result of his separation, Mr. Vakil was paid a prorated portion of his base salary consistent with the corresponding number of days in which he was employed during 2020.

Annual Bonuses

Pursuant to his employment agreement, for 2020, Mr. Katz was entitled to receive an annual cash bonus in an amount to be determined by the Board of Directors based on the achievement of performance metrics to be established jointly by the Board of Directors and Mr. Katz. Pursuant to her employment agreement, for 2020, Ms. Jenny was entitled to receive an annual cash bonus of at least 25% of her base salary, with the specific amount to be based on the achievement of performance metrics to be determined by the compensation committee with input from Ms. Jenny. Mr. Vakil was not an employee of the Company on the date in which bonuses were paid and therefore, pursuant to his employment agreement, Mr. Vakil was not entitled to receive an annual cash bonus for 2020.

The following table sets forth the cash bonus each of our named executive officers received for their performance during 2020. The bonuses for each of Mr. Katz and Ms. Jenny were paid on January 31, 2021.

Name	2020 Annual Cash Bonus
Jason Katz
Chief Executive Officer	$35,000
Kara Jenny
Chief Financial Officer	$40,000
Arash Vakil
Former Chief Product Officer	$—

The Board of Directors considered a number of factors in determining the annual bonuses for 2020. These factors included, but were not limited to, the individual performance of each executive, the completion of strategic goals during 2020 and the operational and financial performance of the Company. As a result, the Board of Directors determined to award Mr. Katz an annual incentive bonus of $35,000 and award Ms. Jenny an annual incentive bonus of $40,000. We believe that the annual incentive bonuses awarded to our named executive officers in 2020 effectively balance the Company’s goals with the need to incentivize and retain our named executive officers through competitive compensation practices.

In January 2021, the compensation committee recommended, and the Board of Directors approved, the 2021 Executive Bonus Plan. Pursuant to the 2021 Executive Bonus Plan, Mr. Katz and Ms. Jenny will be eligible to receive a cash bonus based on the amount of Adjusted EBITDA achieved by the Company for the 2021 fiscal year, ranging from 1.875% to 2.5% of the amount of Adjusted EBITDA achieved. For purposes of the 2021 Executive Bonus Plan, “Adjusted EBITDA” is defined as net income (loss) adjusted to exclude net loss from discontinued operations, interest income, net, gain from the sale of secured communications assets, other expense, net, gain on the sale of the Dating Services Business, income tax expense (benefit) from continuing operations, gain on office lease termination, impairment loss on goodwill, loss on disposal of property and equipment, depreciation and amortization expense, impairment loss on digital tokens and stock-based compensation expense, subject to further adjustment by the compensation committee in its sole discretion, as permitted by the 2016 Plan (as defined below) for, among other things, events that are of an unusual nature or indicate infrequency of occurrence. We believe the 2021 Bonus Plan will advance our interests and the interests of our stockholders by providing our executive officers with incentive compensation that is tied to the achievement of pre-established, objective performance goals.

Equity Awards

We periodically grant equity awards consisting of stock options to our named executive officers as a means for fostering retention and rewarding long-term value creation by our named executive officers.

Our named executive officers were not granted any equity awards in 2020.

Employment Agreements

Each of Mr. Katz and Ms. Jenny is a party to an employment agreement with the Company. The purpose of our employment agreements is to incentivize these executives to continue providing services to the Company.

Katz Employment Agreement.    Effective October 7, 2016, we entered into an employment agreement with Mr. Katz which provides for a one-year term with automatic successive one-year renewals unless earlier terminated in accordance with its terms. Under Mr. Katz’s employment agreement, Mr. Katz is entitled to receive a minimum base salary of

$180,000 per year and an annual incentive bonuses to be determined by the Board of Directors, based on criteria to be established jointly by the Board of Directors and Mr. Katz. The payment of Mr. Katz’s annual incentive bonus is contingent on him being employed by the Company on the date that such bonus is paid.

Pursuant to Mr. Katz’s employment agreement, if Mr. Katz’s employment is terminated (i) by the failure of the Company to renew Mr. Katz’s employment agreement for a renewal term, (ii) by the Company without “cause” (as defined in Mr. Katz’s employment agreement) or (iii) by Mr. Katz for “good reason” (as defined in Mr. Katz’s employment agreement), then subject to certain limitations and Mr. Katz’s compliance with certain conditions, the Company shall pay Mr. Katz severance equal to three months’ base salary, payable in three equal monthly installments. In addition, the Company shall continue to pay the Company’s portion of Mr. Katz’s monthly health insurance premiums, if Mr. Katz is eligible and elects to continue health insurance under COBRA, for the earlier of (i) three months following Mr. Katz’s termination of employment or (ii) the date Mr. Katz’s coverage under such group health plan terminates for any reason. Mr. Katz will be entitled to the same severance benefits in the event that his employment is terminated prior to, in connection with or following a Change in Control (as defined in Mr. Katz’s employment agreement). In addition, Mr. Katz’s employment agreement contains customary provisions relating to confidentiality, non-solicitation and non-competition.

For information regarding Mr. Katz’s base salary and annual incentive bonus for 2020, see “Compensation of Named Executive Officers — Base Salary” and “Compensation of Named Executive Officers — Annual Bonuses.”

Jenny Employment Agreement.    Effective December 9, 2019, we entered into an executive employment agreement with Ms. Jenny which provides for a one-year term with automatic successive one-year renewals unless earlier terminated in accordance with its terms. Under Ms. Jenny’s employment agreement, Ms. Jenny is entitled to receive a minimum base salary of $200,000 per year and an annual incentive bonuses, which, for calendar years after 2020, are to be determined by the Board of Directors, based on criteria to be established jointly by the Board and Ms. Jenny. The payment of Ms. Jenny’s annual incentive bonus is contingent on her being employed by the Company on the date that such bonus is paid.

Pursuant to Ms. Jenny’s employment agreement, if Ms. Jenny’s employment is terminated (i) by the failure of the Company to renew Ms. Jenny’s employment agreement for a renewal term, (ii) by the Company without “cause” (as defined in Ms. Jenny’s employment agreement) or (iii) by Ms. Jenny for “good reason” (as defined in Ms. Jenny’s employment agreement), then subject to certain limitations and Ms. Jenny’s compliance with certain conditions, the Company shall pay Ms. Jenny severance equal to three months’ base salary, payable in three equal monthly installments. In addition, the Company shall continue to pay the Company’s portion of Ms. Jenny’s monthly health insurance premiums, if Ms. Jenny is eligible and elects to continue health insurance under COBRA, for the earlier of (i) three months following Ms. Jenny’s termination of employment or (ii) the date Ms. Jenny’s coverage under such group health plan terminates for any reason. Ms. Jenny will be entitled to the same severance benefits in the event that her employment is terminated prior to, in connection with or following a Change in Control (as defined in Ms. Jenny’s employment agreement). In addition, Ms. Jenny’s employment agreement contains customary provisions relating to confidentiality, non-solicitation and non-competition.

For information regarding Ms. Jenny’s base salary and annual incentive bonus for 2020, see “Compensation of Named Executive Officers — Base Salary” and “Compensation of Named Executive Officers — Annual Bonuses.”

Vakil Employment Agreement.    Effective May 5, 2017, we entered into an executive employment agreement with Mr. Vakil which provided for a one-year term and automatically renewed for successive one-year terms unless terminated in accordance with its terms. Under Mr. Vakil’s employment agreement, Mr. Vakil was eligible to participate in our benefit plans that are generally provided for all employees.

Mr. Vakil’s employment agreement was terminated on April 23, 2020 in connection with his separation from the Company. Pursuant to Mr. Vakil’s employment agreement, upon his separation from the Company, Mr. Vakil was entitled to receive (i) severance equal to three months’ base salary, payable in three equal monthly installments, and (ii) COBRA premium payments for the three months following Mr. Vakil’s separation.

For information regarding Mr. Vakil’s base salary and annual incentive bonus for 2020, see “Compensation of Named Executive Officers — Base Salary” and “Compensation of Named Executive Officers — Annual Bonuses,” respectively.

Summary Compensation Table

The following table sets forth information regarding the total compensation received by, or earned by, our named executive officers during the years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Jason Katz	2020	180,000	35,000	—	—	—	—	6,480	221,480
Chief Executive Officer	2019	180,000	—	—	—	—	—	6,872	186,872

Kara Jenny(3)	2020	200,000	40,000	—	—	—	—	628	240,628
Chief Financial Officer

Arash Vakil(4)	2020	78,334	—	—	—	—	—	56,301	134,635
Former Chief Product Officer	2019	235,000	15,000	—	—	—	—	5,199	255,199

____________

(1)      Represents the amount of base salary actually earned by the named executive officer. For additional information concerning our named executive officer base salaries, see “— Compensation of Named Executive Officers — Base Salary.”

(2)      Includes amounts paid during 2020 and 2019, as applicable, for group life insurance premiums, 401(k) plan contributions and severance benefits. The following table includes a breakdown of all other compensation included in the “Summary Compensation Table” for our named executive officers:

Name and Principal Position	Year	Life Insurance Premiums ($)	401(k) Plan Contributions ($)	Severance Benefits ($)
Jason Katz	2020	1,210	5,270	—
Chief Executive Officer	2019	926	5,946	—

Kara Jenny	2020	628	—	—
Chief Financial Officer

Arash Vakil	2020	206	2,803	53,292	(5)
Former Chief Product Officer	2019	483	4,416	—

(3)      Information for 2019 is not included because Ms. Jenny was not a named executive officer during 2019.

(4)      Mr. Vakil was separated from the Company effective April 23, 2020.

(5)      Represents (i) severance equal to three months’ base salary, payable in three equal monthly installments and (ii) certain COBRA premium payments for the three months following Mr. Vakil’s separation.

Narrative Disclosure Regarding Summary Compensation Table

Katz Compensation.

For 2020, Mr. Katz received annual base compensation of $180,000 and a cash bonus of $35,000.

For 2019, Mr. Katz received annual base compensation of $180,000. Mr. Katz declined his cash bonus for 2019.

Jenny Compensation.

For 2020, Ms. Jenny received annual base compensation of $200,000 and a cash bonus of $40,000.

Vakil Compensation.

Mr. Vakil was separated from the Company effective April 23, 2020. For 2020, Mr. Vakil received annual base compensation of $235,000, prorated through his separation date. Following Mr. Vakil’s separation, Mr. Vakil was entitled to (i) severance equal to three months’ base salary, payable in three equal monthly installments and (ii) certain COBRA premium payments for the three months following Mr. Vakil’s separation. Amounts reported as severance in the table above include the total amount of severance accrued and payable pursuant to Mr. Vakil’s employment agreement. Because Mr. Vakil was not an employee of the Company on the date on which bonuses were paid, Mr. Vakil did not receive a cash bonus for 2020.

For 2019, Mr. Vakil received annual base compensation of $235,000 and a cash bonus of $15,000.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the total outstanding equity awards as of December 31, 2020 for each named executive officer.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jason Katz(1)	04/13/2017	—	70,000	—	$3.62	04/12/2027	—	—	—	—
Kara Jenny(2)	12/09/2019	18,750	56,250	—	$1.78	12/08/2029	—	—	—	—
Arash Vakil(3)	—	—	—	—	$—	—	—	—	—	—

____________

(1)      The shares of Common Stock underlying the stock option will vest and become exercisable as follows: (i) 17,500 of the shares will vest based on the Company’s earnings before interest, tax, depreciation, and amortization for a fiscal year equal or exceeding $4 million at any time within the four-year period commencing on the date of grant and (ii) 52,500 of the shares will vest based on the Company’s Annual Revenues (as defined in the applicable stock option award agreement) equaling or exceeding the following thresholds at any time within the four-year period commencing on the date of grant: (a) $60 million — 26,250 shares vest and (b) $100 million — 26,250 shares vest.

(2)      The shares of Common Stock underlying the stock option vested twenty-five percent (25%) on December 9, 2020 and the remaining shares will vest and become exercisable twenty-five percent (25%) on each of December 9, 2021, 2022 and 2023.

(3)      Mr. Vakil was separated from the Company effective April 23, 2020. All of Mr. Vakil’s unvested equity awards were forfeited automatically. Pursuant to Mr. Vakil’s employment agreement, Mr. Vakil had a 90-day period in which to exercise his vested stock options. Following the 90-day period, all of Mr. Vakil’s vested stock options were forfeited.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 about compensation plans under which shares of our Common Stock may be issued to employees, executive officers or members of our Board of Directors upon the exercise of options, warrants or rights under all of our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	592,034		$5.65	853,999	(1)(3)
Equity compensation plans not approved by security holders	30,002	(2)	$3.25	—
Total	622,036		$5.53	853,999

____________

(1)      Represents shares of Common Stock available for issuance under the 2016 Plan, which permits the issuance of incentive stock options, nonqualified stock options, shares of restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights and other awards. As described below, no additional awards may be issued under the 2011 Plan (as defined below).

(2)      As of March 31, 2021, there were (i) 437,190 shares of Common Stock to be issued upon the exercise of outstanding stock options under the 2016 Plan and 887,628 shares of Common Stock remaining available for future issuances under the 2016 Plan and (ii) 121,930 shares of Common Stock to be issued upon the exercise of outstanding stock options under the 2011 Plan.

(3)      Represents shares available or authorized for issuance under (i) the Equity Incentive Compensation Plan (as defined below), which permitted the issuance of incentive stock options and nonqualified stock options and (ii) various individual compensation arrangements that the Company has with current and former employees.

In December 2008, our Board of Directors approved the equity incentive compensation plan (the “Equity Incentive Compensation Plan”) and, in December 2010, terminated the plan as to all unallocated shares of Common Stock thereunder. The purpose of the Equity Incentive Compensation Plan was to provide an incentive to attract, retain and motivate employees, officers, directors, consultants and advisors with the ability to participate in our future performance. Under the Equity Incentive Compensation Plan, we were authorized to issue incentive stock options and nonqualified stock options. The Equity Incentive Compensation Plan was administered by our Board of Directors. All options previously granted under the Equity Incentive Compensation Plan remained in full force and effect following the plan’s termination.

In May 2011, our Board of Directors adopted the Paltalk, Inc. 2011 Long-Term Incentive Plan (the “Original 2011 Plan”). In October 2011, our Board of Directors amended and restated the Original 2011 Plan (the “2011 Plan”) and adopted the 2011 Plan to allow for the issuance of incentive stock option awards. The 2011 Plan was adopted to attract and retain the services of key employees, key contractors and outside directors. The 2011 Plan provided for the granting of incentive stock options, nonqualified stock options, shares of restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights and other awards. The 2011 Plan was administered by our Board of Directors and was replaced by the 2016 Plan (as defined below).

In March 2016, our Board of Directors adopted the Paltalk, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”), which was approved by our stockholders in May 2016. The 2016 Plan was adopted to attract and retain the services of key employees, key contractors and outside directors. The 2016 Plan provides for the granting of incentive stock options, nonqualified stock options, shares of restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights and other awards. The 2016 Plan is administered by the compensation committee of our Board of Directors.

Director Compensation

The following table provides compensation information for the year ended December 31, 2020 for each member of our Board of Directors during the fiscal year ended December 31, 2020, except for (i) Jason Katz, our current Chief Executive Officer and Chairman of the Board, and (ii) Kara Jenny, our current Chief Financial Officer, both of whom did not receive any compensation for their service as a director in 2020 and whose compensation is reported in “Executive Compensation — Summary Compensation Table” below. Messrs. Jones and Levit resigned from the Board of Directors effective May 14, 2020 and November 24, 2020, respectively.

Director Compensation Table

Fiscal Year 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yoram “Rami” Abada	$29,000	—	$4,666	(4)	—	—	—	$33,666
Lance Laifer	$15,000	—	$4,666	(4)	—	—	—	$19,666
Michael Levit	$14,250	—	$4,666	(5)	—	—	—	$18,916
Michael Jones	$17,258	—	$—		—	—	—	$17,258
John Silberstein	$27,000	—	$4,666	(4)	—	—	—	$31,666

____________

(1)      As of December 31, 2020, none of our directors held any outstanding stock awards.

(2)      Represents the amount recognized for financial statement reporting purposes in accordance with Accounting Standards Codification 718, Compensation — Stock Compensation (“ASC 718”).

(3)      The aggregate amount of unexercised stock options held by each director listed in the table above as of December 31, 2020 was as follows:

Name	Shares Underlying Outstanding Stock Options
Yoram “Rami” Abada	24,000
Lance Laifer	24,000
Michael Levit	22,500
Michael Jones	—
John Silberstein	18,000

(4)      Represents the fair market value of a stock option granted on March 25, 2020 that represents the right to purchase 6,000 shares of Common Stock, all of which have vested and remain unexercised.

(5)      Represents the fair market value of a stock option granted on March 25, 2020 that represents the right to purchase 6,000 shares of Common Stock. Effective November 24, 2020, Mr. Levit resigned from the Board of Directors. In connection with Mr. Levit’s resignation, the shares of Common Stock underlying the stock option that were unvested were automatically forfeited, and the shares of Common Stock underlying the stock option that had vested were forfeited following a 90-day post-resignation exercise period.

In February 2017, our Board of Directors authorized and approved payment of the following compensation to each independent member of our Board of Directors (other than Mr. Jones, whose compensation is discussed below), effective upon the closing of the AVM Merger: (i) an annual cash retainer fee of $15,000 to each independent director; (ii) additional cash compensation of $4,000 for service on a committee; and (iii) independent director committee chair cash compensation (to be paid in addition to the $4,000 cash fee for committee service) as follows: (a) audit committee chair — $6,000 and (b) compensation committee chair — $4,000. In order to attract and retain Mr. Jones, who was appointed as a member of our Board of Directors in November 2017, the Board of Directors determined that Mr. Jones would not be compensated pursuant to the Company’s compensation standards for other independent directors, but instead would be entitled to receive a cash fee of $60,000 per year.

In January 2021, our Board of Directors authorized and approved the following annual cash retainers for each non-employee director: (i) an annual cash retainer fee of $21,000 to each non-employee director; (ii) an additional annual cash retainer fee of $4,000 for service on a committee; and (iii) an additional annual cash retainer fee for service as the chair of a committee of the Board of Directors (to be paid in addition to the $4,000 cash fee for committee service) as follows: (a) audit committee chair — $6,000 and (b) compensation committee chair — $4,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Arrangements

We have entered into indemnification agreements and employment agreements with our directors and certain of our executive officers, respectively, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

Policies and Procedures for Approving Related Party Transactions

Our Board of Directors adopted a written Related Party Transactions Policy on April 19, 2012. In accordance with the Related Party Transactions Policy, all Related Party Transactions (as defined herein) must be reported to our Chief Executive Officer or Chief Financial Officer and must be reviewed and approved by our audit committee. In determining whether to approve, recommend or ratify a Related Party Transaction, the reviewing party will take into account, among other factors it deems appropriate, (i) whether the terms of the Related Party Transaction are fair to the Company, (ii) whether there are business reasons for the Company to enter into the Related Party Transaction, (iii) whether the Related Party Transaction would impair the independence of an outside director and (iv) whether the Related Party Transaction would present an improper conflict of interest for any of our directors or executive officers.

A “Related Party Transaction” means a transaction (including any series of related transactions or a material amendment or modification to an existing Related Party Transaction) directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Generally, under Item 404 of Regulation S-K, we are required to disclose any transaction occurring since the beginning of the last two fiscal years, or any currently proposed transaction, involving us or our subsidiary where the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest.

A “Related Party” means any of the following: (i) any of our directors or director nominees; (ii) any of our executive officers; (iii) a person known by us to be the beneficial owner of more than 5% of our common stock or (iv) an immediate family member of any of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth as of March 31, 2021, certain information regarding the beneficial ownership of shares of our Common Stock by: (i) each person who is known by us to own beneficially more than 5% of such stock; (ii) each member of our Board of Directors, each Director Nominee and each of our named executive officers with respect to the year ended December 31, 2020 and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, all Common Stock is owned directly, and the beneficial owners listed in the table below possess sole voting and investment power with respect to the stock indicated, and the address for each beneficial owner is c/o Paltalk, Inc., 30 Jericho Executive Plaza, Suite 400E, Jericho, New York 11753. The applicable percentage ownership is based on 6,906,454 shares of our Common Stock, excluding shares held by the Company as treasury stock, issued and outstanding as of March 31, 2021. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we consider all shares of unvested restricted stock to be outstanding because the holders of unvested restricted stock have the right to vote such stock.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number		Percentage
Directors and Named Executive Officers
Jason Katz	766,847	(2)	11.1%
Kara Jenny	18,750	(3)	*
Arash Vakil	5,000	(4)	*
Yoram “Rami” Abada	34,000	(5)	*
Lance Laifer	428,355	(6)	6.2%
John Silberstein	185,513	(7)	2.7%
Officers and Directors as a Group (5 persons)	1,433,465	(8)	20.5%

5% Stockholders
The J. Crew Delaware Trust A	2,356,132	(9)	34.1%
Perry Scherer	384,275	(10)	5.6%
Hilltop Partners, L.P.	387,869	(11)	5.6%
Jen-Jen Yeh	369,275	(12)	5.3%
Clifford Lerner	525,939	(13)	7.6%

____________

*        Less than 1%.

(1)      For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares of Common Stock that such person has the right to acquire within 60 days of the date of March 31, 2021, including through the exercise of stock options. For purposes of computing the percentage of outstanding shares of the Company’s Common Stock held by each person or group of persons named above, any Common Stock that such person or persons has the right to acquire within 60 days of the date of March 31, 2021 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)      Includes 201,265 shares of Common Stock held by Mr. Katz’s spouse that may be deemed to be beneficially owned by Mr. Katz. Mr. Katz disclaims beneficial ownership of these shares and nothing herein shall be deemed an admission that Mr. Katz is the beneficial owner of these shares for any purpose. Does not include unvested performance-based stock options because the satisfaction of the underlying performance criteria is deemed to be outside of the executive’s control.

(3)      Includes the vested portion of a stock option representing the right to purchase 75,000 shares of Common Stock granted on December 9, 2019, of which 18,750 shares have vested.

(4)      Mr. Vakil was separated from the Company effective April 23, 2020. The amount reported is based solely on the Company’s records and Mr. Vakil’s most recently filed Form 4.

(5)      Includes the vested or deemed vested portion of (i) a stock option representing the right to purchase 6,000 shares of Common Stock granted on February 2, 2017, all of which have vested, (ii) a stock option representing the right to purchase 6,000 shares of Common Stock granted on February 16, 2018, all of which have vested, (iii) a stock option representing the right to purchase 6,000 shares of Common Stock granted on January 11, 2019, all of which have vested, (iv) a stock option representing the right to purchase 6,000 shares of Common Stock granted on March 25, 2020, all of which have vested and (v) a stock option representing the right to purchase 8,000 shares of Common Stock granted on March 26, 2021, of which 2,000 shares have vested will vest within 60 days of this prospectus.

(6)      Includes the vested or deemed vested portion of a (i) stock option representing the right to purchase 6,000 shares of Common Stock granted on February 2, 2017, all of which have vested, (ii) a stock option representing the right to purchase 6,000 shares of Common Stock granted on February 16, 2018, all of which have vested, (iii) a stock option representing the right to purchase 6,000 shares of Common Stock granted on January 11, 2019, all of which have vested, (iv) a stock option representing the right to purchase 6,000 shares of Common Stock granted on March 25, 2020, all of which have vested and (v) a stock option representing the right to purchase 8,000 shares of Common Stock granted on March 26, 2021, of which 2,000 shares have vested will vest within 60 days of March 31, 2021. Also includes (i) 387,869 shares of Common Stock held by Hilltop Partners, L.P. and (ii) 14,486 shares of Common Stock held by Hilltop Offshore, Ltd. Mr. Laifer is the sole director and principal stockholder of Laifer Capital Management, Inc. (“LCM”), which has the sole power to vote and to direct the voting of, and to dispose and to direct the disposition of, the shares of the Company’s Common Stock beneficially owned by Hilltop Partners, L.P. (of which LCM serves as general partner and investment adviser) and Hilltop Offshore, Ltd. (of which LCM serves as investment adviser).

(7)      Includes the vested or deemed vested portion of a stock option representing the right to purchase 6,000 shares of Common Stock granted on February 16, 2018, all of which have vested, (ii) a stock option representing the right to purchase 6,000 shares of Common Stock granted on January 11, 2019, all of which have vested, (iii) a stock option representing the right to purchase 6,000 shares of Common Stock granted on March 25, 2020, all of which have vested and (iv) a stock option representing the right to purchase 8,000 shares of Common Stock granted on March 26, 2021, of which 2,000 shares have vested will vest within 60 days of March 31, 2021. Also includes 10,202 shares of Common Stock held by MLS Family Investors LLC (“MLS”). Mr. Silberstein is the sole manager of MLS, and New Trust B u/w/o Murray L. Silberstein, a trust of which Mr. Silberstein is a beneficiary, owns approximately 55% of the interest in MLS. As a result, Mr. Silberstein may be deemed to beneficially own the shares of Common Stock held by MLS. Mr. Silberstein disclaims beneficial ownership of the shares held by MLS except to the extent of his pecuniary interest therein and nothing herein shall be deemed an admission that Mr. Silberstein is the beneficial owner of these shares for any purpose. Also includes 43 shares of Common Stock held by Mr. Silberstein’s spouse that may be deemed to be beneficially owned by Mr. Silberstein. Mr. Silberstein disclaims beneficial ownership of the shares held by his spouse and nothing herein shall be deemed an admission that Mr. Silberstein is the beneficial owner of these shares for any purpose.

(8)      Includes the shares of Common Stock beneficially owned by each of the officers and directors listed immediately above but excludes the shares of Common Stock beneficially owned by Mr. Vakil, as Mr. Vakil was not executive officer as of the date of this prospectus.

(9)      Based on the information contained in the Schedule 13D filed with the SEC on October 17, 2016 and updated to give effect to the 1-for-35 reverse stock split of the Company’s issued and outstanding Common Stock effected by the Company on January 5, 2017 (the “2017 Reverse Stock Split”), and the distribution of escrow shares from AVM Merger. The principal address of The J. Crew Delaware Trust A is c/o J.P. Morgan Trust Company of Delaware, Trustee, 500 Stanton-Christiana Road, DE3-1600, Newark, Delaware 19713.

(10)    Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 12, 2018. The principal address of Perry Scherer is 338 Jericho Turnpike, Suite 182, Syosset, New York 11791.

(11)    Based on the information contained in the Schedule 13D filed with the SEC on October 17, 2016 and updated to give effect to the 2017 Reverse Stock Split and the distribution of escrow shares from the AVM Merger. Mr. Laifer is the sole director and principal stockholder of LCM, which has the sole power to vote and to direct the voting of, and to dispose and to direct the disposition of, the shares of the Company’s Common Stock beneficially owned by Hilltop Partners, L.P. (of which LCM serves as general partner and investment adviser). As a result, the shares of Common Stock held by Hilltop Partners, L.P. are also reported in this table as being beneficially owned by Mr. Laifer. The principal address of Hilltop Partners, L.P. is 1616 E 56th St, Chicago, Illinois 60637.

(12)    Based on the information contained in the Schedule 13G filed with the SEC on October 17, 2016 and updated to give effect to the 2017 Reverse Stock Split and the distribution of escrow shares from the AVM Merger. The principal address of Jen-Jen Yeh is 180 Park Row, Apt. 3C, New York, N.Y. 10038.

(13)    Based on the information contained in the Schedule 13D/A filed with SEC on February 24, 2021. The principal address of Clifford Lerner is 406 Links Drive, Roslyn, New York 11576.

There are no arrangements currently known to us, the operation of which may at a subsequent date result in a change of control of the Company.

DESCRIPTION OF SECURITIES

The following is a description of the material terms of, and is qualified in its entirety by reference to, our Certificate of Incorporation and our By-Laws, each of which will be filed as an exhibit to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are issued or outstanding as of the date of this prospectus.

Common Stock

As of March 31, 2021, we had issued and outstanding 6,906,454 shares of common stock, excluding 9,950 shares of common stock held by us as treasury and 434,387 shares of common stock issuable upon exercise of outstanding stock options.

Dividend Rights

Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. We never have declared or paid cash dividends on any of our common stock and currently do not anticipate paying any cash dividends after the offering or in the foreseeable future.

Voting Rights

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the voting shares are able to elect all of the directors standing for election. Any other matters submitted to the vote of the stockholders must be authorized by a majority of the votes cast, except where the DGCL prescribes a different percentage of votes or a different exercise of voting power.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Holders

As of March 31, 2021, there were approximately 79 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or street name through various brokerage firms.

Preferred Stock

Our Board of Directors has the authority, within the limitations and restrictions of our Certificate of Incorporation, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights thereof without further action by our stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of us or other corporate action. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock. No shares of preferred stock are outstanding, and we do not currently intend to issue any shares of preferred stock.

Registration Rights

On October 7, 2016, we entered into a registration rights agreement with Clifford Lerner (the “Registration Rights Agreement”), a former officer, director and employee of the Company. The Registration Rights Agreement provides that, subject to certain limitations, Mr. Lerner may demand that the we register for resale under the Securities Act all or a portion of his shares of our common stock. In addition, the Registration Rights Agreement provides Mr. Lerner with certain incidental “piggy-back” registration rights, which generally allow him to participate in registered offerings of our common stock that are initiated by the Company or on behalf of other holders of the Company’s securities.

On June 15, 2018, in connection with Mr. Lerner’s resignation, we entered into an amendment to the Registration Rights Agreement (the “Registration Rights Amendment”). The Registration Rights Amendment provides that Mr. Lerner may only exercise his demand registration rights to effect a firm commitment underwritten offering.

Anti-Takeover Effects of Our Certificate of Incorporation and By-Laws and Certain Provisions of Delaware Law

Our Certificate of Incorporation, By-Laws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations

We are subject to the “business combination” provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with an interested stockholder for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless:

•        the transaction is approved by the corporation’s Board of Directors prior to the date the interested stockholder became an interested stockholder;

•        upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•        on or subsequent to such date the business combination is approved by the corporation’s Board of Directors and authorized at an annual or special meeting of the corporation’s stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, previously owned 15% or more of a corporation’s outstanding voting stock. This statute may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. This statute also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Removal of Directors; Vacancies

Our By-Laws provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of common stock present in person or by proxy and entitled to vote. Our By-Laws also provide that any vacancies or newly created directorships on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting.

Special Stockholder Meetings

Our By-Laws provide that special meetings of our stockholders may be called only by our President whenever he deems advisable. A special meeting of the stockholders will be called by the President whenever so directed in writing by a majority of the entire Board of Directors or whenever the holders of one-third (1/3) of the number of shares of our capital stock entitled to vote at such meeting request in writing that a special meeting be held. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our By-Laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our Certificate of Incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our By-Laws, or (iv) any other action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation contains a provision permitted under the DGCL relating to the liability of directors. This provision eliminates a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty; provided that such provision will not eliminate or limit a director’s liability for:

•        any breach of the director’s duty of loyalty;

•        acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•        Section 174 of the DGCL (unlawful dividends); or

•        any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision does not alter a director’s liability under federal securities laws. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our Certificate of Incorporation and By-Laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions and exceptions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

We have entered into indemnification agreements and employment agreements with our directors and certain of our executive officers, respectively, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

Trading Market

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PALT,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Our common stock is currently traded on the OTCQB Marketplace under the symbol “PALT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock purchased in this offering but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our common stock.

This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•        banks, insurance companies or other financial institutions;

•        tax-exempt organizations or governmental organizations;

•        regulated investment companies and real estate investment trusts;

•        controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•        brokers or dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•        tax-qualified retirement plans;

•        certain former citizens or long-term residents of the United States;

•        partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

•        persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•        persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or

•        persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors. You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our common stock. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our common stock, other than a partnership, that is:

•        an individual citizen or resident of the United States;

•        a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Sale, Exchange or Other Taxable Disposition of common stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. holder that is a corporation will qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our common stock. A “non-U.S. holder” is a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder.

Distributions

Subject to the discussion below regarding effectively connected income, any dividend, including any taxable constructive stock dividend resulting from certain adjustments, or failure to make adjustments, to the exercise price of a warrant (as described above under “Consequences to U.S. Holders — Constructive Distributions”), paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our common stock or warrants through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•        the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•        shares of our common stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, if our common stock becomes regularly traded on an established securities market (as defined by applicable Treasury regulations), such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such securities, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence if you reside outside of the United States.

Payments of dividends on or of proceeds from the disposition of our common stock made to you may be subject to information reporting and backup withholding. Backup withholding may apply at a current rate of 24% unless you (i) provide the payor with a correct taxpayer identification number and comply with applicable certification requirements, or (ii) establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends paid by us, and under current transitional rules are expected to apply with respect to the gross proceeds from a sale or other disposition of our common stock on or after January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Maxim Group LLC (“Maxim” or the “underwriter”) is acting as the lead managing underwriter and sole book running manager in connection with this offering and we have entered into an underwriting agreement with Maxim on the date of this prospectus. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, on a firm commitment basis,             shares, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the offering may be terminated.

Over-Allotment Option

We have granted to Maxim a 45-day option to purchase up to an aggregate of additional shares of common stock (equal to 15% of the number of shares sold in the offering), at the public offering price per share, less underwriting discounts and commissions. If any of these additional shares are purchased, Maxim will offer the additional shares on the same terms as those on which the shares are being offered. The option may be exercised only to cover any over-allotments of our shares.

Underwriting Discounts and Commissions

Maxim proposes initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $ per share. An underwriting discount or spread of 7% of the public offering price shall be provided to Maxim. If all of the shares offered by us are not sold at the public offering price, Maxim may change the public offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts, non-accountable expense allowance and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option to purchase shares we granted to Maxim.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to be responsible and pay for all expenses related to the offering including all filing fees, legal fees and communication expenses relating to the registration of the securities to be sold in the offering (including the over-allotment securities). Upon Maxim’s request, we will provide funds to pay all fees, expenses and disbursements in excess of the $25,000 advance provided to Maxim upon execution of the engagement letter for reasonable out-of-pocket expenses. The maximum amount of legal fees, costs and expenses incurred by Maxim that we shall be responsible for shall not exceed $80,000. The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriter will be returned to the extent that offering expenses are not actually incurred in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(f)(2)(C).

We estimate that our out of pocket expenses for this offering (not including any underwriting discounts and commissions) will be approximately $            . The underwriter will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

Right of First Refusal

For a period of twelve months following the closing of this offering, Maxim has a right of first refusal to act as lead managing underwriter and book runner or minimally as a co-lead manager and co-book runner and/or co-lead placement agent with at least 100.0% of the economics for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such twelve-month period of the company, or any successor to or any subsidiary of the company.

Tail Financing Payments

If we terminate our engagement agreement with Maxim, other than for cause, and we subsequently complete any public or private financing any time during the twelve months after such termination with any investors contacted by Maxim in connection with this offering, then Maxim shall be entitled to receive the same compensation for such offering as it would have been entitled to in connection with this offering.

Lock-Ups

We, our officers and directors, and certain holders of 3% or more of the outstanding shares of our common stock as of the effective date of the registration statement of which this prospectus forms a part, have entered into customary “lock up” agreements in favor of Maxim pursuant to which such persons and entities have agreed, for a period of six months after the offering is completed, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any our securities without Maxim’s prior written consent, including the issuance of shares of common stock upon the exercise of currently outstanding options approved by Maxim.

In addition, on May 28, 2021, we executed a consulting agreement (the “Consulting Agreement”), effective May 25, 2021 (the “Effective Date”), by and among Clifford Lerner, a stockholder and former executive and director of the Company, and Clifford Ventures Corp., an entity wholly owned by Mr. Lerner (the “Consultant”), pursuant to which the Consultant will serve as an independent contractor and provide certain Services (as defined by the Consulting Agreement) to us in exchange for, among other things, a monthly consulting fee. The term of the Consulting Agreement began on the Effective Date and will remain in effect until December 8, 2021, unless earlier terminated in accordance with its terms (the “Term”). Pursuant to the Consulting Agreement, Mr. Lerner will be prohibited from (i) transferring any securities of the Company held by Mr. Lerner during the Term or (ii) selling any securities of the Company at a price below certain designated minimum pricing thresholds (as such pricing thresholds may be adjusted for stock dividends, splits, recapitalizations and similar transactions) as follows: (a) up to 50,000 shares of common stock at an effective price of no less than $5.00 per share, (b) 50,000 shares of common stock at an effective price of no less than $6.00 per share and (c) an unlimited number of shares of common stock at an effective price of no less than $7.00 per share. By entering into the Consulting Agreement, Mr. Lerner has effectively waived his registration rights during the Term for offerings conducted by the Company below the price thresholds set forth therein.

Indemnification

We have agreed to indemnify Maxim against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriter may be required to make for these liabilities.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock over-allotted by the underwriter is not greater than the number of shares of common stock that it may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriter may elect to exercise all or part of the over-allotment option. The underwriter may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriter may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•        a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•        net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•        passive market making bids must be identified as such.

Certain Relationships

Maxim or its affiliates may engage in transactions with, and may perform, from time to time, investment banking and financial advisory services for us in the ordinary course of their business and for which they would receive customary fees and expenses. However, except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

International Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriter by Fox Rothschild LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Paltalk, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report, which is included in and incorporated by reference in this prospectus. Such consolidated financial statements of Paltalk, Inc. and Subsidiaries are included in and incorporated in this prospectus by reference in reliance on the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of securities described in this prospectus (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•        our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 23, 2021;

•        the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2021, that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•        our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 11, 2021;

•        our Current Reports on Form 8-K filed on March 23, 2021, May 11, 2021 and June 3, 2021; and

•        the description of our common stock contained in Exhibit 4.2 to the Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 24, 2020.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to Paltalk, Inc., 30 Jericho Executive Plaza, Suite 400E, Jericho, New York, 11753; Attention: Corporate Secretary (telephone: (212) 967-5120).

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus. The documents incorporated by reference into this prospectus are also available on our corporate website at https://investors.paltalk.com/sec-filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at https://investors.paltalk.com/sec-filings. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

PALTALK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,681,475	$5,585,420
Accounts receivable, net of allowances of $3,648 as of March 31, 2021 and December 31, 2020, respectively	49,708	71,410
Prepaid expense and other current assets	189,180	236,704
Total current assets	5,920,363	5,893,534
Digital tokens receivable	210,000	210,000
Operating lease right-of-use asset	52,833	68,967
Property and equipment, net	206,997	255,777
Goodwill	6,326,250	6,326,250
Intangible assets, net	335,043	381,210
Digital tokens	657,430	439,145
Other assets	13,937	13,937
Total assets	$13,722,853	$13,588,820

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$627,699	$742,141
Accrued expenses and other current liabilities	49,553	254,084
Operating lease liabilities, current portion	52,834	68,967
Digital tokens payable	185,866	123,397
Term debt, current portion	—	338,792
Deferred subscription revenue	2,023,794	2,058,721
Total current liabilities	2,939,746	3,586,102
Term debt, non-current portion	—	167,708
Total liabilities	2,939,746	3,753,810
Commitments and Contingencies (Note 12)
Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, and 6,916,404 shares issued and 6,906,454 shares outstanding as of March 31, 2021 and December 31, 2020, respectively	6,917	6,917
Treasury stock, 9,950 and 9,950 shares, at par as of March 31, 2021 and December 31, 2020, respectively	(10,859)	(10,859)
Additional paid-in capital	21,599,409	21,568,041
Accumulated deficit	(10,812,360)	(11,729,089)
Total stockholders’ equity	10,783,107	9,835,010
Total liabilities and stockholders’ equity	$13,722,853	$13,588,820

The accompanying notes are an integral part of these condensed consolidated financial statements.

PALTALK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Subscription revenue	$3,139,365	$2,650,123
Advertising revenue	76,821	55,667
Technology service revenue	155,816	14,952
Total revenues	3,372,002	2,720,742
Costs and expenses:
Cost of revenue	646,715	622,724
Sales and marketing expense	257,451	191,670
Product development expense	1,297,264	1,250,696
General and administrative expense	761,710	1,019,254
Total costs and expenses	2,963,140	3,084,344
Income (loss) from operations	408,862	(363,602)
Interest income, net	2,467	12,187
Gain on extinguishment of term debt	506,500	—
Other expense	—	(84,469)
Income (loss) from operations before provision for income taxes	917,829	(435,884)
Provision for income taxes	(1,100)	(2,500)
Net income (loss)	$916,729	$(438,384)

Net income (loss) per share of common stock:
Basic	$0.13	$(0.06)
Diluted	$0.13	$(0.06)
Weighted average number of shares of common stock used in calculating net income (loss) per share of common stock:
Basic	6,906,454	6,873,571
Diluted	6,906,454	6,873,571

The accompanying notes are an integral part of these condensed consolidated financial statements.

PALTALK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Unaudited)

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2019	6,878,904	$6,879	(1,900)	$(2,015)	$21,281,382	$(13,100,351)	$8,185,895
Stock-based compensation expense	—	—	—	—	89,206	—	89,206
Repurchases of common stock	—	—	(6,600)	(7,240)	—	—	(7,240)
Net loss	—	—	—	—	—	(438,384)	(438,384)
Balance at March 31, 2020	6,878,904	$6,879	(8,500)	$(9,255)	$21,370,588	$(13,538,735)	$7,829,477
Balance at December 31, 2020	6,916,404	$6,917	(9,950)	$(10,859)	$21,568,041	$(11,729,089)	$9,835,010
Stock-based compensation expense	—	—	—	—	31,368	—	31,368
Net income	—	—	—	—	—	916,729	916,729
Balance at March 31, 2021	6,916,404	6,917	(9,950)	(10,859)	21,599,409	(10,812,360)	10,783,107

The accompanying notes are an integral part of these condensed consolidated financial statements.

PALTALK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$916,729	$(438,384)
Adjustments to reconcile net income (loss) from operations to net cash provided by operating activities:
Depreciation of property and equipment	48,780	88,860
Amortization of intangible assets	46,167	64,084
Amortization of operating lease right-of-use assets	16,134	38,529
Realized loss from the sale of digital tokens	—	28,427
Gain on extinguishment of term debt	(506,500)	—
Stock-based compensation	31,368	89,206
Bad debt expense	(3,235)	—
Changes in operating assets and liabilities:
Accounts receivable	24,937	7,885
Digital tokens	(218,285)	—
Operating lease liability	(16,133)	(38,654)
Digital tokens payable	62,469	—
Prepaid expenses and other current assets	47,524	7,871
Other assets	—	56,042
Accounts payable, accrued expenses and other current liabilities	(318,973)	177,885
Deferred subscription revenue	(34,927)	(64,859)
Net cash provided by operating activities	96,055	16,892
Cash flows from investing activities:
Net cash provided by investing activities	—	—
Cash flows from financing activities:
Purchase of treasury stock	—	(7,240)
Net cash used in financing activities	—	(7,240)
Net increase in cash and cash equivalents	96,055	9,652
Balance of cash and cash equivalents at beginning of period	5,585,420	3,427,058
Balance of cash and cash equivalents at end of period	$5,681,475	$3,436,710

The accompanying notes are an integral part of these condensed consolidated financial statements.

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Organization and Description of Business

The accompanying condensed consolidated financial statements include Paltalk, Inc. and its wholly owned subsidiaries, A.V.M. Software, Inc., Paltalk Software Inc., Paltalk Holdings, Inc., Tiny Acquisition Inc., Camshare, Inc., Fire Talk LLC and Vumber LLC (collectively, the “Company”).

The Company is a communications software innovator that powers multimedia social applications. The Company’s product portfolio includes Paltalk and Camfrog, which together host a large collection of video-based communities. The Company’s other products include Tinychat and Vumber. The Company has an over 20-year history of technology innovation and holds 18 patents.

The condensed consolidated financial statements included in this report have been prepared on a going concern basis in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information. The Company has not included certain information and notes required by GAAP for complete financial statements pursuant to those rules and regulations, although it believes that the disclosure included herein is adequate to make the information presented not misleading. The condensed consolidated financial statements contained herein should be read in conjunction with the Company’s audited consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 23, 2021 (the “Form 10-K”).

In the opinion of management, the accompanying unaudited condensed consolidated financial information contains all normal and recurring adjustments necessary to fairly present the condensed consolidated balance sheets and statements of operations, cash flows and changes in stockholders’ equity of the Company for the interim periods presented. The Company’s historical results are not necessarily indicative of future operating results, and the results for the three months ended March 31, 2021 are not necessarily indicative of results for the year ending December 31, 2021, or for any other period.

COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported to have surfaced in Wuhan, China, and has since reached multiple other countries, including the United States, resulting in government-imposed quarantines, travel restrictions and other public health safety measures in affected countries. The various precautionary measures taken by many governmental authorities around the world in order to limit the spread of COVID-19 has had, and could continue to have, an adverse effect on the global markets and its economy, including on the availability and pricing of employees and resources, and other aspects of the global economy. Although the Company cannot predict the impact that the COVID-19 pandemic will have on its business or results of operations in future periods, to date, the Company’s core multimedia social applications have been able to support the increased demand the Company has experienced. On May 3, 2020, to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic, the Company entered into a promissory note with an aggregate principal amount of $506,500 (the “Note”) in favor of Citibank, N.A., as lender (the “Lender”) under the Small Business Administration (“SBA”) Paycheck Protection Program under the recently enacted Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). On January 13, 2021, the Note was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act.

2. Summary of Significant Accounting Policies

For a detailed discussion about the Company’s significant accounting policies, see the Form 10-K.

During the three months ended March 31, 2021, there were no significant changes made to the Company’s significant accounting policies.

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Summary of Significant Accounting Policies (cont.)

Significant Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

Significant estimates relied upon in preparing these financial statements include the estimates used to determine the fair value of the stock options issued in share-based payment arrangements, collectability of the Company’s accounts receivable, measurements of proportional performance under certain service contracts, subscription revenues net of refunds, credits, and known and estimated credit card chargebacks, the valuation allowance on deferred tax assets, fair value of digital tokens and impairment assessment of goodwill. Management evaluates these estimates on an ongoing basis. Changes in estimates are recorded in the period in which they become known. The Company bases estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from the Company’s estimates.

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, “Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes”, as part of its initiative to reduce complexity in the accounting standards. The ASU eliminates certain exceptions from Accounting Standards Codification (“ASC”) 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. The guidance is effective for fiscal years beginning after December 15, 2020 and for interim periods within those fiscal years. The Company adopted ASU 2019-12 on January 1, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Fair Value Measurements

The fair value framework under the guidance issued by the FASB requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, would generally require significant management judgment. The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

•        Level 1:    Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

•        Level 2:    Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•        Level 3:    Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

The Company reviews the appropriateness of fair value measurements including validation processes, and the reconciliation of period-over-period fluctuations based on changes in key market inputs. All fair value measurements are subject to the Company’s analysis. Review and approval by management is required as part of the validation process.

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Summary of Significant Accounting Policies (cont.)

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to the short-term nature of these instruments.

Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, revenue from contracts with customers is recognized when control of the promised services is transferred to the customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. Sales tax is excluded from reported revenue. The Company has elected the practical expedient allowable by the guidance to not disclose information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less.

Subscription Revenue

The Company generates subscription revenue primarily from monthly premium subscription services. Subscription revenues are presented net of refunds, credits, and known and estimated credit card chargebacks. During the three months ended March 31, 2021 and 2020, subscriptions were offered in durations of one-, three-, six- and twelve-month terms. All subscription fees, however, are paid by credit card at the origination of the subscription regardless of the term of the subscription. Revenues from multi-month subscriptions are recognized on a straight-line basis over the period where the service is offered to the customer, indicated by length of the subscription term purchased. The unearned portion of subscription revenue is presented as deferred revenue in the accompanying condensed consolidated balance sheets. Deferred revenue at December 31, 2020 was $2,058,721, of which $779,803 was subsequently recognized as subscription revenue during the three months ended March 31, 2021. The ending balance of deferred revenue at March 31, 2021 was $2,023,794.

In addition, the Company offers virtual gifts to its users. Users may purchase credits in $5, $10 or $20 increments that can be redeemed for a host of virtual gifts such as a rose, a beer or a car, among other items. These gifts are given among users to enhance communication and are typically redeemed within 30 days of purchase. Upon purchase, the virtual gifts are credited to the users’ account and are under the users’ control. Virtual gift revenue is recognized upon the users’ redemption of virtual gifts at the fixed transaction price and included in subscription revenue in the accompanying condensed consolidated statements of operations. Virtual gift revenue is presented as deferred revenue in the condensed consolidated balance sheets until virtual gifts are redeemed. Virtual gift revenue was $1,420,130 for the three months ended March 31, 2021. Virtual gift revenue was approximately $1,215,061 for the three months ended March 31, 2020. The ending balance of deferred revenue from virtual gifts at March 31, 2021 and 2020 was $349,472 and $204,121, respectively.

Advertising Revenue

The Company generates advertising revenue from the display of advertisements on its products through contractual agreements with third parties that are based on the number of advertising impressions delivered. Measurements of impressions include when a customer clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), or registers for an external website via an advertisement by clicking on or through the application (CPA basis). Advertising revenue is dependent upon traffic as well as the advertising inventory placed on the Company’s products.

Technology Service Revenue

The Company records technology service revenue in connection with its agreement to serve as a launch partner with YouNow, Inc. (“YouNow”) and to integrate YouNow’s props infrastructure (the “Props platform”) into its Camfrog and Paltalk applications (as amended, the “YouNow Agreement”).

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Summary of Significant Accounting Policies (cont.)

Pursuant to the terms of the YouNow Agreement, YouNow agreed to pay the Company, in exchange for the Company’s services, an aggregate of 10.5 million cryptographic props tokens (“Props tokens”) upon the achievement of certain milestones as follows: (i) 3.0 million Props tokens upon execution of the YouNow Agreement, (ii) 4.0 million Props tokens upon the integration of the Props platform in the Company’s Camfrog application and (iii) 3.5 million Props tokens due upon the integration of the Props platform in the Company’s Paltalk application. In determining the value of the contract, the Company converted the Props tokens into U.S. dollars using an independent third-party valuation. The Props tokens were estimated to have a price equal to $0.02 per token (see Note 5 for additional information on the fair value of the Props tokens) at the contract inception date. The total contract value to be recognized was estimated to be $210,000, which was recognized on the completion dates of the integration services performed during the second and third quarter of 2020.

The upfront fee was recognized as revenue under the output method based on the direct measurements of the value of services transferred to date to the customer, relative to the remaining services under the contract. During the year ended December 31, 2020, the Company recognized $60,000 of the upfront fee and $150,000 from the completion of the first and second integration milestones under technology service revenue in the condensed consolidated statements of operations and digital tokens receivable in the condensed consolidated balance sheets.

Once the integration of Props tokens to the Paltalk and Camfrog applications was completed, the Company began receiving Props tokens for providing a validator service and for allowing users to participate in the loyalty platform. The loyalty platform is intended to drive engagement and incentivize users financially by providing users with the ability to earn Props tokens while using the Paltalk and Camfrog applications. During the third and fourth quarters of 2020, the Company received an aggregate of 1.1 million Props tokens for the validator service and 13.5 million Props tokens under the loyalty platform. During the three months ended March 31, 2021, the Company received 175 thousand Props tokens for the validator service and 4.0 million Props tokens under the loyalty platform. The number of Props tokens earned and reserved by users for the three months ended March 31, 2021 and for the year ended December 31, 2020 was 1.1 million and 4.0 million, respectively, which is recorded under “digital tokens payable” in the condensed consolidated balance sheets and the net revenue earned is recorded under “technology service revenue” in the condensed consolidated statements of operations. The total net revenue value is recognized as earned.

In the determining the value of the revenue for the validator service and digital tokens earned through the loyalty platform, the Company converted the Props tokens into U.S. dollars using an independent third-party valuation for the year ended December 31, 2020. Given the recent trading availability of Props tokens in various active markets, during the three months ended March 31, 2021, the Company calculated the fair value of digital tokens based on the observable daily quoted market prices (Level 1 inputs) on multiple international exchanges, as recorded on CoinmarketCap (see Note 5 for additional information on the fair value of the Props tokens). The total net revenue value recognized as earned was estimated to be $155,816 and $0 for the three months ended March 31, 2021 and 2020, respectively.

Revisions to the Company’s estimates may result in increases or decreases to revenues and income and are reflected in the condensed consolidated financial statements in the periods in which they are first identified. If the Company’s estimates indicate that a contract loss will be incurred, a loss provision is recorded in the period in which the loss first becomes probable and can be reasonably estimated. Contract losses are the amount by which the estimated costs of the contract exceed the estimated total revenue that will be generated by the contract and are included in cost of revenues in the Company’s condensed consolidated statements of operations. There were no contract losses for the periods presented.

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3. Property and Equipment, Net

Property and equipment, net consisted of the following at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
	(unaudited)
Computer equipment	$866,459	$866,459
Website development	3,076,323	3,076,323
Furniture and fixtures	47,463	47,463
Total property and equipment	3,990,245	3,990,245
Less: Accumulated depreciation	(3,783,248)	(3,734,468)
Total property and equipment, net	$206,997	$255,777

Depreciation expense for the three months ended March 31, 2021 was $48,780 as compared to $88,860 for the three months ended March 31, 2020.

4. Intangible Assets, Net

Intangible assets, net consisted of the following at March 31, 2021 and December 31, 2020:

	March 31, 2021			December 31, 2020
	Gross Carrying Amount	(unaudited) Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Patents	$50,000	$(29,375)	$20,625	$50,000	$(28,750)	$21,250
Trade names, trademarks product names, URLs	555,000	(497,521)	57,479	555,000	(493,648)	61,352
Internally developed software	1,990,000	(1,990,000)	—	1,990,000	(1,990,000)	—
Subscriber/customer relationships	2,279,000	(2,022,061)	256,939	2,279,000	(1,980,392)	298,608
Total intangible assets	$4,874,000	$(4,538,957)	$335,043	$4,874,000	$(4,492,790)	$381,210

Amortization expense for the three months ended March 31, 2021 was $46,167, as compared to $64,084 for the three months ended March 31, 2020. The aggregate amortization expense for each of the next five years and thereafter is estimated to be $138,500 in 2021, $149,944 in 2022, $18,000 in 2023, $17,354 in 2024, $2,500 in 2025 and $8,745 thereafter.

5. Digital Tokens

Digital tokens, digital tokens receivable and digital tokens payable for the periods presented consist of Props tokens received in connection with the YouNow Agreement. Given that there is limited precedent regarding the classification and measurement of cryptocurrencies and other digital tokens under current GAAP, the Company has determined to account for these tokens as indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other until further guidance is issued by the FASB.

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5. Digital Tokens (cont.)

Props Tokens

The Props tokens received, receivable and payable from YouNow are intangible assets that are accounted for at cost, less impairment charges. According to the guidance, a holder of utility tokens cannot only compare the carrying value to fair value at the reporting period, but instead must assess impairment daily. As a result, the Company uses the amount equal to the lowest price during the period in which the Props tokens are held as the carrying amount for purposes of testing for impairment.

During the year ended December 31, 2020, to calculate the fair value of the Props tokens received, receivable and payable pursuant to the YouNow Agreement, the Company, through a third-party valuation, used the Backsolve method, which utilizes the option pricing method to calculate the implied value of the Props tokens based on the most recent transaction price publicly available (Level 3 inputs). For purposes of the Backsolve method, the Company used a precedent transaction in which Props tokens were purchased at a price of $0.07 per Props token. The precedent transaction also included the issuance of warrants to purchase additional Props tokens at a strike price of $0.07 per Props token. Using the Backsolve method, the Company took into account the strike price of the warrants issued in the precedent transaction and then determined the allocated value of the Props tokens as though it were a basket purchase.

The implied fair value of the Props tokens represents a marketable basis of value. During the year ended December 31, 2020, the Props tokens did not have access to a liquid marketplace, and therefore a discount for lack of marketability was applied to the implied fair value using a protective put calculation. A summary of the key inputs used in the Backsolve model at December 31, 2020 are summarized as follows:

Maturity (time until an exit or liquidity)	1 year
Volatility	197.0%
Risk free rate of return	0.16%

The basic logic of the protective put approach is supported by the notion that the holder of a non-marketable security can effectively purchase liquidity by purchasing a put option on the security. Therefore, the non-marketable value of a security is its value on a marketable basis, less the value of the hypothetical put option. The put option calculation relies on the Black-Scholes option pricing model, which utilizes volatility from comparable utility tokens, an estimated time to maturity (or liquidity), and the risk-free rate commensurate with that maturity.

Digital tokens earned, receivable or payable before June 30, 2020, were recorded based on an estimated fair value of $0.02. Digital tokens earned, receivable or payable from July 1, 2020 through December 31, 2020 were recorded based on an estimated fair value of $0.039.

At December 31, 2020, the Company recorded $439,145 under digital tokens, $123,397 under digital tokens payable and $210,000 under digital tokens receivable pursuant to the YouNow Agreement.

Given the recent trading availability of Props tokens in various active markets, during the three months ended March 31, 2021, the Company calculated the fair value of digital tokens based on the observable daily quoted market prices (Level 1 inputs) on multiple international exchanges, as recorded on CoinmarketCap.

At March 31, 2021, the Company recorded $657,430 under digital tokens, $185,866 under digital tokens payable and $210,000 under digital tokens receivable pursuant to the YouNow Agreement.

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following for the periods presented:

	March 31, 2021	December 31, 2020
	(unaudited)
Compensation, benefits and payroll taxes	$40,125	$226,500
Income tax payable	(5,735)	—
Other accrued expenses	15,163	27,584
Total accrued expenses and other current liabilities	$49,553	$254,084

7. Income Taxes

The Company’s provision for income taxes consists of federal and state taxes, as applicable, in amounts necessary to align the Company’s year-to-date tax provision with the effective rate that it expects to achieve for the full year. Each quarter the Company updates its estimate of the annual effective tax rate and records cumulative adjustments as necessary. As of March 31, 2021, our conclusion regarding the realizability of our U.S. deferred tax assets did not change, and we have recorded a full valuation allowance against them.

On March 11, 2021, the American Rescue Plan Act of 2021 (“American Rescue Plan”) was signed into law to provide additional relief in connection with the ongoing COVID-19 pandemic. The American Rescue Plan includes, among other things, provisions relating to Paycheck Protection Program (“PPP”) loan expansion, defined pension contributions, excessive employee remuneration, and the repeal of the election to allocate interest expense on a worldwide basis. Under ASC 740, the effects of new legislation are recognized upon enactment. The enactment of the American Rescue Plan did not have an impact on the Company’s income tax provision.

For the three months ended March 31, 2021, the Company recorded an income tax provision of $1,100. The effective tax rate for the three months ended March 31, 2021 was 0.11%. The effective tax rate differs from the statutory rate of 21%, as the Company has concluded that its deferred tax assets are not realizable on a more-likely-than-not basis.

For the three months ended March 31, 2020, the Company recorded an income tax provision of $2,500. The effective tax rate for the three months ended March 31, 2020 was (0.57%). The effective tax rate differs from the statutory rate of 21%, as the Company has concluded that its deferred tax assets are not realizable on a more-likely-than-not basis.

8. Stockholders’ Equity

The Paltalk, Inc. Amended and Restated 2011 Long-Term Incentive Plan (the “2011 Plan”) was terminated as to future awards on May 16, 2016. A total of 121,930 shares of the Company’s common stock may be issued pursuant to outstanding options awarded under the 2011 Plan; however, no additional awards may be granted under such plan. The Paltalk, Inc. 2016 Long-Term Incentive Plan (“the 2016 Plan”) was adopted by the Company’s stockholders on May 16, 2016 and permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards under the 2016 Plan is 1,300,000 shares, 100% of which may be issued pursuant to incentive stock options. In addition, the maximum number of shares of common stock that may be issued under the 2016 Plan may be increased by an indeterminate number of shares of common stock underlying outstanding awards issued under the 2011 Plan that are forfeited, expired, cancelled or settled in cash. As of March 31, 2021, there were 887,628 shares available for future issuance under the 2016 Plan.

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8. Stockholders’ Equity (cont.)

Treasury Shares

On April 29, 2019, the Company implemented a stock repurchase plan to repurchase up to $500,000 of its common stock for cash. The repurchase plan expired on April 29, 2020. The Company had purchased 9,950 shares of its common stock under the repurchase plan as of April 29, 2020 and has classified them as treasury shares on the Company’s condensed consolidated balance sheets.

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the three months ended March 31, 2021:

Expected volatility	197.0%
Expected life of option (in years)	5.2
Risk free interest rate	0.88%
Expected dividend yield	0.0%

The expected life of the options is the period of time over which employees and non-employees are expected to hold their options prior to exercise. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin 110, which uses the midpoint between the vesting date and the end of the contractual term. The volatility of the Company’s common stock is calculated using the Company’s historical volatilities beginning at the grant date and going back for a period of time equal to the expected life of the award. The Company estimates potential forfeitures of stock awards and adjusts recorded stock-based compensation expense accordingly. The Company estimates pre-vesting forfeitures primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the stock-based awards vest.

The following table summarizes stock option activity during the three months ended March 31, 2021:

	Number of Options	Weighted Average Exercise Price
Stock Options:
Outstanding at January 1, 2021	622,036	$5.53
Granted	25,220	3.20
Forfeited or canceled, during the period	(58,134)	4.57
Expired, during the period	(715)	7.00
Outstanding at March 31, 2021	588,407	$5.52
Exercisable at March 31, 2021	434,387	$6.46

At March 31, 2021, there was $169,228 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 1.8 years.

On March 31, 2021, the aggregate intrinsic value of stock options that were outstanding and exercisable was $272,363 and $167,879, respectively. On March 31, 2020, the aggregate intrinsic value of stock options that were outstanding and exercisable was $1,440 and $360, respectively. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date.

During the three months ended March 31, 2021, the Company granted stock options to members of the Board of Directors to purchase an aggregate of 24,000 shares of common stock at an exercise price of $3.20 per share. The stock options vest in four equal quarterly installments on the last day of each calendar quarter in 2021 and have a term of ten

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8. Stockholders’ Equity (cont.)

years. During the three months ended March 31, 2021, the Company also granted options to employees to purchase an aggregate of 1,220 shares of common stock. These options vest between one and four years, have a term of ten years and have an exercise price of $3.20.

The aggregate fair value for the stock options granted during the three months ended March 31, 2021 and 2020 was $78,522 and $18,664, respectively.

Stock-based compensation expense for the Company’s stock options included in the condensed consolidated statements of operations is as follows:

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$182	$373
Sales and marketing expense	7	20
Product development expense	3,044	7,381
General and administrative expense	28,135	81,432
Total stock compensation expense	$31,368	$89,206

9. Net Income (Loss) Per Share

Basic earnings and loss per share are computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding during the period as defined by ASC Topic 260, Earnings Per Share. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method). To the extent stock options are antidilutive, they are excluded from the calculation of diluted income (loss) per share. For the three months ended March 31, 2021, 588,407 of shares issuable upon the exercise of outstanding stock options were not included in the computation of diluted net income (loss) per share for operations because their inclusion would be antidilutive. For the three months ended March 31, 2020, 773,375 of shares issuable upon the exercise of outstanding stock options were not included in the computation of diluted net income (loss) per share for operations because their inclusion would be antidilutive.

The following table summarizes the net income (loss) per share calculation for the periods presented:

	Three Months Ended March 31,
	2021	2020
Net income (loss) from operations – basic and diluted	$916,729	$(438,384)
Weighted average shares outstanding – basic	6,906,454	6,873,571
Weighted average shares outstanding – diluted	6,906,454	6,873,571
Per share data:
Basic from operations	$0.13	$(0.06)
Diluted from operations	$0.13	$(0.06)

10. Leases

On June 7, 2016, the Company entered into a lease agreement with Jericho Executive Center LLC for office space at 30 Jericho Executive Plaza in Jericho, New York, which commenced on September 1, 2016 and runs through November 30, 2021. The Company’s monthly office rent payments under the lease are currently approximately $6,666 per month.

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10. Leases (cont.)

As of March 31, 2021, the Company had no long-term leases that were classified as financing leases. As of March 31, 2021, the Company did not have additional operating and financing leases that had not yet commenced.

At March 31, 2021, the Company had operating lease liabilities of approximately $0.1 million and right-of-use assets of approximately $0.1 million, which are included in the condensed consolidated balance sheets.

Total rent expense for the three months ended March 31, 2021 was $24,768. Total rent expense for the three months ended March 31, 2020 was $61,895. Rent expense is recorded under general and administrative expense in the condensed consolidated statements of operations.

The following table summarizes the Company’s operating leases for the periods presented:

	Three Months Ended March 31,
	2021	2020
Cash paid for amounts included in the measurement of operating lease liabilities	$16,133	$38,529
Weighted average assumptions:
Remaining lease term	0.7	2.9
Discount rate	3.5%	2.5%

As of March 31, 2021, future minimum payments under non-cancelable operating leases were as follows:

For the year ending December 31,	Amount
2021	61,547
Total	$61,547
Less: present value adjustment	(8,713)
Present value of minimum lease payments	$52,834

11. Term debt

On April 13, 2020, to help ensure adequate liquidity in light of the uncertainties posed by the coronavirus pandemic, the Company applied for a loan under the SBA Paycheck Protection Program under the recently enacted CARES Act. On May 3, 2020, the Company entered into the Note in favor of the Lender.

The Note had an aggregate principal amount of $506,500, a two-year term, a maturity date of May 3, 2022 and borne interest at a stated rate of 1.0% per annum. The Company did not provide any collateral or guarantees for the Note, nor did the Company pay any facility charge to obtain the Note. The Note provided for customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects.

On January 13, 2021, the Note was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act.

12. Commitments and Contingencies

Legal Proceedings

The Company may be included in legal proceedings, claims and assessments arising in the ordinary course of business. The Company evaluates the need for a reserve for specific legal matters based on the probability of an unfavorable outcome and the reasonability of an estimable loss. No reserve was deemed necessary as of March 31, 2021.

PALTALK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13. Sale of Secured Communications Assets

On February 24, 2020, the Company entered into an Asset Purchase Agreement, which was subsequently amended and restated on May 29, 2020 (the “Amended and Restated Agreement”) with SecureCo, LLC (the “Buyer”), pursuant to which the Company agreed to sell substantially all of the assets related to its secure communications business (the “Secured Communications Assets”) to the Buyer (the “Asset Sale”). The Secured Communications Assets included communication solutions and operations capabilities for secure messaging and data applications, and software and middleware for enterprise and government client targets.

On July 23, 2020, the Company completed the Asset Sale for a cash purchase price of $250,000, $150,000 of which was paid at closing and $100,000 of which is payable in four equal installments over the fifteen-month period following the closing of the Asset Sale and was recorded under other current assets in the condensed consolidated balance sheets as of December 31, 2020. The Amended and Restated Agreement also provides for a revenue sharing arrangement, pursuant to which the Company is entitled to receive quarterly royalty payments ranging from 5% to 10% of certain revenues received by the Buyer, with the aggregate amount of such royalty payments not to exceed $500,000. The gain on the Asset Sale was recorded in the condensed consolidated statements of operations for the year ended December 31, 2020. The sale of the Secured Communications Assets did not meet the requisite criteria to constitute discontinued operations or held for sale, as the historical results of Company’s secured communications business were not material to its results of operations.

14. Subsequent Events

On April 9, 2021, the Company entered into a lease extension agreement with Jericho Executive Center LLC for office space at 30 Jericho Executive Plaza in Jericho, New York, which commences on December 1, 2021 and runs through November 30, 2022. The Company’s monthly office rent payments under the lease extension are approximately $6,180 per month.

As of April 30, 2021, The Company sold approximately 2 million Props tokens for gross proceeds of approximately $0.2 million.

Management has evaluated subsequent events or transactions occurring through the date the condensed consolidated financial statements were issued and determined that no other events or transactions are required to be disclosed herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of Paltalk, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Paltalk, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Evaluation of the Accounting for and Disclosure of Digital Tokens and Related Technology Service Revenue

As disclosed in Notes 2 and 7 to the consolidated financial statements, the Company’s digital tokens, which mainly consist of utility tokens (“Props”), held as of December 31, 2020, are accounted for as indefinite-lived intangible assets, and have been included in non-current assets on the consolidated balance sheet. The Company’s digital tokens as of December 31, 2020 totaled $439,145.

Also, as disclosed in Note 2 and 7 to the consolidated financial statements, during the year ended December 31, 2020 the Company entered into a contract with a customer to provide technology services, which included the Company agreeing to serve as a launch partner, integrate the customer’s Props infrastructure into the Company’s multimedia social applications, perform side-chain validator services and operate a loyalty program for the customer. Additionally, the Company was to provide Props under the loyalty platform to its customers based on their usage and activities on its multimedia social applications. In exchange for these services, the revenue earned by the Company was to be paid in Props. The Props were recorded at their estimated fair value on the transaction dates. In connection with the agreement, the Company recognized revenue related to the technology services of $525,748, of which $210,000 was included as a receivable as of December 31, 2020. Digital tokens owed to the Company’s customers under the loyalty program as of December 31, 2020 totaled $123,397 and were recorded as a current liability.

We identified the accounting for and disclosure of digital tokens and the related technology service revenue as a critical audit matter for the following reasons. Currently, no authoritative guidance exists for the accounting for and disclosure of digital assets in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s management has exercised significant judgment in their determination of how existing GAAP should be applied to the accounting for digital assets, the related technology service revenue, the associated financial statement presentation and accompanying footnote disclosures. Further, specialists were required to perform audit procedures to test the valuation of the Props token used in the determination of the Company’s recognition of technology service revenue, and with the associated carrying amounts of the digital token assets and liability.

The primary procedures we performed to address this critical audit matter included the following:

•        We evaluated management’s rationale for the application of Accounting Standards Codification (“ASC”) 350 to account for its digital tokens held and application of ASC 606 for the related technology service revenue;

•        We evaluated management’s basis for recording digital token intangible assets and receivables as a non-current asset, and digital tokens payable as a current liability on the balance sheet;

•        We evaluated management’s disclosures of its digital token activity in the financial statement footnotes;

•        We confirmed digital asset receivables and payables with the Company’s customer and examined supporting documentation and evidence of Props earned by the Company and its customers;

•        We tested the digital token activity by comparing the Company’s digital tokens wallet records to publicly available blockchain records;

•        We performed testing procedures to gain reasonable assurance that the digital wallets and associated addresses were owned by the Company; and

•        We utilized our internal valuation specialist to test the valuation methods and assumptions used by management to estimate the value of the digital tokens earned and held.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2016.

Melville, NY
March 23, 2021

PALTALK, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$5,585,420	$3,427,058
Accounts receivable, net of allowances of $3,648 and $23,832, as of December 31, 2020 and 2019, respectively	71,410	130,686
Prepaid expense and other current assets	236,704	167,441
Total current assets	5,893,534	3,725,185
Digital tokens receivable	210,000	—
Operating lease right-of-use asset	68,967	685,042
Property and equipment, net	255,777	620,059
Goodwill	6,326,250	6,326,250
Intangible assets, net	381,210	627,891
Digital tokens	439,145	148,229
Other assets	13,937	86,876
Total assets	$13,588,820	$12,219,532

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$742,141	$1,007,851
Accrued expenses and other current liabilities	254,084	434,739
Operating lease liabilities, current portion	68,967	178,479
Digital tokens payable	123,397	—
Term debt, current portion	338,792	—
Deferred subscription revenue	2,058,721	1,829,493
Total current liabilities	3,586,102	3,450,562
Operating lease liabilities, non-current portion	—	583,075
Term debt, non-current portion	167,708	—
Total liabilities	3,753,810	4,033,637
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 6,916,404 and 6,878,904 shares issued and 6,906,454 and 6,877,004 shares outstanding as of December 31, 2020 and 2019, respectively	6,917	6,879
Treasury stock, 9,950 and 1,900 shares, at par as of December 31, 2020 and 2019, respectively	(10,859)	(2,015)
Additional paid-in capital	21,568,041	21,281,382
Accumulated deficit	(11,729,089)	(13,100,351)
Total stockholders’ equity	9,835,010	8,185,895
Total liabilities and stockholders’ equity	$13,588,820	$12,219,532

The accompanying notes are an integral part of these consolidated financial statements.

PALTALK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2020	2019
Revenues
Subscription revenue	$11,966,497	$11,405,787
Advertising revenue	325,475	438,503
Technology service revenue	540,700	3,439,327
Total revenue	12,832,672	15,283,617
Costs and expenses
Costs of revenue	2,573,083	3,174,453
Sales and marketing expense	825,069	1,056,967
Product development expense	5,025,482	6,563,449
General and administrative expense	3,166,343	6,343,859
Impairment loss on goodwill	—	6,760,222
Total costs and expenses	11,589,977	23,898,950
Income (loss) from continuing operations	1,242,695	(8,615,333)
Interest income, net	7,119	156,423
Gain from sale of Secured Communications Assets	250,000	—
Other expense	(128,165)	—
Impairment loss on digital tokens	—	(625,368)
Income (loss) from continuing operations before provision for income taxes	1,371,649	(9,084,278)
Income tax (expense) benefit	(387)	141,593
Net income (loss) from continuing operations	1,371,262	(8,942,685)
Discontinued Operations:
Gain on sale from discontinued operations	—	826,770
Loss from discontinued operations	—	(104,880)
Income tax expense from discontinued operations	—	(159,265)
Net income from discontinued operations	—	562,625
Net income (loss)	1,371,262	(8,380,060)

Basic net income (loss) per share of common stock:
Continuing operations	$0.20	$(1.30)
Discontinued operations	—	0.08
Net income (loss) per share of common stock	$0.20	$(1.22)
Diluted net income (loss) per share of common stock:
Continuing operations	$0.20	$(1.30)
Discontinued operations	—	0.08
Net loss per share of common stock	$0.20	$(1.22)
Weighted average number of shares of common stock used in calculating net loss per share of common stock:
Basic	6,884,690	6,873,652
Diluted	6,887,808	6,873,652

The accompanying notes are an integral part of these consolidated financial statements.

PALTALK, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
Balance at December 31, 2018	6,868,679	$6,869	—	—	$19,867,259	$(4,720,291)	$15,153,837
Stock-based compensation expense for restricted stock awards and stock options	—	—	—	—	1,385,118	—	1,385,118
Issuance of common stock for consulting services	10,225	10	—	—	29,005	—	29,015
Repurchases of common stock	—	—	(1,900)	(2,015)	—	—	(2,015)
Net loss	—	—	—	—	—	(8,380,060)	(8,380,060)
Balance at December 31, 2019	6,878,904	$6,879	(1,900)	(2,015)	$21,281,382	$(13,100,351)	$8,185,895
Stock-based compensation expense	—	—	—	—	243,197	—	243,197
Issuance of common stock for consulting services	37,500	38	—	—	43,462	—	43,500
Repurchases of common stock	—	—	(8,050)	(8,844)	—	—	(8,844)
Net income	—	—	—	—	—	1,371,262	1,371,262
Balance at December 31, 2020	6,916,404	$6,917	(9,950)	$(10,859)	$21,568,041	$(11,729,089)	$9,835,010

The accompanying notes are an integral part of these consolidated financial statements.

PALTALK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$1,371,262	$(8,380,060)
Less: Income from discontinued operations	—	562,625
Income (loss) from continuing operations	1,371,262	(8,942,685)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation of property and equipment	325,044	349,082
Amortization of intangible assets	246,681	256,332
Amortization of operating lease right-of-use assets	104,083	178,158
Gain on lease termination	(141,001)	—
Loss on disposal of property and equipment	39,238	—
Write-off of note receivable	56,042	—
Stock-based compensation	243,197	1,385,118
Common stock issued for consulting services	43,500	29,015
Bad debt expense	4,015	—
Impairment loss on goodwill	—	6,760,222
Impairment loss on digital tokens	—	625,368
Realized (gain) loss from the sale of digital tokens	72,823	(70,995)
Changes in operating assets and liabilities:
Credit card holdback receivable	—	83,175
Accounts receivable	55,261	196,100
Digital tokens	(439,145)	—
Digital tokens receivable	(210,000)	—
Operating lease liability	(107,674)	(101,647)
Digital tokens payable	123,397	—
Prepaid expense and other current assets	(219,263)	113,550
Other assets	16,897	29,891
Accounts payable, accrued expenses and other current liabilities	(378,285)	(2,138,302)
Deferred subscription revenue	229,228	360,922
Deferred technology service revenue	—	(3,379,435)
Net cash provided by (used in) continuing operating activities	1,435,300	(4,266,131)
Net cash used in discontinued operating activities	—	(199,232)
Net cash provided by (used in) operating activities	1,435,300	(4,465,363)
Cash flows from investing activities:
Payment for property and equipment, including website development, net	—	(391,230)
Proceeds from Secured Communications Assets	150,000	—
Proceeds from the sale of digital tokens	75,406	130,290
Net cash provided by (used in) continuing investing activities	225,406	(260,940)
Net cash provided by discontinued investing activities	—	1,600,000
Net cash provided by investing activities	225,406	1,339,060
Cash flows from financing activities:
Borrowings of term debt	506,500	—
Purchase of treasury stock	(8,844)	(2,015)
Net cash provided by (used in) financing activities	497,656	(2,015)
Net increase (decrease) in cash and cash equivalents	2,158,362	(3,128,318)
Balance of cash and cash equivalents at beginning of period	3,427,058	6,555,376
Balance of cash and cash equivalents at end of period	$5,585,420	$3,427,058

The accompanying notes are an integral part of these consolidated financial statements.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

The accompanying consolidated financial statements include Paltalk, Inc. and its wholly owned subsidiaries, A.V.M. Software, Inc., Paltalk Software Inc., Paltalk Holdings, Inc., Tiny Acquisition Inc., Camshare, Inc., Fire Talk LLC and Vumber LLC (collectively, the “Company”).

Effective May 15, 2020, the Company changed its name from “PeerStream, Inc.” to “Paltalk, Inc.” In connection with the name change, the Company changed its trading symbol on the OTCQB Marketplace from “PEER” to “PALT.”

The Company is a communications software innovator that powers multimedia social applications. The Company’s product portfolio includes Paltalk and Camfrog, which together host a large collection of video-based communities. The Company’s other products include Tinychat and Vumber. The Company has an over 20-year history of technology innovation and holds 18 patents.

COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported to have surfaced in Wuhan, China, and has since reached multiple other countries, including the United States, resulting in government-imposed quarantines, travel restrictions and other public health safety measures in affected countries. The various precautionary measures taken by many governmental authorities around the world in order to limit the spread of COVID-19 has had, and could continue to have, an adverse effect on the global markets and its economy, including on the availability and pricing of employees and resources, and other aspects of the global economy. Although the Company cannot predict the impact that the COVID-19 pandemic will have on its business or results of operations in future periods, to date, the Company’s core multimedia social applications have been able to support the increased demand the Company has experienced. On May 3, 2020, to help ensure adequate liquidity in light of the uncertainties posed by the COVID-19 pandemic, the Company entered into a promissory note with an aggregate principal amount of $506,500 (the “Note”) in favor of Citibank, N.A., as lender (the “Lender”) under the Small Business Administration (“SBA”) Paycheck Protection Program under the recently enacted Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). On January 13, 2021, the Note was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and with the requirements of the Security and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated upon consolidation.

Significant Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

Significant estimates relied upon in preparing these financial statements include the estimates used to determine the fair value of the stock options issued in share-based payment arrangements, collectability of the Company’s accounts receivable, measurements of proportional performance under certain service contracts, subscription revenues net of refunds, credits, and known and estimated credit card chargebacks, the valuation allowance on deferred tax assets, fair value of digital tokens and impairment assessment of goodwill. Management evaluates these estimates on an ongoing basis. Changes in estimates are recorded in the period in which they become known. The Company bases estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from the Company’s estimates.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

The fair value framework under the guidance issued by the Financial Accounting Standards Board (“FASB’”) requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, would generally require significant management judgment. The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

•        Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

•        Level 2: Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•        Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

The Company reviews the appropriateness of fair value measurements including validation processes, and the reconciliation of period-over-period fluctuations based on changes in key market inputs. All fair value measurements are subject to the Company’s analysis. Review and approval by management is required as part of the validation process.

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to the short-term nature of these instruments.

Revenue Recognition

In accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, revenue from contracts with customers is recognized when control of the promised services is transferred to the customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. Sales tax is excluded from reported revenue. The Company has elected the practical expedient allowable by the guidance to not disclose information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less.

Subscription Revenue

The Company generates subscription revenue primarily from monthly premium subscription services. Subscription revenues are presented net of refunds, credits, and known and estimated credit card chargebacks. During the years ended December 31, 2020 and 2019, subscriptions were offered in durations of one-, three-, six- and twelve- month terms. All subscription fees, however, are paid by credit card at the origination of the subscription regardless of the term of the subscription. Revenues from multi-month subscriptions are recognized on a straight-line basis over the period where the service is offered to the customer, indicated by length of the subscription term purchased. The unearned portion of subscription revenue is presented as deferred revenue in the accompanying consolidated balance sheets. Deferred revenue at December 31, 2019 was $1,829,493, of which $1,829,493 was subsequently recognized as subscription revenue during the year ended December 31, 2020. The ending balance of deferred revenue at December 31, 2020 was $2,058,721.

In addition, the Company offers virtual gifts to its users. Users may purchase credits in $5, $10 or $20 increments that can be redeemed for a host of virtual gifts such as a rose, a beer or a car, among other items. These gifts are given among users to enhance communication and are typically redeemed within 30 days of purchase. Upon purchase, the virtual gifts are credited to the users’ account and are under the users’ control. Virtual gift revenue is recognized upon the users’ redemption of virtual gifts at the fixed transaction price and included in subscription revenue in the

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

accompanying consolidated statements of operations. Virtual gift revenue is presented as deferred revenue in the consolidated balance sheets until virtual gifts are redeemed. Virtual gift revenue was $5,188,858 and $5,079,837 for the years ended December 31, 2020 and 2019, respectively. The ending balance of deferred revenue from virtual gifts at December 31, 2020 and 2019 was $348,677 and $411,326, respectively.

Advertising Revenue

The Company generates advertising revenue from the display of advertisements on its products through contractual agreements with third parties that are based on the number of advertising impressions delivered. Measurements of impressions include when a customer clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), or registers for an external website via an advertisement by clicking on or through the application (CPA basis). Advertising revenue is dependent upon traffic as well as the advertising inventory placed on the Company’s products.

Technology Service Revenue

Secure Communications.    During 2019 and the first quarter of 2020, technology service revenue consisted of revenue that was recognized under the Company’s technology services agreement (the “ProximaX Agreement”) with ProximaX Limited (“ProximaX”) and was recognized based upon proportional performance using labor hours as the unit of measurement. Pursuant to the terms of the ProximaX Agreement, ProximaX agreed to pay the Company, among other things, up to an aggregate of $10.0 million of cash or certain highly liquid cryptocurrencies in exchange for the Company’s services, $5.0 million of which was paid in May 2018, $2.5 million of which was due upon completion the second development milestone set forth in the ProximaX Agreement and $2.5 million of which was due upon completion of the third development milestone set forth in the ProximaX Agreement.

Effective June 24, 2019, the Company and ProximaX entered into an agreement to terminate the ProximaX Agreement (the “Termination Agreement”) and provide for payment terms for the remaining $2.5 million due under the ProximaX Agreement. The portion of the upfront fee that remained unrecognized as of the termination of the ProximaX Agreement was $1.6 million and was recognized as revenue upon such termination, in addition to the $1.7 million of revenue recognized in the first quarter of 2019. Since there is no assurance of collectability on the remaining payments, revenue is being recognized as the payments under the Termination Agreement are received. For the year ended December 31, 2020, the Company recognized approximately $15.0 thousand in revenue in connection with payments received under the Termination Agreement.

On July 23, 2020, the Company completed an asset sale in relation to the secure communications assets. See Note 15, Sale of Secure Communication Assets, to the consolidated financial statements for further information. The Company does not expect to continue to pursue secure communications products or technology implementation services as part of its overall business strategy.

Technology Partnerships.    During the second and third quarters of 2020, the Company recorded technology service revenue in connection with its agreement to serve as a launch partner with YouNow, Inc. (“YouNow”) and to integrate YouNow’s props infrastructure (the “Props platform”) into its Camfrog and Paltalk applications (as amended, the “YouNow Agreement”).

Pursuant to the terms of the YouNow Agreement, YouNow agreed to pay the Company, in exchange for the Company’s services, an aggregate of 10.5 million cryptographic props tokens (“Props tokens”) upon the achievement of certain milestones as follows: (i) 3.0 million Props tokens upon execution of the YouNow Agreement, (ii) 4.0 million Props tokens upon the integration of the Props platform in the Company’s Camfrog application and (iii) 3.5 million Props tokens due upon the integration of the Props platform in the Company’s Paltalk application. In determining the value of the contract, the Company converted the Props tokens into U.S. dollars using an independent third-party valuation. The Props tokens were estimated to have a price equal to $0.02 per token (see Note 7 for additional information on the fair value of the Props tokens) at the contract inception date. The total contract value to be recognized was estimated to be $210,000, which is recognized on the completion dates of the integration services performed.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

The upfront fee is recognized as revenue under the output method based on the direct measurements of the value of services transferred to date to the customer, relative to the remaining services under the contract. During the year ended December 31, 2020, the Company recognized $60,000 of the upfront fee and $150,000 from the completion of the first and second integration milestones under technology service revenue in the consolidated statements of operations and digital tokens receivable in the consolidated balance sheets.

In addition, during the year ended December 31, 2020, the Company received 1.1 million Props tokens for a validator service and 13.5 million Props tokens under YouNow’s loyalty Props platform that was implemented on the Company’s Paltalk and Camfrog applications. The loyalty platform is used to drive engagement and empower users financially by providing users with the ability to earn Props tokens while using the Paltalk and Camfrog applications. The number of Props tokens earned by users for the year ended December 31, 2020 was 3.6 million, which is recorded under digital tokens payable in the consolidated balance sheets, and the net revenue earned is recorded under technology service revenue in the consolidated statements of operations.

In the determining the value of the revenue for the validator service and digital tokens earned through the loyalty platform, the Company converted the Props tokens into U.S. dollars using an independent third-party valuation (see Note 7 for additional information on the fair value of the Props tokens). The total net revenue value to be recognized was estimated to be $315,748 which is recognized as earned.

Revisions to the Company’s estimates may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified. If the Company’s estimates indicate that a contract loss will be incurred, a loss provision is recorded in the period in which the loss first becomes probable and can be reasonably estimated. Contract losses are the amount by which the estimated costs of the contract exceed the estimated total revenue that will be generated by the contract and are included in cost of revenues in the Company’s consolidated statements of operations. There were no contract losses for the periods presented.

Digital Tokens

At December 31, 2019, digital tokens consisted of XPX tokens received in connection with the ProximaX Agreement. At December 31, 2020, digital tokens and digital tokens receivable consist of Props tokens received in connection with the YouNow Agreement. Given that there is limited precedent regarding the classification and measurement of cryptocurrencies and other digital tokens under current GAAP, management has exercised significant judgment in determining the appropriate accounting treatment and in the event that authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results from operations.

The Company determined to account for digital tokens as indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other. Indefinite-lived intangible assets are not amortized but assessed for impairment annually, or more frequently when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital token at the time its fair value is being measured.

In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. Otherwise, it is required to perform a quantitative impairment test. If, at the time of an impairment test, the carrying amount of an intangible asset exceeds its fair value, an impairment loss in an amount equal to the excess is recognized. Subsequent reversal of impairment losses is not permitted.

Gains (if any) are not recorded until realized upon sale, at which point they would be presented net of any impairment losses in the Company’s consolidated statements of operations. In determining the gain to be recognized upon sale, the Company calculates the difference between the sales price and carrying value of the specific digital token sold immediately prior to sale.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

The Company determines the fair value of its digital tokens on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement. See Note 7, Digital Tokens, to the consolidated financial statements for further information regarding the Company’s digital tokens.

Cost of revenue

Cost of revenue consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in data center and customer care functions, credit card processing fees, hosting fees, and data center rent and bandwidth costs. Cost of revenue also includes compensation and other employee-related costs for technical personnel and subcontracting costs relating to technology service revenue.

Sales and marketing

Sales and marketing expense consists primarily of advertising expenditures and compensation (including stock-based compensation) and other employee-related costs for personnel engaged in sales and sales support functions. Advertising and promotional spend includes online marketing, including fees paid to search engines, and offline marketing, which primarily consists of partner-related payments to those who direct traffic to the Company’s brands. Total advertising expense for the year ended December 31, 2020 was approximately $0.8 million and $1.1 million for the year ended December 31, 2019.

Product development

Product development expense, which relates to the development of technology of the Company’s applications, consists primarily of compensation (including stock-based compensation) and other employee-related costs that are not capitalized for personnel engaged in the design, testing and enhancement of service offerings as well as amortization of capitalized website development costs.

General and administrative

General and administrative expense consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources and facilities costs and fees for other professional services. General and administrative expense also includes depreciation of property and equipment and amortization of intangible assets.

Reportable Segment

The Company operates in one reportable segment, and management assesses the Company’s financial performance and makes operating decisions based on a single operating segment.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize deferred taxes in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

The Company records uncertain tax positions in accordance with ASC No. 740, Accounting for Income Taxes (“ASC 740”) on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties would be included on the related tax liability line in the accompanying consolidated balance sheets.

Stock-Based Compensation

In accordance with ASC No. 718, Compensation – Stock Compensation, the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which employees are required to provide services. Stock-based compensation arrangements include stock options and restricted stock awards.

Equity instruments issued to non-employees are recorded on the basis of the fair value of the instruments, as required by Accounting Standards Update (“ASU”) No. 2018-07, Compensation — Stock Compensation (Topic 718) (“ASU 2018-07”). ASU 2018-07 expands the scope of Topic 718, which currently only includes share-based payments to employees, to include share-based payments to non-employees for goods or services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned.

The fair value of each option granted under the Company’s Amended and Restated 2011 Long-Term Incentive Plan (the “2011 Plan”) and 2016 Long-Term Incentive Plan (the “2016 Plan”) was estimated using the Black-Scholes option-pricing model (see Note 10 for further details). Using this model, fair value is calculated based on assumptions with respect to the (i) expected volatility of the Company’s common stock price, (ii) expected life of the award, which for options is the period of time over which employees and non- employees are expected to hold their options prior to exercise, (iii) expected dividend yield on the Company’s common stock, and (iv) a risk-free interest rate, which is based on quoted U.S. Treasury rates for securities with maturities approximating the expected term. Expected volatility is estimated based on the Company’s historical volatilities. The expected life of options has been determined using the “simplified” method, which uses the midpoint between the vesting date and the end of the contractual term. The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying dividends in the foreseeable future.

Net Income (Loss) Per Share

Basic earnings and loss per share are computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding during the period as defined by ASC Topic 260, Earnings Per Share. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method). To the extent stock options are antidilutive, they are excluded from the calculation of diluted income (loss) per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds. The Company maintains cash in bank accounts which, at times, may exceed federally insured limits. As part of its cash management process, the Company periodically reviews the relative credit standing of these banks. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Receivables

Accounts receivable are composed of amounts due from our advertising partners and from credit card processing companies following the initiation of subscription arrangements originated by the Company’s subscribers, which pay by credit card. These receivables are unsecured and are typically settled by the payment processing company within several days of transaction processing accordingly, an allowance for doubtful accounts is considered. Accounts receivable from advertising partners and payment processing companies amounted to $71,410 and $130,686 on December 31, 2020 and December 31, 2019, respectively.

As of December 31, 2020, three advertising partners accounted for 61% of accounts receivable. As of December 31, 2019, three advertising partners accounted for 47% of accounts receivable.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of those assets, as follows:

Computers and equipment	5 years
Website development	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Repairs and maintenance costs are expensed as incurred.

Property and equipment is evaluated for recoverability whenever events or changes in circumstances indicate that the carrying amounts of the assets might not be recoverable. In evaluating an asset for recoverability, the Company estimates the future cash flow expected to result from the use and eventual disposition of the asset. If the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. No impairment losses were recorded on property and equipment for the periods presented in these consolidated financial statements.

Website Development Costs

In accordance with ASC 350-50, Website Development Costs, the Company accounts for website development costs by capitalizing qualifying costs which are incurred during the development and infrastructure stage. Expenses incurred in the planning stage are expensed as incurred. Capitalized website development cost is included in property and equipment and are amortized straight-line over the expected period of benefit, which is three years, when the software is ready for its intended use. Amortization expense related to capitalize website development costs is included in product development expense.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. The Company evaluates its goodwill for impairment in accordance with ASC 350, Intangibles – Goodwill and Other (as amended by ASU 2017-04), by assessing qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Company performs the quantitative goodwill impairment test, if, after assessing the totality of events or circumstances such as those described in paragraph ASC 350-20-35-3C(a) through (g), the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the total amount of goodwill related to the reporting unit.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

The Company tests the recorded amount of goodwill for impairment on an annual basis on December 31 of each fiscal year or more frequently if there are indicators that the carrying amount of the goodwill exceeds its carried value. The Company has one reporting unit. The Company performed a qualitative assessment and concluded that no impairment existed as of December 31, 2020, compared to an impairment of $6.8 million for the year ended December 31, 2019 (See Note 5 for further details on the impairment recorded for the year ended December 31, 2019).

Intangible Assets

The Company’s intangible assets represent definite lived intangible assets, which are being amortized on a straight-line basis over their estimated useful lives as follows:

Patents	20 years
Trade names, trademarks, product names, URLs	5 – 10 years
Internally developed software	5 – 6 years
Non-compete agreements	3 years
Subscriber/customer relationships	3 – 12 years
Lead pool	2 years

The Company reviews intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. No impairments were recorded on intangible assets as no impairment indicators were noted for the periods presented in these consolidated financial statements.

Leases

Effective December 31, 2018, the Company accounts for its leases under ASC 842, Leases (“ASC 842”). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheets as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. The Company has not early adopted ASU 2019-12 and is currently evaluating its impact financial position, results of operations, and cash flows.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Discontinued Operations

On January 31, 2019, the Company entered into an Asset Purchase Agreement with The Dating Company, LLC, pursuant to which the Company sold substantially all of the assets related to its online dating services business under the domain names FirstMet, 50more, and The Grade (collectively, the “Dating Services Business”) for a cash purchase price of $1.6 million. The closing of the asset sale was effective as of January 31, 2019.

In the first quarter of 2019, management determined that the disposal of the Dating Services Business met the criteria for presentation as discontinued operations. Accordingly, the results of the Dating Services Business are presented as discontinued operations in the Company’s consolidated statements of operations through January 31, 2019, the date of sale, and are excluded from continuing operations for all periods presented. In addition, the assets and liabilities of the Dating Services Business are classified as held for sale in the Company’s consolidated balance sheets for all periods presented.

The following tables summarize the major line items included in loss from discontinued operations for the Dating Services Business for the periods presented:

	Year Ended December 31,
	2020	2019
Revenues	$—	$440,225
Costs of revenue	—	(115,338)
Sales and marketing expense	—	(270,200)
Product development expense	—	(76,845)
General and administrative expense	—	(82,722)
Loss from discontinued operations	$—	$(104,880)

There were no major line items included in loss from discontinued operations for the Dating Services Business for the year ended December 31, 2020.

4. Property and Equipment, Net

Property and equipment, net consisted of the following for the periods presented:

	December 31,
	2020	2019
Computer equipment	$866,459	$3,706,017
Website development	3,076,323	3,076,323
Furniture and fixtures	47,463	89,027
Leasehold improvements	—	32,726
Total property and equipment	3,990,245	6,904,093
Less: Accumulated depreciation	(3,734,468)	(6,284,034)
Total property and equipment, net	$255,777	$620,059

Depreciation expense, which includes amortization of website development costs, for the years ended December 31, 2020 and 2019 was $325,044 and $349,082, respectively.

Loss on disposal of property and equipment for the years ended December 31, 2020 and 2019 was $39,238 and $0, respectively, as a result from the termination of one of our office leases.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Goodwill

The Company tests goodwill and indefinite-lived intangible assets for impairment annually and whenever events or circumstances arise that indicate an impairment may exist.

The Company recorded $6,760,222 of goodwill impairment for the year ended December 31, 2019 due to a sustained decrease in market price per share of the Company’s common stock. At December 31, 2019, the market price per share of the Company’s common stock declined to $1.29, and as such, the Company tested for an impairment and concluded that its goodwill should be reduced as result of the decline in the market price per share and fair value of the reporting unit.

The Company determined there were no indicators that would lead to a test for impairment during the year ended December 31, 2020. Goodwill was $6,326,250 at December 31, 2020 and December 31, 2019.

6. Intangible Assets, Net

Intangible assets, net consisted of the following for the periods presented:

	December 31,
	2020			2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$50,000	$(28,750)	$21,250	$50,000	$(26,250)	$23,750
Trade names, trademarks, product names, URLs	555,000	(493,648)	61,352	555,000	(446,479)	108,521
Internally developed software	1,990,000	(1,990,000)	—	1,990,000	(1,959,655)	30,345
Subscriber/customer relationships	2,279,000	(1,980,392)	298,608	2,279,000	(1,813,725)	465,275
Total intangible assets	$4,874,000	$(4,492,790)	$381,210	$4,874,000	$(4,246,109)	$627,891

Amortization expense for the years ended December 31, 2020 and 2019 was $246,681 and $256,332, respectively. The aggregate amortization expense for each of the next five years and thereafter is estimated to be $184,667 in 2021, $149,944 in 2022, $18,000 in 2023, $17,354 in 2024, $2,500 in 2025 and $8,745 thereafter.

7. Digital Tokens

At December 31, 2019, digital tokens consisted of XPX tokens received in connection with the ProximaX Agreement. At December 31, 2020, digital tokens and digital tokens receivable consist of Props tokens received in connection with the YouNow Agreement. Given that there is limited precedent regarding the classification and measurement of cryptocurrencies and other digital tokens under current GAAP, the Company has determined to account for these tokens as indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other until further guidance is issued by the FASB.

XPX Tokens

Prior to September 2019, the fair value of the Company’s XPX tokens had been based on the quoted market prices for the XPX tokens (Level 1 inputs). In September 2019, the Kryptono Exchange announced that as part of its periodic review of its listed digital assets it was determined that ProximaX no longer met its standards for continued listing. Accordingly, it delisted and ceased trading for XPX tokens on October 4, 2019. Because the value of XPX as listed on other exchanges had declined significantly, the Company recorded an impairment charge in the amount of $625,368 which is reported as a component of other income and expenses in the accompanying consolidated statements of operations for the year ended December 31, 2019.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Digital Tokens (cont.)

During the year ended December 31, 2020, the Company sold 124,752,914 digital tokens for proceeds of $75,406. The recorded loss of approximately $72,800 is included under other expense, net in the consolidated statements of operations.

Props Tokens

The Props tokens received and receivable from YouNow are intangible assets that are accounted for at cost, less impairment charges. According to the guidance, a holder of utility tokens cannot only compare the carrying value to fair value at the reporting period, but instead must assess impairment daily. As a result, the Company uses the amount equal the lowest price during the period in which the Props tokens are held as the carrying amount for purposes of testing for impairment.

To calculate the fair value of the Props tokens received and receivable pursuant to the YouNow Agreement, the Company, through a third-party valuation, used the backsolve method, which utilizes the option pricing method to calculate the implied value of the Props tokens based on the most recent transaction price publicly available (Level 3 inputs). For purposes of the Backsolve method, the Company used a precedent transaction in which Props tokens were purchased at a price of $0.07 per Props token. The precedent transaction also included the issuance of warrants to purchase additional Props tokens at a strike price of $0.07 per Props token. Using the Backsolve method, the Company took into account the strike price of the warrants issued in the precedent transaction and then determined the allocated value of the Props tokens as though it were a basket purchase.

The implied fair value of the Props tokens represents a marketable basis of value. As the Props tokens do not currently have access to a liquid marketplace, a discount for lack of marketability was applied to the implied fair value using a protective put calculation. A summary of the key inputs used in the Backsolve model at December 31, 2020 are summarized as follows:

Maturity (time until an exit or liquidity)	1 year
Volatility	197.0%
Risk free rate of return	0.16%

The basic logic of the protective put approach is supported by the notion that the holder of a non-marketable security can effectively purchase liquidity by purchasing a put option on the security. Therefore, the non-marketable value of a security is its value on a marketable basis, less the value of the hypothetical put option. The put option calculation relies on the Black-Scholes option pricing model, which utilizes volatility from comparable utility tokens, an estimated time to maturity (or liquidity), and the risk-free rate commensurate with that maturity.

Digital tokens earned, receivable or payable before June 30, 2020, were recorded based on a $0.02 fair value estimated at the end of the reporting period. Digital tokens earned, receivable or payable from July 1, 2020 through December 31, 2020 were recorded based on an estimated fair value of $0.039.

At December 31, 2020, the Company recorded $439,145 under digital tokens, $123,397 under digital tokens payable and $210,000 under digital tokens receivable pursuant to the YouNow Agreement.

8. Income Taxes

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under IRC Section 163(j) for 2019 and 2020 to permit additional expensing of interest, (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing recoverability of AMT tax credits. Given the Company’s full valuation allowance position, the CARES Act did not have a material impact on the financial statements.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Income Taxes (cont.)

The Company’s provision for income taxes is comprised of the following:

	December 31,
	2020	2019
Current
Federal	$—	$(151,597)
State and local	387	10,004
Total Current	387	(141,593)
Deferred
Federal	—	—
State and local	—	—
Total Deferred	—	—
Total Provision (Benefit)	$387	$(141,593)

In 2020, the Company recorded an income tax provision of $387 for state and local taxes. In 2019, as a result of the gain recorded in discontinued operations related to the sale of the Dating Services Business, the Company recorded an income tax benefit of $159,265 from continuing operations pursuant to the intra-period allocation guidance in ASC 740-20-45-7 which was partially offset by an income tax provision of $17,672 for state and local taxes. The Company also recorded an income tax expense of $159,265 allocated to discontinued operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2020	2019
Deferred Tax Assets:
Net operating losses	$4,098,329	$4,265,150
Share-based compensation	859,100	989,763
Amortization of Intangible Assets	769,742	1,056,162
Rent	15,272	168,036
Tax Credits	62,969	62,969
Other	160,762	72,032
Subtotal	5,966,174	6,614,116
Less Valuation Allowance:	(5,903,825)	(6,349,900)
Total Deferred Tax Assets	62,349	264,216
Deferred Tax Liabilities:
Property and equipment	(62,349)	(264,216)
Total Deferred Tax Liabilities	(62,349)	(264,216)
Net Deferred Tax Assets	$—	$—

In assessing the Company’s ability to recover its deferred tax assets, the Company evaluated whether it is more likely than not that some portion or the entire deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those periods in which temporary differences become deductible and/or net operating losses can be utilized. The Company considered all positive and negative evidence when determining the amount of the net deferred tax assets that are more likely than not to be realized. This evidence includes, but is not limited to, historical earnings, scheduled reversal of taxable temporary differences, tax planning strategies and projected future taxable income. Based on these factors including cumulative losses in recent years, the Company determined that its deferred tax assets are not realizable on a more-likely-than-not basis and has recorded a valuation allowance against its net deferred tax assets. The Company’s valuation allowance decreased by $446,075 during 2020. The Company will continue to evaluate its deferred tax assets to determine whether any

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Income Taxes (cont.)

changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred income tax assets satisfy the realization standards, the valuation allowance will be reduced accordingly.

As of December 31, 2020, the Company has U.S. federal net operating loss carryforwards of approximately $18.3 million, of which $14.4 million may be subject to a significant annual limitation under Section 382 of the Internal Revenue Code. Of the $18.3 million, approximately, $17.1 million will expire in 2030 to 2037, if not utilized. The remaining $1.2 million may be carried forward indefinitely.

The Company’s effective tax rate differs from the U.S. federal statutory income tax rate of 21% for 2020 and 2019 as follows:

	2020	2019
Federal statutory rate	21.0%	21.0%
Permanent differences	0.2%	(6.7)%
State and local taxes	1.9%	(0.2)%
Valuation allowance	(37.0)%	(0.1)%
Deferred tax adjustment	0.0%	(9.9)%
Share based compensation	14.6%	(2.7)%
Other	(0.6)%	0.1%
Effective tax rate	0.1%	1.6%

The Company applies the applicable authoritative guidance which prescribes a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the Company has taken or expects to take on a tax return. As of December 31, 2020, the Company has no uncertain tax positions. As such, there are no uncertain tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within twelve months from December 31, 2020.

The Company files a federal income tax return and income tax returns in various state tax jurisdictions. The open tax years for the federal income tax return is 2017 through 2020. The state income tax returns have varying statutes of limitations. The open tax years relating to any of the Company’s federal and state net operating losses begin in 2009.

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following for the periods presented:

	December 31,
	2020	2019
Compensation, benefits and payroll taxes	$226,500	$138,001
Income tax payable	—	17,672
Other accrued expenses	27,584	279,066
Total accrued expenses and other current liabilities	$254,084	$434,739

10. Stockholders’ Equity

The 2011 Plan was terminated as to future awards on May 16, 2016. A total of 121,930 shares of the Company’s common stock may be issued pursuant to outstanding options awarded under the 2011 Plan; however, no additional awards may be granted under such plan. The 2016 Plan was adopted by the Company’s stockholders on May 16, 2016 and permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants. The maximum number of shares

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Stockholders’ Equity (cont.)

of common stock that may be issued pursuant to awards under the 2016 Plan is 1,300,000 shares, 100% of which may be issued pursuant to incentive stock options. In addition, the maximum number of shares of common stock that may be issued under the 2016 Plan may be increased by an indeterminate number of shares of common stock underlying outstanding awards issued under the 2011 Plan that are forfeited, expired, cancelled or settled in cash. As of December 31, 2020, there were 853,999 shares available for future issuance under the 2016 Plan.

Treasury Shares

On April 29, 2019, the Company implemented a stock repurchase plan to repurchase up to $500,000 of its common stock for cash. The repurchase plan expired on April 29, 2020. The Company had purchased 9,950 shares of its common stock under the repurchase plan as of April 29, 2020 and has classified them as treasury shares on the Company’s consolidated balance sheets.

Shares issued for consulting services

On August 11, 2020, the Company issued 37,500 shares of its common stock to a consultant as consideration for investor relations services. The total expense for these grants was $43,500 and is included in general and administrative expense in the consolidated statements of operations.

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the years ended:

	December 31,
	2020	2019
Expected volatility	188.0%	171.0 – 177.0%
Expected life of option	5.3	5.0 – 6.3
Risk free interest rate	0.6%	1.7 – 2.5%
Expected dividend yield	0.0%	0.0%

The expected life of the options is the period of time over which employees and non-employees are expected to hold their options prior to exercise. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin 110, which uses the midpoint between the vesting date and the end of the contractual term. The volatility of the Company’s common stock is calculated using the Company’s historical volatilities beginning at the grant date and going back for a period of time equal to the expected life of the award. The Company estimates potential forfeitures of stock awards and adjusts recorded stock-based compensation expense accordingly. The Company estimates pre-vesting forfeitures primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the stock-based awards vest.

The following tables summarize stock option activity during the year ended December 31, 2020:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2020	1,021,243	$4.82
Granted	24,000	0.80
Exercised during period	—	—
Forfeited or canceled, during the period	(421,777)	3.52
Expired, during the period	(1,430)	10.50
Outstanding at December 31, 2020	622,036	$5.53
Exercisable at December 31, 2020	479,702	$6.28

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Stockholders’ Equity (cont.)

At December 31, 2020, there was $128,879 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 2.01 years.

On December 31, 2020, the aggregate intrinsic value of stock options that were outstanding and exercisable was $15,840. On December 31, 2019, there was no aggregate intrinsic value of stock options that were outstanding and exercisable. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date.

During the year ended December 31, 2020, the Company granted options to the Company’s board of directors to purchase an aggregate of 24,000 shares of common stock. These options vest over one year and have a term of ten years and have a weighted average exercise price of $0.80.

The aggregate fair value for the options granted during the years ended December 31, 2020 and 2019 was $18,664 and $469,179, respectively.

Stock-based compensation expense for the Company’s stock options included in the consolidated statements of operations was as follows:

	Year Ended December 31,
	2020	2019
Cost of revenue	$1,527	$1,478
Sales and marketing expense	90	130
Product development expense	19,491	117,375
General and administrative expense	222,089	710,013
Total stock-based compensation expense	$243,197	$828,996

11. Net Income (Loss) Per Share

Basic earnings and loss per share are computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding during the period as defined by ASC Topic 260, Earnings Per Share. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method). To the extent stock options are antidilutive, they are excluded from the calculation of diluted income (loss) per share. For the year ended December 31, 2020, 618,918 of shares issuable upon the exercise of outstanding stock options were not included in the computation of diluted net income per share for continuing operations because their inclusion would be antidilutive. For the year ended December 31, 2020, 3,118 of shares issuable upon the exercise of outstanding stock options were included in the computation of diluted net income per share for continuing operations because their inclusion would be dilutive. For the year ended December 31, 2019, 1,021,243 of shares issuable upon the exercise of outstanding stock options were not included in the computation of diluted net income (loss) per share for continuing operations because their inclusion would be antidilutive.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Net Income (Loss) Per Share (cont.)

The following table summarizes the net income (loss) per share calculation for the periods presented:

	Years Ended December 31,
	2020	2019
Net income (loss) from continuing operations – basic and diluted	$1,371,262	$(8,380,060)
Total weighted average shares outstanding – basic	6,884,690	6,873,652
Dilutive potential options	3,118	—
Total weighted average shares outstanding – diluted	6,887,808	6,873,652

Per share data:
Basic from continuing operations	$0. 20	$(1.22)
Diluted from continuing operations	$0. 20	$(1.22)

12. Leases

Operating Leases

On June 7, 2016, the Company entered into a lease agreement with Jericho Executive Center LLC for office space at 30 Jericho Executive Plaza in Jericho, New York, which commenced on September 1, 2016 and runs through November 30, 2021. The Company’s monthly office rent payments under the lease are currently approximately $5,900 per month.

On May 1, 2019, the Company entered into a sublease agreement with Telecom Infrastructure Corp. (“Telecom”) for office space located at 122 East 42nd Street in New York, NY, pursuant to which Telecom was required to pay the Company $11,164 per month. The term of the sublease ran until April 26, 2023. On June 18, 2020, the Company entered into an agreement to terminate the sublease for this office space. Pursuant to the terms of the agreement, Telecom vacated the offices on June 30, 2020.

Lease Cancellation

On May 1, 2019, the Company entered into a lease agreement for office space located at 122 East 42nd Street in New York, NY and paid a $133,968 security deposit in the form of a letter of credit. The term of the lease ran until April 26, 2023. The Company’s monthly office rent payments under the lease were approximately $33,492 per month. On June 22, 2020, the Company entered into an agreement to terminate the lease for this office space. Pursuant to the terms of the agreement, the Company vacated the offices on June 30, 2020 and the Company agreed to forfeit its security deposit of $133,968.

In accordance with ASC 842, the Company accounted for the cancellation of the lease by removing the right-of-use asset and the lease liability from the consolidated balance sheets, with a profit recognized for the difference. The Company recorded a net gain on the office lease cancellation of $141,001, which is reflected in the consolidated statements of operations for the year ended December 31, 2020.

As of December 31, 2020, the Company had no long-term leases that were classified as financing leases. As of December 31, 2020, the Company did not have additional operating and financing leases that had not yet commenced.

At December 31, 2020, the Company had operating lease liabilities of approximately $0.1 million and right-of-use assets of approximately $0.1 million, which are included in the consolidated balance sheets.

Total rent expense for the year ended December 31, 2020 was $206,347, of which $36,095 was sublease income. Total rent expense for the year ended December 31, 2019 was $394,636. Rent expense is recorded under general and administrative expense in the consolidated statements of operations.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Leases (cont.)

The following table summarizes the Company’s operating leases for the periods presented:

	Years Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities:	$107,674	$178,158
Weighted average assumptions:
Remaining lease term	0.9	3.1
Discount rate	3.5%	2.5%

On December 31, 2020, future minimum payments under non-cancelable operating leases were as follows:

For the years ending December 31,	Amount
2020	$84,370
Total	$84,370
Less: present value adjustment	(15,403)
Present value of minimum lease payments	$68,967

13. Term debt

On April 13, 2020, to help ensure adequate liquidity in light of the uncertainties posed by the coronavirus pandemic, the Company applied for a loan under the SBA Paycheck Protection Program under the recently enacted CARES Act. On May 3, 2020, the Company entered into the Note in favor of the Lender.

The Note has a two-year term, matures on May 3, 2022, and bears interest at a stated rate of 1.0% per annum. Monthly principal and interest payments commenced in December 2020. The Company did not provide any collateral or guarantees for the Note, nor did the Company pay any facility charge to obtain the Note. The Note provides for customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company may prepay the principal of the Note at any time without incurring any prepayment charges.

The Note may be partially or fully forgiven if the Company complies with the provisions of the CARES Act, including the use of Note proceeds for payroll costs, rent, utilities and certain other expenses as defined in the CARES Act. Any forgiveness of the Note will be subject to approval by the SBA and the Lender.

Total term debt	$506,500
Less: current portion of term debt	(338,792)
Non-current portion of term debt	$167,708

On January 13, 2021, the Note was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act.

14. Commitments and contingencies

Legal Proceedings

On December 16, 2016, a wholly owned subsidiary of the Company, Paltalk Holdings, Inc., filed a patent infringement lawsuit in Delaware against Riot Games, Inc. and Valve Corporation for infringement of U.S. Patent Nos. 5,822,523 and 6,226,686 with respect to their online games League of Legends and Defense of the Ancients 2. These two patents were previously asserted against, and then licensed to, Microsoft, Sony, and Activision. In 2018, Valve Corporation moved to transfer the litigation from Delaware to the Western District of Washington. Such motion was granted by the court.

PALTALK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Commitments and contingencies (cont.)

The Company may be included in legal proceedings, claims and assessments arising in the ordinary course of business. The Company evaluates the need for a reserve for specific legal matters based on the probability of an unfavorable outcome and the reasonability of an estimable loss. No reserve was deemed necessary as of December 31, 2020.

15. Sale of Secured Communications Assets

On February 24, 2020, the Company entered into an Asset Purchase Agreement, which was subsequently amended and restated on May 29, 2020 (the “Amended and Restated Agreement”) with SecureCo, LLC (the “Buyer”), pursuant to which the Company agreed to sell substantially all of the assets related to its secure communications business (the “Secured Communications Assets”) to the Buyer (the “Asset Sale”). The Secured Communications Assets included communication solutions and operations capabilities for secure messaging and data applications, and software and middleware for enterprise and government client targets.

On July 23, 2020, the Company completed the Asset Sale for a cash purchase price of $250,000, $150,000 of which was paid at closing and $100,000 of which is payable in four equal installments over the fifteen-month period following the closing of the Asset Sale and was recorded under other current assets in the consolidated balance sheets as of December 31, 2020. The Amended and Restated Agreement also provides for a revenue sharing arrangement, pursuant to which the Company is entitled to receive quarterly royalty payments ranging from 5% to 10% of certain revenues received by the Buyer, with the aggregate amount of such royalty payments not to exceed $500,000. The gain on the Asset Sale was recorded in the statements of operations for the year ended December 31, 2020. The sale of the Secured Communications Assets did not meet the requisite criteria to constitute discontinued operations or held for sale, as the historical results of Company’s secured communications business were not material to its results of operations.

16. Subsequent Events

On January 13, 2021, the Note, with an aggregate principal amount of $506,500 was fully forgiven by the SBA and the Lender in compliance with the provisions of the CARES Act.

Management has evaluated subsequent events or transactions occurring through the date the consolidated financial statements were issued and determined that no other events or transactions are required to be disclosed herein.

PALTALK, iNC.

               Shares of Common Stock

___________________________________

PROSPECTUS,

              , 2021

___________________________________

Maxim Group LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Company expected to be incurred in connection with the issuance and distribution of the common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$
FINRA filing fee
Nasdaq listing fee
Printing fees and expenses
Legal fees and expenses
Registrar and transfer agent fees
Blue sky fees and expenses
Accounting fees and expenses
Miscellaneous expenses
Total	$

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Certificate of Incorporation provides that the we shall, to the fullest extent permitted by Section 145, as the same may be amended and supplemented, indemnify and advance expenses to any person who is or was a director or officer, or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section. In addition, our Certificate of Incorporation provides clarification that we may provide indemnification to any such person and any other person who is or was an employee or agent, by agreement or otherwise, on such terms and conditions as our Board of Directors may approve and that any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights that are broader or otherwise different from the rights set forth in the amendment.

Our By-Laws require us to indemnify and advance expenses to our current and former directors and officers, as well as certain persons serving, at our request, at another entity as a director, officer, employee or agent.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in the person’s capacity as a director or officer.

We have entered into indemnification agreements and employment agreements with our directors and certain of our executive officers, respectively, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

The underwriting agreement provides for indemnification by the underwriter of us and our officers and directors, and by us of the underwriter, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sale of Unregistered Securities

During the past three years, we issued the following securities that were not registered under the Securities Act. The following transaction did not involve an underwriter, underwriting discounts or commissions. The recipient of the securities represented its intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in this transaction. The recipient had adequate access to sufficient information about us to make an informed investment decision. The sale of these securities were made without any general solicitation or advertising.

Maxim Issuance

On August 11, 2020, the Company issued 37,500 shares of its common stock to Maxim Group LLC (“Maxim”) as consideration for investor relations services. The issuance of the shares was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof as a transaction not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.    The following exhibits are included herein or incorporated herein by reference:

Exhibit No.	Description
1.1§	Form of Underwriting Agreement.
2.1#

Agreement and Plan of Merger, dated September 13, 2016, by and among PeerStream, Inc., SAVM Acquisition Corporation, A.V.M. Software, Inc. and Jason Katz (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of the Company filed on September 14, 2016 by the Company with the SEC).

2.2#

Asset Purchase Agreement, by and between Paltalk, Inc. and The Dating Company, LLC, dated as of January 31, 2019 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of the Company filed on February 4, 2019 by the Company with the SEC).

2.3#

Amended and Restated Asset Purchase Agreement, dated as of May 29, 2020, by and between Paltalk, Inc. and SecureCo, LLC (incorporated by reference to Exhibit 2.2 to the Quarterly Report on Form 10-Q of the Company filed on August 6, 2020 by the Company with the SEC).

3.1

Certificate of Incorporation, dated July 19, 2005 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-172202) of the Company filed February 11, 2011 by the Company with the SEC).

3.2

Certificate of Amendment to Certificate of Incorporation, dated November 20, 2007 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-172202) of the Company filed February 11, 2011 by the Company with the SEC).

3.3

Certificate of Amendment to Certificate of Incorporation, dated March 8, 2016 (incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K of the Company filed on March 14, 2016 by the Company with the SEC).

3.4

Certificate of Amendment to Certificate of Incorporation, dated May 19, 2016 (incorporated by reference to Exhibit 3.4 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).

3.5

Certificate of Amendment to Certificate of Incorporation, effective January 5, 2017 (incorporated by reference to Exhibit 3.5 to the Annual Report on Form 10-K filed on March 28, 2017 by the Company with the SEC).

3.6

Certificate of Amendment to Certificate of Incorporation, dated May 25, 2017 (incorporated by reference to Exhibit 3.6 to the Quarterly Report on Form 10-Q of the Company filed on August 8, 2017 by the Company with the SEC).

3.7

Certificate of Amendment to Certificate of Incorporation, effective March 12, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed on March 13, 2018 by the Company with the SEC).

3.8

Amended and Restated By-Laws of PeerStream, Inc., as amended April 19, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-52176) of the Company filed April 25, 2012 by the Company with the SEC).

3.9

Amendment No. 1 to the Amended and Restated By-Laws of PeerStream, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed September 8, 2017 by the Company with the SEC).

3.10

Amendment No. 2 to the Amended and Restated By-Laws of PeerStream, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of the Company filed on March 13, 2018 by the Company with the SEC).

3.11

Amendment No. 2 to the Amended and Restated By-Laws of Paltalk, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of the Company filed on March 13, 2018 by the Company with the SEC).

3.12

Amendment No. 3 to the Amended and Restated By-Laws of Paltalk, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed on March 25, 2020 by the Company with the SEC).

3.13

Amendment No. 4 to the Amended and Restated By-Laws of Paltalk, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of the Company filed on May 15, 2020 by the Company with the SEC).

5.1§	Opinion of Haynes and Boone, LLP.

Exhibit No.	Description
10.1

Statement of Rights and Responsibilities, by and between PeerStream, Inc. and Facebook Inc. (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K (File No. 000-52176) filed March 31, 2011 by the Company with the SEC).

10.2

Registered Apple Developer Agreement, by and between PeerStream, Inc. and Apple Inc. (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K (File No. 000-52176) filed March 31, 2011 by the Company with the SEC).

10.3

iOS Developer Program License Agreement, by and between PeerStream, Inc. and Apple Inc. (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K (File No. 000-52176) filed March 31, 2011 by the Company with the SEC).

10.4†

Amended and Restated PeerStream, Inc. 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q (File No. 000-52176) of the Company filed on November 14, 2011 by the Company with the SEC).

10.5†

Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 (File No. 333-174456) of the Company filed on May 24, 2011 by the Company with the SEC).

10.6†

Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 (File No. 333-174456) of the Company filed on May 24, 2011 by the Company with the SEC).

10.7†

Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 (File No. 333-174456) of the Company filed on May 24, 2011 by the Company with the SEC).

10.8†

Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (File No. 000-52176) of the Company filed on November 14, 2011 by the Company with the SEC).

10.9†	PeerStream, Inc. 2016 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on May 16, 2016 by the Company with the SEC).
10.10†

First Amendment to PeerStream, Inc. 2016 Long Term Incentive Plan, dated as of April 10, 2017 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on May 30, 2017 by the Company with the SEC).

10.11†	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).
10.12†	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).
10.13†	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).
10.14†

Executive Employment Agreement, dated October 7, 2016, by and between PeerStream, Inc. and Jason Katz (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of the Company filed on October 11, 2016 by the Company with the SEC).

10.15

Registration Rights Agreement, dated October 7, 2016, by and between PeerStream, Inc. and Clifford Lerner (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company filed on October 11, 2016 by the Company with the SEC).

10.16†

Form of Indemnification Agreement executed by Jason Katz, Alexander Harrington, Yoram “Rami” Abada, Lance Laifer, Clifford Lerner, Michael Levit and John Silberstein. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on February 15, 2017 by the Company with the SEC).

10.17

Termination Agreement, dated as of June 29, 2019, by and between Paltalk, Inc. and ProximaX Limited. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed July 5, 2019 by the Company with the SEC).

10.18†

Employment Agreement, dated May 5, 2017, by and between PeerStream, Inc. and Arash Vakil (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company filed on May 9, 2018).

10.19

First Amendment to Registration Rights Agreement, dated June 15, 2018, by and between the Company and Clifford Lerner (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company filed on June 19, 2018 by the Company with the SEC).

Exhibit No.	Description
10.20†

Employment Agreement, dated December 9, 2019, by and between Paltalk, Inc. and Kara Jenny (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K of the Company filed on March 24, 2020 by the Company with the SEC).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of the Company filed on March 23, 2021 by the Company with the SEC).
23.1*	Consent of Marcum LLP.
23.2§	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
101*

The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, formatted in XBRL (eXtensible Business Reporting Language), (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Changes in Stockholders’ (Deficit) Equity, (iv) Consolidated Statements of Cash Flows and (v) Notes to the Consolidated Financial Statements.

____________

*        Filed herewith.

**      Previously filed.

§        To be filed by amendment.

#        Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Paltalk, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

†        Management contract or compensatory plan arrangement.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7)    That:

(1)    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jericho, State of New York, on June 11, 2021.

PALTALK, INC.
By:	/s/ Jason Katz
Jason Katz
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jason Katz	Chief Executive Officer and Chairman of the Board	June 11, 2021
Jason Katz	(Principal Executive Officer)
/s/ Kara Jenny	Chief Financial Officer and Director	June 11, 2021
Kara Jenny	(Principal Financial and Accounting Officer)
/s/ Yoram “Rami” Abada	Director	June 11, 2021
Yoram “Rami” Abada
/s/ Lance Laifer	Director	June 11, 2021
Lance Laifer
/s/ John Silberstein	Director	June 11, 2021
John Silberstein